[PAGE NUMBERS REFER TO PAPER DOCUMENT ONLY]

EXHIBIT 10.49

CREDIT AGREEMENT

dated as of August 30, 2010

among

CPI CORP.
as the Company

THE VARIOUS FINANCIAL INSTITUTIONS PARTY HERETO,
as Lenders,

and

BANK OF AMERICA, N.A.,
as Administrative Agent, Swing Line Lender, and Issuing Lender,

and

BANC OF AMERICA SECURITIES LLC,
as Sole Lead Arranger and Sole Book Manager

and

FIFTH THIRD BANK,
as a Syndication Agent

TABLE OF CONTENTS

SECTION 1	DEFINITIONS		1

1.1	Definitions		1
1.2	Other Interpretive Provisions		24

SECTION 2	COMMITMENTS OF THE LENDERS; BORROWING, CONVERSION
	AND LETTER OF CREDIT PROCEDURES		25

2.1	Commitments		25
	2.1.1	Revolving Commitment	25
	2.1.2	L/C Commitment	25
2.2	Loan Procedures		26
	2.2.1	Various Types of Loans	26
	2.2.2	Borrowing Procedures	26
	2.2.3	Conversion and Continuation Procedures	27
	2.2.4	Swing Line Facility	28
2.3	Letter of Credit Procedures		29
	2.3.1	Procedures for Issuance and Amendment of Letters of Credit;
		Auto-Extension Letters of Credit	30
	2.3.2	Drawings and Reimbursements; Funding of Participations	31
	2.3.3	Repayment of Participations	33
	2.3.4	Obligations Absolute	33
	2.3.5	Role of Issuing Lender	34
	2.3.6	Applicability of ISP	35
	2.3.7	Conflict with Issuer Documents	35
	2.3.8	Letters of Credit Issued for Subsidiaries	35
	2.3.9	Other Matters	35
2.4	Increase in Commitments		37
2.5	Commitments Several		38
2.6	Certain Conditions		38
2.7	Funding and Availability		38
	2.7.1	Funding by Lenders; Presumption by Administrative Agent	38
	2.7.2	Payments by Company; Presumptions by Administrative Agent	39
2.8	Cash Collateral		39
	2.8.1	Certain Credit Support Events	39
	2.8.2	Grant of Security Interest	39
	2.8.3	Application	40
	2.8.4	Release	40
2.9	Defaulting Lenders		40
	2.9.1	Adjustments	40
	2.9.2	Defaulting Lender Cure	41
2.10	Payments Set Aside		42

SECTION 3	EVIDENCING OF LOANS		42

3.1	Notes		42
3.2	Recordkeeping		42

i

SECTION 4	INTEREST		43

4.1	Interest Rates		43
4.2	Interest Payment Dates		43
4.3	Setting and Notice of LIBOR Rates		43
4.4	Computation of Interest		43

SECTION 5	FEES		44

5.1	Non-Use Fees		44
5.2	Letter of Credit Fees		44
5.3	Administrative Agent's Fees		45

SECTION 6	REDUCTION OR TERMINATIOMN OF THE REVOLVING COMMITMENT;
	PREPAYMENTS		45

6.1	Reduction or Termination of the Revolving Commitment		45
	6.1.1	Voluntary Reduction or Termination of the Revolving Commitment	45
	6.1.2	All Reductions of the Revolving Commitment	45
6.2	Prepayments		45
	6.2.1	Voluntary Prepayments	45
	6.2.2	Mandatory Prepayments	45
6.3	Manner of Prepayments		47
6.4	Repayments of Revolving Loans		47

SECTION 7	MAKING AND PRORATION OF PAYMENTS; TAXES		47

7.1	Making of Payments		47
7.2	Application of Certain Payments		47
7.3	Due Date Extension		47
7.4	Taxes		48

SECTION 8	INCREASED COSTS; SPECIAL PROVISIONS FOR LIBOR LOANS		50

8.1	Increased Costs		50
8.2	Capital Requirements		51
8.3	Changes in Law Rendering LIBOR Loans Unlawful		51
8.4	Funding Losses		51
8.5	Right of Lendors to Fund through Other Offices		52
8.6	Discretion of Lenders as to Manner of Funding		52
8.7	Certificates for Reimbursement; Conclusiveness of Statements; Survival of Provisions		52
8.8	Delay in Reqests		52
8.9	Replacement of Lenders		52
8.10	Designation of a Different Lending Office		53

SECTION 9	REPRESENTATIONS AND WARRANTIES		53

9.1	Organization; Locations of Executive Office; FEIN		53
9.2	Authorization; No Conflict		54
9.3	Validity and Binding Nature		54
9.4	Financial Condition		54

9.5	No Material Adverse Change		54
9.6	Litigation and Contingent Liabilities		54
9.7	Ownership of Properties; Liens		54
9.8	Equity Ownership; Subsidiaries		55
9.9	Pension Plans		55
9.10	Investment Company Act		56
9.11	Public Utility Holding Company Act		56
9.12	Regulation, T, U and X		56
9.13	Taxes		56
9.14	Solvency, etc.		56
9.15	Environmental Matters		56
9.16	Insurance		57
9.17	Real Property		57
9.18	Information		57
9.19	Intellectual Property		58
9.20	Burdensome Obligations		58
9.21	Labor Matters		58
9.22	No Default		58
9.23	Sears Agreements		58
9.24	Wal-Mart Agreements		58
9.25	Toys R Us Agreements		59
9.26	Material Acquisition Agreements. For al Material Acquisitions consumated after the
	date hereof,		59
9.27	Dormant Entities		59
9.28	Subordinated Debt		60

SECTION 10	AFFIRMATIVE COVENANTS		60

10.1	Reports, Certificates and Other Information		60
	10.1.1	Annual Report	60
	10.1.2	Interim Reports	60
	10.1.3	Compliance Certificates	61
	10.1.4	Reports to the SEC and to Shareholders	61
	10.1.5	Notice of Default, Litigation and ERISA Matters	61
	10.1.6	Management Reports	62
	10.1.7	Projections	62
	10.1.8	Other Information	62
	10.1.9	Retail Location Closings and Openings	62
	10.1.10	Capital Expenditure Report	63
	10.1.11	Subordinated Debt Notices	63
	10.1.12	Schedule 9.1	63
	10.1.13	Collateral Value Information	63
	10.1.14	Notice of Lease Extension or New Leases	63
10.2	Books, Records and Inspections		63
10.3	Maintenance of Property; Insurance		64
10.4	Compliance with Laws; OFAC/BSC Provision; Payment of Taxes and Liabilities		64
	10.4.1		64

10.5	Maintenance of Existence, etc.		65
10.6	Use of Proceeds		65
10.7	Employee Benefit Plans		66
10.8	Environmental Matters		66
10.9	Further Assurances		66
10.10	Deposit Accounts		67
10.11	Redemptions		67
10.12	Collateral Access Agreements		67
10.13	Sandy Realy Holdings, LLC; Utal Real Property		67
10.14	Collateral Access Agreements		67

SECTION 11	NEGATIVE COVNENATS		67

11.1	Debt		67
11.2	Liens		68
11.3	Operating Leases		70
11.4	Restricted Payments		70
11.5	Mergers, Consolidations, Sales		71
11.6	Modification of Organizational Documents		74
11.7	Transactions with Affiliates		74
11.8	Inconsistent Agreements		74
11.9	Business Activities; Issuance of Equity		74
11.10	Investments		74
11.11	Restriction of Amendments to Certain Documents		75
11.12	Restriction of Amendments to Subordinated Debt Documents, and Acquisition Documents		75
11.13	Transaction with Sears, Wal-Mart or Toys R US		76
11.14	Dormant Entities; Utah Property		76
11.15	Fiscal Year		76
11.16	Financial Covenants		76
	11.16.1	Total Funded Debt to EBITDA Ratio	76
	11.16.2	Interest Coverage Ratio	76
11.17	Liens on Joint Venture Assets		77

SECTION 12	EFFECTIVENESS; CONDITIONS OF LENDING, ETC.		77

12.1	Initial Credit Extension		77
	12.1.1	Financial Statements	77
	12.1.2	Notes	77
	12.1.3	Authorization Documents	78
	12.1.4	Consents, etc.	78
	12.1.5	Letter of Direction	78
	12.1.6	Loan Documents	78
	12.1.7	Opinions of Counsel	78
	12.1.8	Insurance	78
	12.1.9	Payment of Fees	78
	12.1.10	Solvency Certificate	78
	12.1.11	Search Results; Lien Terminations	78
	12.1.12	Filings, Registrations and Recordings	79

	12.1.13	Closing Certificate	79
	12.1.14	No Material Adverse Change	79
	12.1.15	Disclosure	79
	12.1.16	Other	79
	12.1.17	Real Estate Documents	79
12.2	Conditions		79
	12.2.1	Compliance with Warranties, No Default, etc.	79
	12.2.2	Confirmatory Certificate	80

SECTION 13	EVENTS OF DEFAULT AND THEIR EFFECT		80

13.1	Events of Default		80
	13.1.1	Non-Payment of the Loans, etc.	80
	13.1.2	Non-Payment of Other Debt	80
	13.1.3	Other Material Obligations	80
	13.1.4	Bankruptcy, Insolvency, etc.	80
	13.1.5	Non-Compliance with Loan Documents	81
	13.1.6	Representations; Warranties	81
	13.1.7	Pension Plans	81
	13.1.8	Judgments	81
	13.1.9	Invalidity of Collateral Documents, etc.	81
	13.1.10	Sears Agreements; Wal-Mart Agreements, Toys R US Agreements, and
		Material Acquisition Agreements	81
	13.1.11	Guaranty	82
	13.1.12	Change of Control	82
	13.1.13	Closing of Locations	82
	13.1.14	Material Adverse Effect	83
	13.1.15	Invalidity of Subordination Provisions, etc.	83
13.2	Effect of Event of Default		83
13.3	Setoff		83
13.4	Sharing of Payments		84

SECTION 14	THE AGENTS		85

14.1	Appointment and Authorization		85
14.2	Issuing Lender		85
14.3	Delegation of Duties		86
14.4	Exculpation of Administrative Agent		86
14.5	Reliance by Administrative Agent		86
14.6	Notice of Default		87
14.7	Credit Decision		87
14.8	Indemnification		87
14.9	Administrative Agent in Individual Capacity		88
14.10	Successor Administrative Agent		88
14.11	Administrative Agent May File Proofs of Claim		89
14.12	Other Agents; Arrangers and Managers		89
14.13	Collateral Matters		90
14.14	Fifth Third Bank Appointment as a Syndication Agent		90

v

SECTION 15	GENERAL		90

15.1	Waiver; Amendments		90
15.2	Confirmations		91
15.3	Notices		91
15.4	Computations		92
15.5	Costs, Expenses and Taxes		93
15.6	Assignments; Participations		93
	15.6.1	Successors and Assigns Generally	93
	15.6.2	Certain Pledges	97
15.7	GOVERNING LAW		97
15.8	Confidentiality		97
15.9	Severability		98
15.10	Nature of Remedies		98
15.11	Entire Agreement		98
15.12	Counterparts		98
15.13	Electronic Execution of Assignments		99
15.14	No Third Party Beneficiaries		99
15.15	Captions; Recitals		99
15.16	Customer Identification - USA Patriot Act Notice		99
15.17	INDEMNIFICATION BY THE COMPANY		99
15.18	Nonliability of Lenders; Waiver of Consequential Damages, etc.		100
15.19	FORUM SELECTION AND CONSENT TO JURISDICTION		101
15.20	WAIVER OF JURY TRIAL		102
15.21	Statutory Notice - Oral Commitments		102

ANNEXES ATTACHED

ANNEX A                                        Lenders and Applicable Percentages
ANNEX B                                         Addresses for Notices

SCHEDULES ATTACHED

SCHEDULE 1.1                                Fiscal Periods
SCHEDULE 9.1                                Formation Information
SCHEDULE 9.8                                Subsidiaries; Capitalization
SCHEDULE 9.16                              Insurance
SCHEDULE 9.17                              Real Property
SCHEDULE 9.21                              Labor Matters
SCHEDULE 11.1                              Existing Debt
SCHEDULE 11.2                              Existing Liens
SCHEDULE 11.10                            Investments

EXHIBITS ATTACHED

EXHIBIT A                                       Form of Note (Section 3.1)
EXHIBIT B                                       Form of Compliance Certificate (Section 10.1.3)
EXHIBIT C                                       Form of Assignment and Assumption Agreement (Section 15.6.1)
EXHIBIT D                                       Form of Notice of Borrowing (Section 2.2.2)
EXHIBIT E                                        Form of Notice of Conversion/Continuation (Section 2.2.3)
EXHIBIT F                                        Documents and Requirements List
EXHIBIT G                                       Existing Letters of Credit

CREDIT AGREEMENT

THIS CREDIT AGREEMENT is dated as of August 30, 2010 (this “Agreement”), and is entered into among CPI Corp., a Delaware corporation (the “Company”), the financial institutions that are or may from time to time become parties hereto (together with their respective successors and assigns, the “Lenders”) and Bank of America, N.A. (in its individual capacity, “Bank of America”), as administrative agent for the Lenders, and as Swing Line Lender and Issuing Lender.

Whereas, the Lenders have agreed to make available to the Company a revolving credit facility (which includes letters of credit) upon the terms and conditions set forth herein.

Now therefore, in consideration of the mutual agreements herein contained, the parties hereto agree as follows:

SECTION 1                      DEFINITIONS.

1.1           Definitions.  When used herein the following terms shall have the following meanings:

Acquisition means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of all or substantially all of any business or division of a Person, (b) the acquisition of in excess of 50% of the Capital Securities of any Person, or otherwise causing any Person to become a Subsidiary, (c) a merger or consolidation or any other combination with another Person (other than a Person that is already a Subsidiary), (d) the licensing or leasing of intellectual property (excluding off-the-shelf software and “platform software” customarily licensed by businesses with or without customization (i.e. SAP, Oracle)) and/or locations to provide goods or services to any Person (excluding the leasing of locations in the ordinary course of business in connection with the opening of new locations that are not acquired from third parties or subleased from third parties), or (e) Joint Ventures.

Acquisition Documents means in the case of any Acquisition permitted hereunder, the documents to which the Company or any other Loan Party is a party and under which such Acquisition permitted hereunder is consummated.

Administrative Agent means Bank of America in its capacity as administrative agent for the Lenders hereunder and any successor thereto in such capacity.

Administrative Agent’s Office means the Administrative Agent’s address and, as appropriate, account, as set forth on Annex B, or such other address or account as the Administrative Agent may from time to time notify to the Company and the Lenders.

Administrative Questionnaire means an Administrative Questionnaire in a form supplied by the Administrative Agent.

Affected Loan - see Section 8.3.

Affiliate means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

Agent Fee Letter means the fee letter dated June 18, 2010, by and between the Company and the Administrative Agent together with any other fee letter or similar agreement executed from time to time between the Company and the Administrative Agent, whether on, prior to or after the date hereof.

Agreement - see the Preamble.

Applicable Margin means for any day, the rate per annum set forth below opposite the level (the “Level”) then in effect, it being understood that the Applicable Margin for (i) LIBOR Loans that are Revolving Loans shall be the percentage set forth under the column “LIBOR Margin Revolving Loans”, (ii) Base Rate Loans that are Revolving Loans shall be the percentage set forth under the column “Base Rate Margin Revolving Loans”, (iii) the Non-Use Fee Rate shall be the percentage set forth under the column “Non-Use Fee Rate” and (iv) the L/C Fee shall be the percentage set forth under the column “L/C Fee Rate”:

Level	Total Funded Debt to EBITDA Ratio	Bate Rate Margin Revolving Loans	LIBOR Margin Revolving Loans	Non-Use Fee Rate	L/C Fee Rate
I	Greater than or equal to 2.00 to 1.00	2.000%	3.000%	0.500%	3.000%
II	Greater than or equal to 1.50 to 1.00 but less than 2.00 to 1.00	1.750%	2.750%	0.500%	2.750%
III	Greater than or equal to 1.00 to 1.00 but less than 1.50 to 1.00	1.500%	2.500%	0.450%	2.500%
IV	Less than 1.00 to 1.00	1.250%	2.250%	0.400%	2.250%

The LIBOR Margin Revolving Loans, the Base Rate Margin Revolving Loans, the Non-Use Fee Rate and the L/C Fee Rate shall be adjusted, to the extent applicable, on the fifth (5th) Business Day after the Company provides or is required to provide the annual and quarterly financial statements and other information pursuant to Section 10.1.1 or 10.1.2, as applicable, and the related Compliance Certificate, pursuant to Section 10.1.3.   Notwithstanding anything

contained in this paragraph to the contrary, (a) if the Company fails to deliver such financial statements and Compliance Certificate in accordance with the provisions of Section 10.1.1, 10.1.2 and 10.1.3, the LIBOR Margin Revolving Loans, the Base Rate Margin Revolving Loans, the Non-Use Fee Rate and the L/C Fee Rate shall be based upon Level I above beginning on the date such financial statements and Compliance Certificate were required to be delivered until the fifth (5th) Business Day after such financial statements and Compliance Certificate are actually delivered, whereupon the Applicable Margin shall be determined by the then current Level; (b) no reduction to any Applicable Margin shall become effective at any time when an Event of Default or Unmatured Event of Default has occurred and is continuing; including, for failure to timely deliver the financial statements and Compliance Certificate as required by this Agreement, and (c) the initial Applicable Margin on the Closing Date shall be based on Level III until the date on which the financial statements and Compliance Certificate are next required to be delivered hereunder.

   Applicable Percentage means with respect to any Lender:

(a)           with respect to a Lender’s obligation to make Revolving Loans, participate in Letters of Credit, reimburse the Issuing Lender, and receive payments of principal, interest, fees, costs, and expenses with respect thereto, (x) prior to the Revolving Commitment being terminated or reduced to zero, the percentage obtained by dividing (i) such Lender’s Revolving Commitment, by (ii) the aggregate Revolving Commitment of all Lenders and (y) from and after the time the Revolving Commitment has been terminated or reduced to zero, the percentage obtained by dividing (i) the aggregate unpaid principal amount of such Lender’s Revolving Outstandings (after settlement and repayment of all Swing Line Loans by the Lenders) by (ii) the aggregate unpaid principal amount of all Revolving Outstandings;

(b)           with respect to all other matters as to a particular Lender, the percentage obtained by dividing (i) such Lender’s Revolving Commitment, by (ii) the aggregate amount of Revolving Commitment of all Lenders; provided that in the event the Commitments have been terminated or reduced to zero, Applicable Percentage shall be the percentage obtained by dividing (a) the principal amount of such Lender’s Revolving Outstandings (after settlement and repayment of all Swing Line Loans by the Lenders) by (b) the principal amount of all outstanding Revolving Outstandings.

   Approved Fund means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

Asset Disposition means the sale, lease, assignment or other transfer for value (each, a “Disposition”) by any Loan Party to any Person (other than a Loan Party) of any asset or right of such Loan Party (including, the loss, destruction or damage of any thereof or any actual or threatened (in writing to any Loan Party) condemnation, confiscation, requisition, seizure or taking thereof), including a sale leaseback, other than (a) the Disposition of any asset which is to be replaced, and is in fact replaced, within 180 days with another asset performing the same or a similar function or that is otherwise useful in the business of a Loan Party, (b) the sale or lease of inventory or obsolete equipment, including, without limitation, any excess equipment, in the ordinary course of business and (c) other Dispositions in any Fiscal Year the Net Cash Proceeds of which do not in the aggregate exceed $1,000,000.

Assignment and Assumption Agreement means an assignment and assumption agreement entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by this Agreement), and accepted by the Administrative Agent, in substantially the form of Exhibit C or any other form chosen by Administrative Agent in its reasonable discretion or otherwise approved by the Administrative Agent.

Attorney Costs means, with respect to any Person, all reasonable fees and charges of any counsel to such Person, and all court costs and similar legal expenses.

Auto Extension Letter of Credit - see Section 2.3.1.3.

Bankruptcy Code means Title 11 of the United States Code, together with all rules promulgated thereunder, as any of the foregoing may be amended or replaced from time to time.

   Bank of America - see the Preamble.

Bank Product Agreements means those certain cash management service agreements entered into from time to time between any Loan Party and Administrative Agent or a Lender or their respective Affiliates in connection with any of the Bank Products.

Bank Product Obligations means all obligations, liabilities, contingent reimbursement obligations, fees, and expenses owing by the Loan Parties to any Lender or its Affiliates pursuant to or evidenced by the Bank Product Agreements and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all such amounts that a Loan Party is obligated to reimburse to the Administrative Agent or any Lender as a result of the Administrative Agent or such Lender purchasing participations or executing indemnities or reimbursement obligations with respect to the Bank Products provided to the Loan Parties pursuant to the Bank Product Agreements.

Bank Products means any service or facility extended to any Loan Party by any Lender or its Affiliates including:  (a) credit cards, (b) credit card processing services, (c) debit cards, (d) purchase cards, (e) ACH Transactions, (f) cash management, including controlled disbursement, accounts or services, or (g) Hedging Agreements.

Base Rate means for any day a fluctuating rate per annum equal to the highest of (i) the Federal Funds Rate plus 1/2 of 1%, (ii) the Prime Rate, or (iii) the one month BBA LIBOR plus 1.00%.

Base Rate Loan means any Loan which bears interest at or by reference to the Base Rate.

Base Rate Margin Revolving Loans - see the definition of Applicable Margin.

BBA Libor - see definition of LIBOR Rate.

Business Day means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, St. Louis, Missouri where the Administrative Agent’s Office is located and, if such day relates to any LIBOR Loan, means any such day that is also a London Banking Day.

Canadian Entities means (a) CPI Corp., a Nova Scotia unlimited liability company, (b) CPI Portrait Studios of Canada Corp., a Nova Scotia unlimited liability company, and (c) CPI Canadian Images, an Ontario partnership.

Capital Expenditures means all expenditures which, in accordance with GAAP, would be required to be capitalized and shown on the consolidated balance sheet of the Company, including expenditures in respect of Capital Leases, but excluding expenditures made in connection with the replacement, substitution or restoration of assets to the extent financed (a) from insurance proceeds (or other similar recoveries) paid on account of the loss of or damage to the assets being replaced or restored or (b) with awards of compensation arising from the taking by eminent domain or condemnation of the assets being replaced.

Capital Lease means, with respect to any Person, any lease of (or other agreement conveying the right to use) any real or personal property by such Person that, in conformity with GAAP, is accounted for as a capital lease on the balance sheet of such Person.

   Capitalized Rentals of any Person shall mean as of the date of any determination thereof, the amount at which the aggregate present value of future rentals due and to become due under all Capital Leases under which such Person is a lessee would be reflected as a liability on a consolidated or combined balance sheet of such Person in accordance with GAAP.

Capital Securities means, with respect to any Person, all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of such Person’s capital, whether now outstanding or issued or acquired after the Closing Date, including common shares, preferred shares, membership interests in a limited liability company, limited or general partnership interests in a partnership, interests in a trust, interests in other unincorporated organizations or any other equivalent of such ownership interest.

Cash Collateralize means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Administrative Agent, the Issuing Lender or Swing Line Lender (as applicable) and the Lenders, as collateral for L/C Obligations, Obligations in respect of Swing Line Loans, or obligations of Lenders to fund participations in respect of either thereof (as the context may require), cash or deposit account balances or, if the Issuing Lender or Swing Line Lender benefiting from such collateral shall agree in its sole discretion, other credit support, in each case pursuant to documentation in form and substance reasonably satisfactory to (a) the Administrative Agent and (b) the Issuing Lender or the Swing Line Lender (as applicable). “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

Cash Equivalent Investment means, at any time, (a) any evidence of Debt, maturing not more than one year after such time, issued or guaranteed by the United States Government or any agency thereof, (b) commercial paper, maturing not more than one year from the date of issue, or corporate demand notes, in each case (unless issued by a Lender or its holding company) rated at least A-l by Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. or P-l by Moody’s Investors Service, Inc., (c) any certificate of deposit, time deposit or banker’s acceptance, maturing not more than one year after such time, or any overnight Federal Funds transaction that is issued or sold by any Lender or its holding company (or by a commercial banking institution that is a member of the Federal Reserve System and has a combined capital and surplus and undivided profits of not less than $500,000,000), (d) any repurchase agreement entered into with any Lender (or commercial banking institution of the nature referred to in clause (c)) which (i) is secured by a fully perfected security interest in any obligation of the type described in any of clauses (a) through (c) above and (ii) has a market value at the time such repurchase agreement is entered into of not less than 100% of the repurchase obligation of such Lender (or other commercial banking institution) thereunder, (e) money market accounts or mutual funds which invest exclusively in assets satisfying the foregoing requirements, (f) investments listed on Schedule 11.10 and similar investments (other than foreign government bonds), (g) investments in money market funds managed by or sponsored by Administrative Agent or any of its Affiliates, and (h) other short term liquid investments approved in writing by the Administrative Agent (which approval shall not be unreasonably withheld).

Change of Control means the occurrence of any of the following events:  (a) any Person or group of Persons (within the meaning of Section 13 or 14 of the Securities Exchange Act of 1934 shall acquire beneficial ownership (within the meaning of Rule 13d-3 promulgated under such Act) of more than 30% of the outstanding securities (on a fully diluted basis and taking into account any securities or contract rights exercisable, exchangeable or convertible into equity securities) of the Company having voting rights in the election of directors under normal circumstances; (b) during any period of two consecutive years, the first such period commencing the day before the Closing Date, a majority of the members of the Board of Directors of the Company shall cease to be Continuing Members; or (c) except for the Dormant Entities and except for the merger of any Wholly-Owned Subsidiary or any Dormant Entity with or into any other Wholly-Owned Subsidiary (if a domestic Wholly-Owned Subsidiary is the surviving entity), any Subsidiary of the Company ceases to be a Wholly-Owned Subsidiary of the Company.  For purposes of the foregoing, “Continuing Member” means a member of the Board of Directors of the Company who either (i) was a member of the Company’s Board of Directors at the beginning of such two year period and has been such continuously thereafter or (ii) became a member of such Board of Directors after the beginning of such two year period and whose election or nomination for election was approved by a vote of the majority of the Continuing Members then members of the Company’s Board of Directors at the beginning of such two year period or whose election or nomination for election was previously so approved.

Change in Law means the occurrence, after the date of this Agreement, of any of the following:  (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.

Closed Locations means, as of any date of determination, all retail locations of the Company and its Subsidiaries that are closed at any time after the Closing Date and no longer open to conduct business.

Closing Date - see Section 12.1.

Code means the Internal Revenue Code of 1986, as amended or replaced from time to time.

Collateral is defined in the Guaranty and Collateral Agreement.

Collateral Access Agreement means an agreement in form and substance reasonably satisfactory to the Administrative Agent pursuant to which a mortgagee or lessor of real property on which Collateral is stored or otherwise located, or a warehouseman, processor or other bailee of inventory or other property owned by any Loan Party (other than any of the Canadian Entities and the Mexican Entity), acknowledges the Liens of the Administrative Agent and waives any Liens held by such Person on such property and contains such other terms as may be reasonably required by Administrative Agent, and, in the case of any such agreement with a mortgagee or lessor, permits the Administrative Agent reasonable access to and use of such real property following the occurrence and during the continuance of an Event of Default to assemble, complete and sell or otherwise remove any Collateral stored or otherwise located thereon.

Collateral Documents means, collectively, the Guaranty and Collateral Agreement, each Mortgage, each Collateral Access Agreement, each control agreement and any other agreement or instrument pursuant to which the Company, any Subsidiary or any other Person grants or purports to grant collateral to the Administrative Agent for the benefit of the Lenders or otherwise relates to such collateral or otherwise grants a Lien in any asset to the Administrative Agent for the benefit of the Lenders.

Commitment means, as to any Lender it’s obligation to, (a) make Loans to the Company pursuant to Section 2.1, (b) purchase participations in L/C Obligations, and (c) purchase participations in Swing Line Loans, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Annex A or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

Company - see the Preamble.

Compliance Certificate means a Compliance Certificate in substantially the form of Exhibit B.

Computation Period means each period of four consecutive Fiscal Quarters ending on the last day of a Fiscal Quarter.

Consolidated Net Income means, with respect to the Company and its Subsidiaries for any period, the net income (or loss) of the Company and its Subsidiaries for such period, excluding any gains or losses from Asset Dispositions described in clauses (a) and (c) of the definition of Asset Dispositions.

Contingent Liability means, with respect to any Person, each obligation and liability of such Person and all such obligations and liabilities of such Person incurred pursuant to any agreement, undertaking or arrangement by which such Person:  (a) guarantees, endorses or otherwise becomes or is contingently liable upon (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to, or otherwise to invest in, a debtor, or otherwise to assure a creditor against loss) the indebtedness, dividend, obligation or other liability of any other Person in any manner (other than by endorsement of instruments in the course of collection), including any indebtedness, dividend or other obligation which may be issued or incurred at some future time; (b) guarantees the payment of dividends or other distributions upon the Capital Securities of any other Person; (c) undertakes or agrees (whether contingently or otherwise):  (i) to purchase, repurchase, or otherwise acquire any indebtedness, obligation or liability of any other Person or any property or assets constituting security therefor, (ii) to advance or provide funds for the payment or discharge of any indebtedness, obligation or liability of any other Person (whether in the form of loans, advances, stock purchases, capital contributions or otherwise), or to maintain solvency, assets, level of income, working capital or other financial condition of any other Person, or (iii) to make payment to any other Person other than for value received; (d) agrees to lease property or to purchase securities, property or services from such other Person with the purpose or intent of assuring the owner of such indebtedness or obligation of the ability of such other Person to make payment of the indebtedness or obligation; (e) to induce the issuance of, or in connection with the issuance of, any letter of credit for the benefit of such other Person; or (f) undertakes or agrees otherwise to assure a creditor against loss.  The amount of any Contingent Liability shall (subject to any limitation set forth herein) be deemed to be the outstanding principal amount (or maximum permitted principal amount, if larger) of the indebtedness, obligation or other liability guaranteed or supported thereby.

Control means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

Controlled Group means all members of a controlled group of corporations, all members of a controlled group of trades or businesses (whether or not incorporated) under common control and all members of an affiliated service group which, together with the Company or any of its Subsidiaries, are treated as a single employer under Section 414 of the Code or Section 4001 of ERISA.

CPI Images means CPI Canadian Images, an Ontario general partnership.

Debt of any Person means, without duplication, (a) all indebtedness that is non-contingent and liquidated in amount or that should under GAAP be included in liabilities and not just as a footnote on a balance sheet, (b) all borrowed money of such Person, whether or not evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person as lessee under Capital Leases including, without duplication, Capitalized Rentals, which have been or should be recorded as liabilities on a balance sheet of such Person in accordance with

GAAP, (d) all obligations of such Person to pay the deferred purchase price of property or services (excluding trade accounts payable in the ordinary course of business), (e) all indebtedness secured by a Lien on the property of such Person, whether or not such indebtedness shall have been assumed by such Person; provided that if such Person has not assumed or otherwise become liable for such indebtedness, such indebtedness shall be measured as the lesser of the amount of any such indebtedness or the fair market value of such property securing such indebtedness at the time of determination, (f) all obligations, contingent or otherwise, with respect to the face amount of all letters of credit (whether or not drawn), bankers’ acceptances and similar obligations issued for the account of such Person (including the Letters of Credit), (g) all Hedging Obligations of such Person, (h) all Contingent Liabilities of such Person, (i) all Debt of any partnership of which such Person is a general partner, and (j) any Capital Securities or other equity instrument, whether or not mandatory redeemable, that under GAAP is or should be characterized as debt and not equity, whether pursuant to financial accounting standards board issuance No. 150 or otherwise.

Debtor Relief Laws means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

Defaulting Lender means, subject to Section 2.9.2, any Lender that, as determined by the Administrative Agent, (a) has failed to perform any of its funding obligations hereunder,  including in respect of its Loans or participations in respect of Letters of Credit or Swing Line Loans, within three Business Days of the date required to be funded by it hereunder, (b) has notified the Company, the Administrative Agent or any Lender that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder or under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by the Administrative Agent, to confirm in a manner satisfactory to the Administrative Agent that it will comply with its funding obligations, or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, or (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company of that Lender by a Governmental Authority.

Designated Proceeds - see Section 6.2.2(a).

Dollar and the sign “$” mean lawful money of the United States of America.

Dormant Entities means each of the following:  (a) Consumer Programs Partner, Inc., a Delaware corporation; (b) CPI Portrait Studios de Mexico, S. de R.L. de C.V., a Mexico corporation; (c) CPI Prints Plus, Inc., a Delaware corporation; (d) CPI Research and Development, Inc., a Delaware corporation; (e) CPI Technology Corp., a Missouri corporation;

(f) LBP Partnership, a Missouri general partnership; (g) myportraits.com, Inc., a Missouri corporation; (h) P&W/LBP Partnership, a Missouri general partnership; and (i) Ridgedale Prints Plus, Inc., a Minnesota corporation.  At anytime, with the prior written consent of the Administrative Agent, the Company may request that a Dormant Entity no longer be classified and defined as a Dormant Entity if the Company causes such Dormant Entity to execute a joinder to the Guaranty and Collateral Agreement, and execute or deliver, as appropriate, such other documents, agreements, schedules, certificates, resolutions and opinions as the Administrative Agent may reasonably request.

EBITDA means, for any period, Consolidated Net Income for such period plus, to the extent deducted in determining such Consolidated Net Income, (a) Interest Expense, (b) income tax expense, (c) depreciation, amortization, (d) non-cash charges for such period, and for all periods while this Agreement is in existence, not exceeding a cumulative aggregate amount of $5,000,000 (unless a greater amount is otherwise approved by the Administrative Agent), (e) non-cash charges relating to any share-based compensation awards, to the extent such non-cash charges were expensed during such period in accordance with Accounting Standards Codification Topic 718 “Compensation-Stock Compensation”, (f) costs and expenses incurred in connection with the transactions contemplated by this Agreement, the other Loan Documents and any related fee letters (including, without limitation, deferred financing fees and costs resulting from the refinancing of the existing Debt repaid on the Closing Date), and (g) other adjustments acceptable to the Administrative Agent.  Clause (e) above shall not be applicable for any calculation made in or pursuant to the defined term “Applicable Margin”.  “EBITDA” shall be restated for all relevant Computation Periods to exclude any gains or losses from Asset Dispositions described in clauses (a) and (c) of the definition of Asset Dispositions and any extraordinary gains or losses (as defined under GAAP).  Upon completion of an Acquisition (other than a Joint Venture) permitted by this Agreement, the EBITDA of the target company shall be included in each of the covenants contained in Sections 11.16.1, and 11.16.2 on a pro-forma basis, including, as agreed to by the Administrative Agent and the Company, for periods prior to the completion of any such Acquisition (other than a Joint Venture).

   Eligible Assignee means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund, and (d) any other Person (other than a natural person) approved by (i) the Administrative Agent, and (ii) unless an Event of Default has occurred and is continuing, the Company (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include the Company or any of the Company’s Affiliates or Subsidiaries or any Defaulting Lender or any of its Subsidiaries or parent entities.

Environmental Claim(s) means all claims, however asserted, by any governmental, regulatory or judicial authority or other Person alleging potential liability or responsibility for violation of any Environmental Law, or for release or injury to the environment.

Environmental Indemnity Agreement means that certain Environmental Indemnity Agreement by and among the Company, Consumer Programs Incorporated and the Administrative Agent, of even date herewith.

Environmental Laws means all present or future federal, state or local laws, statutes, common law duties, rules, regulations, ordinances and codes, together with all administrative or judicial orders, consent agreements, directed duties, requests, licenses, authorizations and permits of, and agreements with, any governmental authority, in each case relating to any matter arising out of or relating to public health and safety, or pollution or protection of the environment or workplace, including any of the foregoing relating to the presence, use, production, generation, handling, transport, treatment, storage, disposal, distribution, discharge, emission, release, threatened release, control or cleanup of any Hazardous Substance.

ERISA means the Employee Retirement Income Security Act of 1974.

Event of Default means any of the events described in Section 13.1.

Excluded Taxes means, with respect to the Administrative Agent, any Lender, the Issuing Lender or any other recipient of any payment to be made by or on account of any obligation of the Company hereunder (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Company is located, (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Company under Section 8.9), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new lending office) or is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 7.4(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Company with respect to such withholding tax pursuant to Section 7.4(a), (d) any backup withholding tax that is required by the Code to be withheld from amounts payable to a Lender that has failed to comply with Section 7.4(f)(iii) and (e) withholding taxes imposed under FATCA.

Existing Letters of Credit-- - see Section 2.1.2.

FATCA means Sections 1471 through 1474 of the Code and any regulations or official interpretations thereof (including any revenue ruling, revenue procedure, notice or similar guidance issued by the U.S. Internal Revenue Service thereunder as a precondition to relief or exemption from taxes under such provisions).

Federal Funds Rate means, for any day, a fluctuating interest rate equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by the Administrative Agent.  The Administrative Agent’s determination of such rate shall be binding and conclusive absent manifest error.

Fiscal Month means a fiscal month of a Fiscal Year.

Fiscal Quarter means a fiscal quarter of a Fiscal Year.

Fiscal Year means the fiscal year of the Company and its Subsidiaries, which period shall be the 12-month period ending on the date specified in Schedule 1.1 attached hereto of each calendar year.  References to a Fiscal Year with a number corresponding to any calendar year (e.g., “Fiscal Year 2009” or “2009 Fiscal Year”) refer to the Fiscal Year beginning in the calendar year of such Fiscal Year as set forth in Schedule 1.1 (e.g., “Fiscal Year 2009” began in calendar year 2009 and ends in calendar year 2010).

Foreign Lender means any Lender that is organized under the laws of a jurisdiction other than that in which the Company is resident for tax purposes.  For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

FRB means the Board of Governors of the Federal Reserve System or any successor thereto.

Fronting Exposure means, at any time there is a Defaulting Lender, (a) with respect to the Issuing Lender, such Defaulting Lender’s Applicable Percentage of the outstanding L/C Obligations other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to the Swing Line Lender, such Defaulting Lender’s Applicable Percentage of Swing Line Loans other than Swing Line Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

Fund means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

GAAP means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession) and the Securities and Exchange Commission, which are applicable to the circumstances as of the date of determination.

Governmental Authority means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

Guarantor Obligations has the meaning set forth in the Guaranty and Collateral Agreement.

Guaranty and Collateral Agreement means the Guaranty and Collateral Agreement of even date herewith executed and delivered by the Company, Consumer Programs Incorporated, a Missouri corporation, CPI Canadian Holdings, Inc., a Delaware corporation, CPI Images, L.L.C., a Missouri limited liability company, CPI International Holdings, Inc., a Delaware corporation.,  Texas Portraits, L.P., a Delaware limited partnership, Centrics Technology, Inc., a Delaware corporation, and Image Source, Inc., a Missouri corporation, together with any joinders thereto from time to time, and any other guaranty executed by a Loan Party, in each case in form and substance reasonably satisfactory to the Administrative Agent.

Hazardous Substances means (a) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, dielectric fluid containing levels of polychlorinated biphenyls, radon gas and mold; (b) any chemicals, materials, pollutant or substances defined as or included in the definition of “hazardous substances”, “hazardous waste”, “hazardous materials”, “extremely hazardous substances”, “restricted hazardous waste”, “toxic substances”, “toxic pollutants”, “contaminants”, “pollutants” or words of similar import, under any applicable Environmental Law; and (c) any other chemical, material or substance, the exposure to, or release of which is prohibited, limited or regulated by any governmental authority or for which any duty or standard of care is imposed pursuant to, any Environmental Law.

Hedging Agreement means any interest rate, currency or commodity swap agreement, cap agreement or collar agreement, and any other agreement or arrangement designed to protect a Person against fluctuations in interest rates, currency exchange rates or commodity prices.

Hedging Obligation means, with respect to any Person, any liability of such Person under any Hedging Agreement.  The amount of any Person’s obligation in respect of any Hedging Obligation shall be deemed to be the incremental obligation that would be reflected in the financial statements of such Person in accordance with GAAP.

Honor Date - See Section 2.3.2.1.

Indemnified Liabilities - see Section 15.17.

Indemnitee - see Section 15.17.

Indemnified Taxes means Taxes other than Excluded Taxes.

Information - See Section 15.8.

Insurance Proceeds means any insurance and/or condemnation proceeds payable as a consequence of damage to or destruction of any Collateral or Real Estate Collateral or any other assets of the Company or any other Loan Party.

Interest Coverage Ratio means, for any Computation Period, the ratio of (a) EBITDA minus Capital Expenditures for such Computation Period to (b) cash Interest Expense for such Computation Period.

Interest Expense means for any period the consolidated interest expense of the Company and its Subsidiaries for such period (including all imputed interest on Capital Leases).

Interest Period means, as to any LIBOR Loan, the period commencing on the date such Loan is borrowed or continued as, or converted into, a LIBOR Loan and ending on the date one, two, three or six months thereafter as selected by the Company pursuant to Section 2.2.2 or 2.2.3, as the case may be; provided that:

(a)           if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the following Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the preceding Business Day;

(b)           any Interest Period that begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c)           the Company may not select any Interest Period for a Revolving Loan which would extend beyond the scheduled Termination Date.

   Investment means, with respect to any Person, any investment in another Person, whether by acquisition of any debt or Capital Security, by making any loan or advance, by becoming obligated with respect to a Contingent Liability in respect of obligations of such other Person (other than travel and similar advances to employees in the ordinary course of business) or by making an Acquisition.

   ISP means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

   Issuer Documents means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the Issuing Lender and the Company (or any Subsidiary) or in favor of the Issuing Lender and relating to such Letter of Credit.

   Issuing Lender means Bank of America, in its capacity as the issuer of Letters of Credit hereunder, or any Affiliate of Bank of America that may from time to time issue Letters of Credit, and their successors and assigns in such capacity.

   Joint Venture means an Investment by any Loan Party in a business, whether in a corporation, partnership, limited liability company or other entity or legal form, with one or more other Persons, in which the Loan Party owns, directly or indirectly, Capital Securities having 50% or less of the equity interests and the ordinary voting power for the election of directors or other managers of such corporation, partnership, limited liability company or other entity.

   L/C Application means, with respect to any request for the issuance of a Letter of Credit, a letter of credit application in the form being used by the Issuing Lender at the time of such request for the type of letter of credit requested.

   L/C Advance means, with respect to each Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Applicable Percentage.

   L/C Borrowing means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced by a Revolving Loan.

   L/C Fee Rate - see the definition of Applicable Margin.

   L/C Obligations means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings.  For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with the definition of Stated Amount.  For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

   Lender - see the Preamble.  References to the “Lenders” shall include the Issuing Lender; for purposes of clarification only, to the extent that Bank of America (or any successor Issuing Lender) may have any rights or obligations in addition to those of the other Lenders due to its status as Issuing Lender, its status as such will be specifically referenced.  In addition to the foregoing, for the purpose of identifying the Persons entitled to share in the Collateral and the Real Estate Collateral and the proceeds thereof under, and in accordance with the provisions of, this Agreement and the Collateral Documents, the term “Lender” shall include Affiliates of a Lender providing a Bank Product.

   Letter of Credit - see Section 2.1.2.

   Letter of Credit Application means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the Issuing Lender.

   Letter of Credit Expiration Date means the day that is seven days prior to the Termination Date then in effect (or, if such day is not a Business Day, the next preceding Business Day).

   LIBOR Loan means any Loan which bears interest at a rate determined by reference to the LIBOR Rate.

   LIBOR Margin Revolving Loans- see the definition of Applicable Margin.

   LIBOR Office means with respect to any Lender the office or offices of such Lender which shall be making or maintaining the LIBOR Loans of such Lender hereunder.  A LIBOR Office of any Lender may be, at the option of such Lender, either a domestic or foreign office.

   LIBOR Rate means the interest rate determined by the following formula (all amounts in the calculation will be determined by the Administrative Agent as of the first day of the Interest Period):

LIBOR Rate =                                London Inter-Bank Offered Rate
                                                                                    (1.00 - Reserve Percentage)

   Where,

(i)           “London Inter-Bank Offered Rate” means, for any applicable Interest Period, the rate per annum equal to the (i) British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as selected by the Administrative Agent from time to time) at approximately 11:00 A.M. London time two (2) London Banking Days before the commencement of the Interest Period, for U.S. Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, or (ii) if such rate is not available at such time for any reason, the rate per annum determined by the Administrative Agent to be the rate at which deposits in U.S. Dollars for delivery on first day of such Interest Period in same day funds in the approximate amount of the LIBOR Loan being made, continued or converted and with a term equivalent to such Interest Period would be offered by Administrative Agent’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 A.M. (London time) two London Banking Days prior to the commencement of such Interest Period.  A “London Banking Day” means any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

`                                  (ii)           “Reserve Percentage” means, for any day during any Interest Period, the reserve percentage (expressed as a decimal, carried out to five  decimal places) in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the FRB for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”).  The LIBOR Rate for each outstanding LIBOR Loan shall be adjusted automatically as of the effective date of any change in the Reserve Percentage.

Lien means, with respect to any Person, any interest granted by such Person in any real or personal property, asset or other right owned or being purchased or acquired by such Person (including an interest in respect of a Capital Lease) which secures payment or performance of any obligation and shall include any mortgage, lien, encumbrance, title retention lien, charge or other security interest of any kind, whether arising by contract, as a matter of law, by judicial process or otherwise.

Loan or Loans means, as the context may require, Revolving Loans, and/or Swing Line Loans.

Loan Documents means this Agreement, the Notes, the Letters of Credit, the Collateral Documents, the Letter of Credit Application, any agreement creating or perfecting rights in Cash Collateral pursuant to the provisions of this Agreement, the Environmental Indemnity Agreement, the Subordination Agreements, L/C Applications, the Agent Fee Letter, and all documents, instruments and agreements delivered in connection with the foregoing from time to time.

Loan Party means the Company and each Subsidiary (including each Dormant Entity, the Mexican Entity, and each Canadian Entity), and including, Consumer Programs Incorporated, a Missouri corporation, CPI Canadian Holdings, Inc., a Delaware corporation, CPI Images, L.L.C., a Missouri limited liability company, CPI International Holdings, Inc., a Delaware corporation, Centrics Technology, Inc., a Delaware corporation, and Image Source, Inc., a Missouri corporation.

Mandatory Prepayment Event - see Section 6.2.2(a).

Margin Stock means any “margin stock” as defined in Regulation U.

Material Acquisition means (i) excluding Joint Ventures, any Acquisition permitted by, and consummated, after the date of this Agreement, in accordance with, Section 11.5 of this Agreement which the purchase price (including without limitation any deferred purchase price, seller notes, assumed Debt, or similar items) exceeds an amount of $20,000,000, or (ii) any Acquisition that is a Joint Venture permitted by, and consummated, after the date of this Agreement, in accordance with Section 11.5 of this Agreement which investment (including without limitation any deferred investment, future reasonably anticipated capital calls, or similar items) exceeds an amount of $20,000,000.

Material Acquisition Agreements means all leases, licenses, documents and agreements executed in connection with a Material Acquisition from time to time, including, without limitation, any such document or agreement that is cross-defaulted to or with any of the agreements described above, including without limitation executed from time to time in connection with the provision of studio or photography services, between or among the Company and/or any other Loan Party and any other Person party to such Material Acquisition, as any of the foregoing may be amended, modified, restated, or replaced from time to time.

Material Adverse Effect means (a) a material adverse change in, or a material adverse effect upon, the financial condition, operations, assets, business, properties or prospects of the Loan Parties taken as a whole, (b) a material impairment of the ability of any Loan Party to perform any of the Obligations under any Loan Document or (c) a material adverse effect upon any substantial portion of the Collateral and the Real Estate Collateral under the Collateral Documents or upon any substantial portion of the assets of the Company or any Loan Party, taken as a whole, or upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document.

Mexican Entity means American Studios de Mexico S.A. de C.V., a Mexican entity.

Minimum Liquidity means the sum of (I) aggregate cash on the balance sheet for the Loan Parties’ most recently completed fiscal quarter or month, plus (II) the difference (only if a positive number) between (a) the Revolving Commitment minus (b) the Revolving Outstandings.

Mortgage means a mortgage, deed of trust, leasehold mortgage or similar instrument granting the Administrative Agent a Lien on real property of any Loan Party.

   Multiemployer Pension Plan means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which the Company or any other member of the Controlled Group may have any liability.

   Net Cash Proceeds means:

(d)           with respect to any Asset Disposition (other than an Asset Disposition set forth in clause (e) below, which shall be governed by the terms thereof), the aggregate cash proceeds (including cash proceeds received pursuant to policies of insurance or by way of deferred payment of principal pursuant to a note, installment receivable or otherwise, but only as and when received) received by any Loan Party pursuant to such Asset Disposition net of (i) the direct costs relating to such sale, transfer or other disposition (including sales commissions and legal, accounting and investment banking fees), (ii) taxes paid or reasonably estimated by the Company to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements) and (iii) amounts required to be applied to the repayment of any Debt secured by a Lien on the asset subject to such Asset Disposition (other than the Loans);

(e)           with respect to any issuance of Capital Securities, the aggregate cash proceeds received by any Loan Party pursuant to such issuance, net of the direct costs relating to such issuance (including sales and underwriters’ commissions);

(f)           with respect to any issuance of Debt, the aggregate cash proceeds received by any Loan Party pursuant to such issuance, net of the direct costs of such issuance (including up-front, underwriters’ and placement fees);

(g)           the aggregate cash proceeds received by any Loan Party with respect to Insurance Proceeds; and

(h)           with respect to any sale or other disposition (through merger or otherwise) of any portion of the Capital Securities of any of the Canadian Entities (other than, unless the Administrative Agent otherwise agrees, CPI Images) or the Mexican Entity, or the sale or other disposition of all or substantially all of the assets of any of the Canadian Entities or the Mexican Entity, seventy five percent (75%) of the aggregate cash proceeds received by any Loan Party pursuant to such sale or other disposition (through merger or otherwise), net of the direct costs relating to such sale or other disposition (through merger or otherwise).

Non-Extension Notice Date - see Section 2.3.1.3.

Non-Use Fee Rate - see the definition of Applicable Margin.

Note means a promissory note, including any amendments and restatements thereof, substantially in the form of Exhibit A.

Notice of Borrowing - see Section 2.2.2.

Notice of Conversion/Continuation - see Section 2.2.3.

Obligations means all obligations (monetary (including post-petition interest, allowed or not) or otherwise) of any Loan Party under this Agreement and any other Loan Document including, without limitation, all Loans, all L/C Obligations, Attorney Costs and any reimbursement obligations of each Loan Party in respect of Letters of Credit and surety bonds, all Hedging Obligations permitted hereunder which are owed to any Lender or its Affiliate or Administrative Agent, and all Bank Products Obligations, all in each case howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing, or due or to become due.

OFAC - see Section 10.4.

Open Locations means, as of any date of determination, all retail locations of the Company and its Subsidiaries that are open to conduct business.

Operating Lease means any lease of (or other agreement conveying the right to use) any real or personal property by any Loan Party, as lessee, other than any Capital Lease.

Other Taxes means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

Paid in Full means (a) the payment in full in cash and performance of all Obligations and Guarantor Obligations, (b) the termination of all Commitments, and (c) either (i) the cancellation and return to the Administrative Agent of all Letters of Credit or (ii) the cash collateralization of all Letters of Credit in accordance with the Credit Agreement.

Participant - see Section 15.6.1(d).

PATRIOT Act - see Section 15.16.

PBGC means the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA.

Pension Plan means a “pension plan”, as such term is defined in Section 3(2) of ERISA, which is subject to Title IV of ERISA or the minimum funding standards of ERISA (other than a Multiemployer Pension Plan), and as to which the Company or any member of the Controlled Group may have any liability, including any liability by reason of having been a substantial employer within the meaning of Section 4063 of ERISA at any time during the preceding five years, or by reason of being deemed to be a contributing sponsor under Section 4069 of ERISA.

Permitted Lien means a Lien expressly permitted hereunder pursuant to Section 11.2.

Person means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

Prime Rate means, for any day, the rate of interest in effect for such day as publicly announced from time to time by the Administrative Agent as its prime rate (whether or not such rate is actually charged by the Administrative Agent), which is not intended to be the Administrative Agent’s lowest or most favorable rate of interest at any one time, and is a rate set by Administrative Agent based upon various factors, including Administrative Agent’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate.  Any change in the Prime Rate announced by the Administrative Agent shall take effect at the opening of business on the day specified in the public announcement of such change; provided that the Administrative Agent shall not be obligated to give notice of any change in the Prime Rate.

Real Estate Collateral is defined in the Guaranty and Collateral Agreement.

Refunded Swing Line Loan - see Section 2.2.4(c).

Register - see Section 15.6.1(c).

Regulation T means Regulation T of the FRB.

Regulation U means Regulation U of the FRB.

Regulation X means Regulation X of the FRB.

Related Parties means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, attorneys, agents and advisors of such Person and of such Person’s Affiliates.

Reportable Event means a reportable event as defined in Section 4043 of ERISA and the regulations issued thereunder as to which the PBGC has not waived the notification requirement of Section 4043(a), or the failure of a Pension Plan to meet the minimum funding standards of Section 412 of the Code (without regard to whether the Pension Plan is a plan described in Section 4021(a)(2) of ERISA) or under Section 302 of ERISA.

Required Lenders means, at any time, Lenders whose Applicable Percentage exceeds 50.000000001% as determined pursuant to clause (c) of the definition of Applicable Percentage, provided, however, that the obligation to make Revolving Loans of, and the portion of the Revolving Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

Revolving Commitment means One Hundred Five Million Dollars ($105,000,000) as the foregoing amount may also be reduced from time to time pursuant to Section 6.1 or increased from time to time pursuant to and as permitted by Section 2.4.

Revolving Loan - see Section 2.1.1.

Revolving Outstandings means, at any time, the sum of (a) the aggregate principal amount of all outstanding Revolving Loans, plus (b) the Stated Amount of all Letters of Credit.

SEC means the Securities and Exchange Commission or any other governmental authority succeeding to any of the principal functions thereof.

Sears means Sears, Roebuck and Co. and/or any of Sears, Roebuck and Co.’s Affiliates or Subsidiaries.

Sears Agreements means, collectively, (i) the License Agreement dated as of January 1, 2009 by and among Sears, Roebuck and Co., Consumer Programs Incorporated and CPI Corp. together with all attachments, schedules, and appendices thereto or executed in connection therewith from time to time (as amended, modified, restated or replaced from time to time, the “2009 Sears Agreement”), and (ii) all material documents and material agreements executed in connection with any of the foregoing from time to time (including, without limitation, any such document or agreement that is cross-defaulted to or with any of the agreements listed in clause (i) above) between or among the Company and/or any other Loan Party and Sears, from time to time, as any of the foregoing may be amended, modified, restated, or replaced from time to time.

Senior Officer means, with respect to any Loan Party, any of the chief executive officer, the chief financial officer, the chief operating officer or the treasurer or assistant treasurer of such Loan Party.

Special Distributions/Redemptions – See 11.4.

Stated Amount means, with respect to any Letter of Credit at any date of determination, (a) the maximum aggregate amount available for drawing thereunder under any and all circumstances plus (b) the aggregate amount of all unreimbursed payments and disbursements under such Letter of Credit, provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

Store Contribution means, calculated in accordance with GAAP, with respect to the Company and its Subsidiaries, on a consolidated basis, the revenue of all Open Locations, or Closed Locations, for the preceding twelve (12) month period, as applicable, less the costs of goods sold at such applicable locations, for the preceding twelve (12) month period,  and less, without duplication, all other direct and allocated indirect costs of operations at such locations, for the preceding twelve (12) month period (such allocated costs being allocated consistent with the Company’s historical practices).

Subordinated Debt means any unsecured Debt of any Loan Party which has subordination terms, covenants, pricing and other terms which have been approved in writing by the Administrative Agent and is otherwise subject to a Subordination Agreement.

Subordinated Debt Documents means all documents and instruments relating to the Subordinated Debt and all amendments and modifications thereof approved by the Administrative Agent.

Subordination Agreements means all subordination agreements executed by a holder of Subordinated Debt in favor of the Administrative Agent and the Lenders from time to time in form and substance and on terms and conditions satisfactory to Administrative Agent pursuant to which any Subordinated Debt is subordinated to the Obligations.

Subsidiary means, with respect to any Person, a corporation, partnership, limited liability company or other entity of which such Person owns, directly or indirectly, such number of outstanding Capital Securities as have more than 50% of the ordinary voting power for the election of directors or other managers of such corporation, partnership, limited liability company or other entity.  Unless the context otherwise requires, each reference to Subsidiaries herein shall be a reference to Subsidiaries of the Company.

Swing Line Availability means the lesser of (a) the Swing Line Commitment Amount and (b) Revolving Commitment less Revolving Outstandings at such time.

Swing Line Commitment Amount means Five Million Dollars ($5,000,000), as reduced from time to time pursuant to Section 6.1, which commitment constitutes a subfacility of the Revolving Commitment of the Swing Line Lender.

Swing Line Lender means Bank of America.

Swing Line Loan - see Section 2.2.4.

Taxes means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

Termination Date means the earlier to occur of (a) August 29, 2014 or (b) such other date on which the Commitments terminate pursuant to Section 6 or Section 13.

Termination Event means, with respect to a Pension Plan that is subject to Title IV of ERISA, (a) a Reportable Event, (b) the withdrawal of the Company or any other member of the Controlled Group from such Pension Plan during a plan year in which the Company or any other member of the Controlled Group was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or was deemed such under Section 4068(f) of ERISA, (c) the termination of such Pension Plan, the filing of a notice of intent to terminate the Pension Plan or the treatment of an amendment of such Pension Plan as a termination under Section 4041 of ERISA, (d) the institution by the PBGC of proceedings to terminate such Pension Plan or (e) any event or condition that might constitute grounds under Section 4042 of ERISA for the termination of, or appointment of a trustee to administer, such Pension Plan.

Total Funded Debt means, as to the Company and its Subsidiaries, without duplication, (a) all Debt of the Company and its Subsidiaries for borrowed money or which has been incurred in connection with the acquisition of assets (excluding Operating Leases), including, without limitation, Debt permitted by Section 11.1(k) and all Subordinated Debt (b) all payments in respect of item (a) above that were required to be made within one year from the date of any determination of Total Funded Debt, if the obligation to make such payments shall constitute a current liability of the obligor under GAAP, (c) all Capitalized Rentals of the Company and its Subsidiaries, (d) any and all other Debt for borrowed money (other than undrawn Letters of Credit), and (e) the face amount of all letters of credit (including, without limitation, Letters of Credit) on which the Company or any of its Subsidiaries is the account party, unless any such letters of credit (including, without limitation, Letters of Credit) and related fees are fully cash collateralized.

Total Plan Liability means, at any time, the present value of all vested and unvested accrued benefits under all Pension Plans, determined as of the then most recent valuation date for each Pension Plan, using PBGC actuarial assumptions for single employer plan terminations.

“Toys R US” means Toys “R” Us - Delaware, Inc. and its Affiliates or Subsidiaries.

“Toys R US Agreements” means, collectively, (i) that certain Amended and Restated License Agreement, dated as of December 23, 2005, by and between Toys R US d/b/a Babies “R” Us and Kiddie Kandids, LLC, a Delaware limited liability company as amended by that certain Amendment to Amended and Restated License Agreement dated as of February 22, 2010 by and between Toys R US - Delaware and the Company together with all attachments, schedules, and appendices thereto or executed in connection therewith from time to time (as amended, modified, restated or replaced from time to time), and (ii) all material documents and material agreements executed in connection with any of the foregoing from time to time (including, without limitation, any such document or agreement that is cross-defaulted to or with any of the agreements listed in clause (i) above) between or among the Company and/or any other Loan Party and Toys R US, from time to time, as any of the foregoing may be amended, modified, restated, or replaced from time to time.

type - see Section 2.2.1.

UCC is defined in the Guaranty and Collateral Agreement.

Unfunded Liability means the amount (if any) by which the present value of all vested and unvested accrued benefits under all Pension Plans exceeds the fair market value of all assets allocable to those benefits, all determined as of the then most recent valuation date for each Pension Plan, using PBGC actuarial assumptions for single employer plan terminations.

Unmatured Event of Default means any event that, if it continues uncured, will, with lapse of time or notice or both, constitute an Event of Default.

Unreimbursed Amount - see Section 2.3.2.1.

Utah Property means the real estate commonly known as 9343 South 670 West Sandy, Utah 84070, together with all improvements located thereon, and all easements and other rights relating thereto or appurtenant thereto.

Wal-Mart means Wal-Mart Stores, Inc. and/or any of Wal-Mart Stores, Inc. and its Affiliates or Subsidiaries.

Wal-Mart Agreements means, collectively, (i) the Master Lease Agreement dated as of June 1, 2007, by and among Wal-Mart Stores, Inc., Wal-Mart Stores East, L.P., Wal-Mart Stores Texas, LP, Wal-Mart Louisiana, LLC, and the Company (as assignee of Portrait Corporation of America or otherwise), the First Amendment to the Master Lease dated as of June 20, 2007, the Second Amendment to the Master Lease dated as of August 20, 2007, the Third Amendment to the Master Lease dated as of April 15, 2008, the Fourth Amendment to the Master Lease dated as of October 30, 2009, and the Fifth Amendment to the Master Lease dated as of June 3, 2010, together with all attachments, schedules, and appendices thereto or executed in connection therewith from time to time (as amended, modified, restated or replaced from time to time), (ii) the Amended and Restated License Agreement dated as of January 1, 2006 by and between Wal-Mart Canada Corp. (formerly, WalMart Canada Inc.) and CPI Corp. (as assignee of PCA Photo Corporation of Canada, Inc.), (iii) License Agreement dated as of November 7, 2006 by and between Wal-Mart Canada Corp. and the Company (as assignee of PCA Photo Corporation of Canada, Inc. and PCA International, Inc., (iv) the Master Relationship Agreement, dated June 8, 2007, and (v) all material documents and material agreements executed in connection with any of the foregoing from time to time (including, without limitation, any such document or agreement that is cross-defaulted to or with any of the agreements listed above) between or among the Company and/or any other Loan Party and Wal-Mart, from time to time, as any of the foregoing may be amended, modified, restated, or replaced from time to time.

Wholly-Owned Subsidiary means, as to any Person, a Subsidiary all of the Capital Securities of which (except directors’ qualifying Capital Securities) are at the time directly or indirectly owned by such Person and/or another Wholly-Owned Subsidiary of such Person.

1.2           Other Interpretive Provisions.

(a)           The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  Unless the context requires otherwise (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (iv) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (v) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b)           In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”, and the word “through” means “to and including.”

(c)           This Agreement and the other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters.  All such limitations, tests and measurements are cumulative and each shall be performed in accordance with its terms.

(d)           This Agreement and the other Loan Documents are the result of negotiations among and have been reviewed by counsel to the Administrative Agent, the Company, the Lenders and the other parties thereto and are the products of all parties.  Accordingly, they shall not be construed against the Administrative Agent or the Lenders merely because of the Administrative Agent’s or Lenders’ involvement in their preparation.

(e)           In the event of a clear inconsistency between the terms of this Agreement and any of the other Loan Documents, the terms of this Agreement shall govern and control in all respects to the extent of any such inconsistency.

(f)           The word “Company” refers to CPI Corp., and any other Person that becomes a “Company” hereunder separately and collectively, and their Obligations and liabilities under the Loan Documents are joint and several. The words “a Company,” “any Company,” “each Company” and “every Company” refer to each of them separately as if each of them were separately listed.

(g)           Unless the context otherwise requires, accounting terms herein that are not defined herein shall be determined under GAAP.  All financial measurements contemplated hereunder respecting the Company shall be made and calculated for the Company on a consolidated basis in accordance with GAAP unless expressly provided otherwise herein.

(h)           Whenever herein a document or matter is required to be “satisfactory to Administrative Agent” or “satisfactory to Lenders” or “satisfactory to Required Lenders,” unless expressly stated otherwise such document must be satisfactory to Administrative Agent, Lenders or Required Lenders (as applicable) in both form and substance, and unless expressly stated otherwise Administrative Agent, Lenders or Required Lenders (as applicable) shall have the commercially reasonable discretion to determine whether the document or matter is satisfactory.

SECTION 2                      COMMITMENTS OF THE LENDERS; BORROWING, CONVERSION AND LETTER OF CREDIT PROCEDURES.

2.1   Commitments.  On and subject to the terms and conditions of this Agreement, each of the Lenders, severally and for itself alone, agrees to make loans to, and to issue or participate in letters of credit for the account of, the Company as follows:

2.1.1  Revolving Commitment.  Each Lender severally, and not jointly, agrees to make loans on a revolving basis (“Revolving Loans”) from time to time until the Termination Date in such Lender’s Applicable Percentage of such aggregate amounts as the Company may request from all Lenders; provided that the Revolving Outstandings will not at any time exceed Revolving Commitment (less the amount of any Swing Line Loans outstanding at such time).

2.1.1  L/C Commitment.  Subject to the terms and conditions set forth herein, the Issuing Lender agrees, in reliance upon the agreements of the Lenders set forth in this Agreement, including Section 2.3 hereof, to issue standby and documentary/commercial letters of credit containing such terms and conditions as are permitted by this Agreement and are reasonably satisfactory to the Issuing Lender (each, including each Existing Letter of Credit, being a “Letter of Credit”), at the request of and for the account of the Company from time to time before the Letter of Credit Expiration Date and, as more fully set forth in Section  2.3, each Lender agrees to purchase a participation in each such Letter of Credit; provided that (a) the aggregate Stated Amount of all Letters of Credit shall not at any time exceed Twenty Five

Million Dollars ($25,000,000) and (b) the Revolving Outstandings shall not at any time exceed the Revolving Commitment (less the amount of any Swing Line Loans and L/C Borrowings outstanding at such time).  Each request by the Company for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Company that the Letter of Credit so requested complies with the conditions set forth in the proviso to the preceding sentence and the other terms and provisions of this Agreement.  Within the foregoing limits, and subject to the terms and conditions hereof, the Company’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Company may, during the foregoing period, subject to the terms and conditions of this Agreement, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.

Subject to the foregoing limitations, the Administrative Agent, the Issuing Lender, the Company and each Lender agrees that any letter of credit issued by the Issuing Lender prior to the date of this Agreement for the account of the Company or any other Loan Party shall, for all purposes, be deemed to be a Letter of Credit under this Agreement and under the other Loan Documents, including, without limitation, as of the Closing Date, the letters of credit listed on Exhibit G hereto (the “Existing Letters of Credit”).

2.2   Loan Procedures.

2.2.1  Various Types of Loans.  Each Revolving Loan shall be divided into tranches which are, either a Base Rate Loan or a LIBOR Loan (each a “type” of Loan), as the Company shall specify in the related notice of borrowing or conversion pursuant to Section 2.2.2 or 2.2.3.  Base Rate Loans and LIBOR Loans may be outstanding at the same time, provided that not more than six (6) different LIBOR Loans shall be outstanding at any one time.  All borrowings, conversions and repayments of Revolving Loans shall be effected so that each Lender will have a ratable share (according to its Applicable Percentage) of all types of Loans.

2.2.2  Borrowing Procedures.  The Company shall give written notice (each such written notice, a “Notice of Borrowing”) substantially in the form of Exhibit D or telephonic notice (followed immediately by a Notice of Borrowing) to the Administrative Agent of each proposed borrowing not later than (a) in the case of a Base Rate borrowing, 11:00 A.M., St. Louis, Missouri time, on the proposed date of such borrowing (2:00 P.M., St. Louis, Missouri time, if such borrowing is a Swing Line Loan), and (b) in the case of a LIBOR borrowing, 11:00 A.M., St. Louis, Missouri time, at least three Business Days prior to the proposed date of such borrowing.  Each such notice shall be effective upon receipt by the Administrative Agent, shall be irrevocable, and shall specify the date, amount and type of borrowing and, in the case of a LIBOR borrowing, the initial Interest Period therefor.  Promptly upon receipt of such notice, the Administrative Agent shall advise each Lender thereof.  Not later than 1:00 P.M., St. Louis, Missouri time, on the date of a proposed borrowing, each Lender shall provide the Administrative Agent at the office specified by the Administrative Agent with immediately available funds covering such Lender’s Applicable Percentage of such borrowing and, so long as the Administrative Agent has not received written notice that the conditions precedent set forth in Section 12 with respect to such borrowing have not been satisfied, the Administrative Agent shall pay over the funds received by the Administrative Agent to the Company on the requested borrowing date.  Each borrowing shall be on a Business Day.  Each Base Rate borrowing shall be in an aggregate amount of at least $100,000 and an integral multiple of $100,000, and each

LIBOR borrowing shall be in an aggregate amount of at least $1,000,000 and an integral multiple of at least $1,000,000.  A LIBOR Loan shall automatically renew for the Interest Period specified in the initial notice received by the Administrative Agent pursuant to this Agreement, at the then current LIBOR Rate unless as specified above the Company, pursuant to a subsequent notice received by the Administrative Agent, shall elect a different Interest Period or the conversion of all or a portion of such LIBOR Loan to a Prime Loan.

2.2.3     Conversion and Continuation Procedures.

(a)           Subject to Section 2.2.1, the Company may, upon irrevocable written notice to the Administrative Agent in accordance with clause (b) below:

(i)           elect, as of any Business Day, to convert any Loans (or any part thereof in an aggregate amount not less than $1,000,000 a higher integral multiple of $1,000,000) into Loans of the other type; or

(ii)           elect, as of the last day of the applicable Interest Period, to continue any LIBOR Loans having Interest Periods expiring on such day (or any part thereof in an aggregate amount not less than $1,000,000 or a higher integral multiple of $1,000,000) for a new Interest Period;

provided that after giving effect to any prepayment, conversion or continuation, the aggregate principal amount of each LIBOR Loan shall be at least $1,000,000 and an integral multiple of $1,000,000.

(b)           The Company shall give written notice (each such written notice, a “Notice of Conversion/Continuation”) substantially in the form of Exhibit E or telephonic notice (followed immediately by a Notice of Conversion/Continuation) to the Administrative Agent of each proposed conversion or continuation not later than (i) in the case of conversion into Base Rate Loans, 11:00 A.M., St. Louis, Missouri time, on the proposed date of such conversion and (ii) in the case of conversion into or continuation of LIBOR Loans, 11:00 A.M., St. Louis, Missouri time, at least three Business Days prior to the proposed date of such conversion or continuation, specifying in each case:

(i)           the proposed date of conversion or continuation;

(ii)           the aggregate amount of Loans to be converted or continued;

(iii)           the type of Loans resulting from the proposed conversion or continuation; and

(iv)           in the case of conversion into, or continuation of, LIBOR Loans, the duration of the requested Interest Period therefor.

(c)           If upon the expiration of any Interest Period applicable to LIBOR Loans, the Company has failed to select timely a new Interest Period to be applicable to such LIBOR Loans, the Company shall be deemed to have elected to convert such LIBOR Loans into a new LIBOR Loan with the same Interest Period as the prior LIBOR Loan effective on the last day of such Interest Period.

(d)           The Administrative Agent will promptly notify each Lender of its receipt of a notice of conversion or continuation pursuant to this Section 2.2.3 or, if no timely notice is provided by the Company, of the details of any automatic conversion.

(e)           Any conversion of a LIBOR Loan on a day other than the last day of an Interest Period therefor shall be subject to Section 8.4.

2.2.4     Swing Line Facility.

(a)           The Swing Line Facility will be applicable only if there are two or more Lenders with a Revolving Commitment.  The Administrative Agent shall notify the Swing Line Lender upon the Administrative Agent’s receipt of any Notice of Borrowing.  Subject to the terms and conditions hereof, the Swing Line Lender may, in its sole discretion, make available from time to time until the Termination Date advances (each, a “Swing Line Loan”) in accordance with any such notice, notwithstanding that after making a requested Swing Line Loan, the sum of the Swing Line Lender’s Applicable Percentage of the Revolving Outstanding and all outstanding Swing Line Loans, may exceed the Swing Line Lender’s Applicable Percentage of the Revolving Commitment.  The provisions of this Section 2.2.4 shall not relieve the Lenders of their obligations to make Revolving Loans under Section 2.1.1; provided that if the Swing Line Lender makes a Swing Line Loan pursuant to any such notice, such Swing Line Loan shall be in lieu of any Revolving Loan that otherwise may be made by the Lenders pursuant to such notice.  The aggregate amount of Swing Line Loans outstanding shall not exceed at any time the Swing Line Availability.  Until the Termination Date, the Company may from time to time borrow, repay and reborrow under this Section 2.2.4.  Each Swing Line Loan shall be made pursuant to a Notice of Borrowing delivered by the Company to the Administrative Agent in accordance with Section 2.2.2.  Any such notice must be given no later than 2:00 P.M., St. Louis, Missouri time, on the Business Day of the proposed Swing Line Loan.  Unless the Swing Line Lender has received at least one Business Day’s prior written notice from the Required Lenders instructing it not to make a Swing Line Loan, the Swing Line Lender shall, notwithstanding the failure of any condition precedent set forth in Section 12.2, be entitled to fund that Swing Line Loan, and to have such Lender make Revolving Loans in accordance with Section 2.2.4(c) or purchase participating interests in accordance with Section 2.2.4(d).  Notwithstanding any other provision of this Agreement or the other Loan Documents, each Swing Line Loan shall constitute a Base Rate Loan.  The Company shall repay the aggregate outstanding principal amount of each Swing Line Loan upon demand therefor by the Administrative Agent.  The Administrative Agent may apply Cash Collateral available with respect to the applicable Swing Line Loan for the account of the Swing Line Lender.

(b)           The entire unpaid balance of each Swing Line Loan and all other noncontingent Obligations shall be immediately due and payable in full in immediately available funds on the Termination Date if not sooner paid in full in cash or same day funds.

(c)           The Swing Line Lender, at any time and from time to time, but no less frequently than once weekly, shall on behalf of the Company (and the Company hereby irrevocably authorizes the Swing Line Lender to so act on its behalf) request each Lender (including the Swing Line Lender) to make a Revolving Loan to the Company (which shall be a Base Rate Loan) in an amount equal to that Lender’s Applicable Percentage of the principal amount of all Swing Line Loans (the “Refunded Swing Line Loan”) outstanding on the date such notice is given.  Unless any of the events described in Section 13.1.4 has occurred (in which event the procedures of Section 2.2.4(d) shall apply) and regardless of whether the conditions precedent set forth in this Agreement to the making of a Revolving Loan are then satisfied, each Lender shall disburse directly to the Administrative Agent, its Applicable Percentage on behalf of the Swing Line Lender, prior to 2:00 P.M., St. Louis, Missouri time, in immediately available funds on the date that notice is given (provided that such notice is given by 12:00 P.M., St. Louis, Missouri time, on such date).  The proceeds of those Revolving Loans shall be immediately paid to the Swing Line Lender and applied to repay the Refunded Swing Line Loan.

(d)           If, prior to refunding a Swing Line Loan with a Revolving Loan pursuant to Section 2.2.4(c), one of the events described in Section 13.1.4 has occurred, then, subject to the provisions of Section 2.2.4(e) below, each Lender shall, on the date such Revolving Loan was to have been made for the benefit of the Company, purchase from the Swing Line Lender an undivided participation interest in the Swing Line Loan in an amount equal to its Applicable Percentage of such Swing Line Loan.  Upon request, each Lender shall promptly transfer to the Swing Line Lender, in immediately available funds, the amount of its participation interest.

(e)           Each Lender’s obligation to make Revolving Loans in accordance with Section 2.2.4(c) and to purchase participation interests in accordance with Section 2.2.4(d) shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such Lender may have against the Swing Line Lender, the Company or any other Person for any reason whatsoever; (ii) the occurrence or continuance of any Unmatured Event of Default or Event of Default; (iii) any inability of the Company to satisfy the conditions precedent to borrowing set forth in this Agreement at any time; or (iv) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.  If and to the extent any Lender shall not have made such amount available to the Administrative Agent or the Swing Line Lender, as applicable, by 2:00 P.M., St. Louis, Missouri time, the amount required pursuant to Sections 2.2.4(c) or 2.2.4(d), as the case may be, on the Business Day on which such Lender receives notice from the Administrative Agent of such payment or disbursement (it being understood that any such notice received after 12:00 P.M., St. Louis, Missouri time, on any Business Day shall be deemed to have been received on the next following Business Day), such Lender agrees to pay interest on such amount to the Administrative Agent for the Swing Line Lender’s account forthwith on demand, for each day from the date such amount was to have been delivered to the Administrative Agent to the date such amount is paid, at a rate per annum equal to (a) for the first three days after demand, the Federal Funds Rate from time to time in effect and (b) thereafter, the Base Rate from time to time in effect, plus, any administrative, processing or similar fees customarily charged by the Swing Line Lender in connection with the foregoing.

(f)           Notwithstanding anything contained herein to the contrary, if there is only one Lender, then the Swing Line Commitment shall not be effective and the provisions contained in this Agreement regarding Swing Line Loans shall not be applicable.

2.3           Letter of Credit Procedures.

2.3.1        Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.

2.3.1.1.                   Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Company delivered to the Issuing Lender (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by an authorized officer of the Company.  Such Letter of Credit Application must be received by the Issuing Lender and the Administrative Agent not later than 11:00 A.M. St. Louis, Missouri time at least two Business Days (or such later date and time as the Administrative Agent and the Issuing Lender may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be.  In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the Issuing Lender: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) the purpose and nature of the requested Letter of Credit; and (H) such other matters as the Issuing Lender may reasonably require.  In the case of a request for an amendment of any outstanding Letter of Credit, such  Letter of Credit Application shall specify in form and detail satisfactory to the Issuing Lender (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as the Issuing Lender may reasonably require.  Additionally, the Company shall furnish to the Issuing Lender and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the Issuing Lender or the Administrative Agent may reasonably require.

2.3.1.2.                   Promptly after receipt of any Letter of Credit Application, the Issuing Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Company and, if not, the Issuing Lender will provide the Administrative Agent with a copy thereof.  Unless the Issuing Lender has received written notice from any Lender, the Administrative Agent or any Loan Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Section 2.1.2 and Section 12.2 shall not then be satisfied, then, subject to the terms and conditions hereof, the Issuing Lender shall, on the requested date, issue a Letter of Credit for the account of the Company (or the applicable Subsidiary) or enter into the applicable amendment, as the case may be, in each case in accordance with the Issuing Lender’s usual and customary business practices.  Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Issuing Lender a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Applicable Percentage times the amount of such Letter of Credit.

2.3.1.3.                   If the Company so requests in any applicable Letter of Credit Application, the Issuing Lender may, in its sole discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the Issuing Lender to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued.  Unless otherwise directed by the Issuing Lender, the Company shall not be required to make a specific request to the Issuing Lender for any such extension.  Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the Issuing Lender to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that the Issuing Lender shall not permit any such extension if (A) the Issuing Lender has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof, or (B) it has received notice (which may be by telephone or in writing) on or before the Business Day that is seven Business Days before the Non-Extension Notice Date (1) from the Administrative Agent that the Required Lenders have elected not to permit such extension or (2) from the Administrative Agent, any Lender or the Company that one or more of the applicable conditions specified in Section 2.1.2 and Section 12.2 is not then satisfied, and in each such case directing the Issuing Lender not to permit such extension.

2.3.1.4.                   Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the Issuing Lender will also deliver to the Company and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

2.3.2      Drawings and Reimbursements; Funding of Participations.

2.3.2.1.                   Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the Issuing Lender shall notify the Company and the Administrative Agent thereof.  Not later than 11:00 A.M. St. Louis, Missouri time on the date of any payment by the Issuing Lender under a Letter of Credit (each such date, an “Honor Date”), the Company shall reimburse the Issuing Lender through the Administrative Agent in an amount equal to the amount of such drawing.  If the Company fails to so reimburse the Issuing Lender by such time, the Administrative Agent shall promptly notify each Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Lender’s Applicable Percentage thereof.  In such event, the Company shall be deemed to have requested a Base Rate Loan to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in this Agreement for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Revolving Commitment and the conditions set forth in Section 2.3.1 and Section 12.2 (other than the delivery of a notice of a Revolving Loan advance).  Any notice given by the Issuing Lender or the Administrative Agent pursuant to this Section may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

2.3.2.2.                   Each Lender shall upon any notice pursuant to Section 2.3.2.1 make funds available (and the Administrative Agent may apply Cash Collateral provided for this purpose) for the account of the Issuing Lender at the Administrative Agent’s Office in an amount equal to its Applicable Percentage of the Unreimbursed Amount not later than 1:00 P.M. St. Louis, Missouri time on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.3.2.3, each Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Company in such amount.  The Administrative Agent shall remit the funds so received to the Issuing Lender.

2.3.2.3.                   With respect to any Unreimbursed Amount that is not fully refinanced by a Base Rate Loan because the conditions set forth in Section 2.1.2 and Section 12.2 cannot be satisfied or for any other reason, the Company shall be deemed to have incurred from the Issuing Lender an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate.  In such event, each Lender’s payment to the Administrative Agent for the account of the Issuing Lender pursuant to Section 2.3.2.1 shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section.

2.3.2.4.                   Until each Lender funds its Revolving Loan or L/C Advance to reimburse the Issuing Lender for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Applicable Percentage of such amount shall be solely for the account of the Issuing Lender.

2.3.2.5.                   Each Lender’s obligation to make Revolving Loans or L/C Advances to reimburse the Issuing Lender for amounts drawn under Letters of Credit, as contemplated by this Section 2.3.2.5, shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Issuing Lender, the Company or any other Person for any reason whatsoever; (B) the occurrence or continuance of an Event of  Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Revolving Loans pursuant to this Section 2.3.2.5 is subject to the conditions set forth in Section 2.1.2 and Section 12.2 (other than delivery by the Company of a Notice of Company).  No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Company to reimburse the Issuing Lender for the amount of any payment made by the Issuing Lender under any Letter of Credit, together with interest as provided herein.

2.3.2.6.                   If any Lender fails to make available to the Administrative Agent for the account of the Issuing Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.3.2 by the time specified in Section 2.3.2.2, then, without limiting the other provisions of this Agreement, the Issuing Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Issuing Lender at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the Issuing Lender in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Issuing Lender in connection with the foregoing.  If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Revolving Loan or L/C Advance in respect of the relevant L/C Borrowing, as the case may be.  A certificate of the Issuing Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.

2.3.3             Repayment of Participations.

2.3.3.1.                   At any time after the Issuing Lender has made a payment under any Letter of Credit and has received from any Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.3.1, if the Administrative Agent receives for the account of the Letter of Credit  Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Company or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Applicable Percentage thereof in the same funds as those received by the Administrative Agent.

2.3.3.2.                   If any payment received by the Administrative Agent for the account of the Issuing Lender pursuant to Section 2.3.1.1 is required to be returned under any of the circumstances described in Section 2.10 (including pursuant to any settlement entered into by the Issuing Lender in its discretion), each Lender shall pay to the Administrative Agent for the account of the Issuing Lender its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect.  The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

2.3.4           Obligations Absolute.  The obligation of the Company to reimburse the Issuing Lender for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(a)           any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;

(b)           the existence of any claim, counterclaim, setoff, defense or other right that the Company or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the Issuing Lender or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(c)           any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(d)           any payment by the Issuing Lender under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the Issuing Lender under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or

(e)           any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Company or any Subsidiary.

The Company shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Company’s instructions or other irregularity, the Company will immediately notify the Issuing Lender.  The Company shall be conclusively deemed to have waived any such claim against the Issuing Lender and its correspondents unless such notice is given as aforesaid.

2.3.5     Role of Issuing Lender.  Each Lender and the Company agrees that, in paying any drawing under a Letter of Credit, the Issuing Lender shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document.  None of the Issuing Lender, the Administrative Agent, any of their respective Affiliates nor any correspondent, participant or assignee of the Issuing Lender shall be liable to the Company, any of its Subsidiaries, or any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of the Issuing Lender’s or the Administrative Agent’s gross negligence or willful misconduct as determined by a final, nonappealable judgment of a court competent jurisdiction; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document.  The Company and its Subsidiaries hereby assume all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Company or its Subsidiaries from pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement.  None of the Issuing Lender, the Administrative Agent, any of their respective

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Affiliates nor any correspondent, participant or assignee of the Issuing Lender shall be liable or responsible for any of the matters described in clauses (a) through (e) of Section 2.3.4; provided, however, that anything in such clauses to the contrary notwithstanding, the Company may have a claim against the Issuing Lender, and the Issuing Lender may be liable to the Company, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Company which the Company proves were caused by the Issuing Lender’s willful misconduct or gross negligence as determined by a final nonappealable judgment of a court of competent jurisdiction or the Issuing Lender’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit.  In furtherance and not in limitation of the foregoing, the Issuing Lender may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the Issuing Lender shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

2.3.6     Applicability of ISP.  Unless otherwise expressly agreed by the Issuing Lender and the Company when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), (i) the rules of the ISP shall apply to each standby Letter of Credit and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance shall apply to each documentary/commercial Letter of Credit.

2.3.7    Conflict with Issuer Documents.  In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

2.3.8     Letters of Credit Issued for Subsidiaries.  Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, the Company shall be obligated to reimburse the Issuing Lender hereunder for any and all drawings under such Letter of Credit.  The Company hereby acknowledges that the issuance of Letters of Credit for the account of Subsidiaries inures to the benefit of the Company, and that the Company’s business derives substantial benefits from the businesses of such Subsidiaries.

2.3.9     Other Matters.

(a)           The Issuing Lender shall not issue any Letter of Credit, if

(i)           subject to Section 2.3.1.1, the expiry date of the requested Letter of Credit would occur more than twelve months  after the date of issuance or last extension, unless the Required Lenders have approved such expiry date;

(ii)           the expiry date of the requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Lenders have approved such expiry date; or

(iii)           the issuance of the requested Letter of Credit would result in the aggregate Stated Amount of all Letters of Credit exceeding the either Twenty Five Million Dollars ($25,000,000) or the Revolving Outstandings exceeding the Revolving Commitment (less the amount of any Swing Line Loans and L/C Borrowings outstanding at such time).

(b)           The Issuing Lender shall not be under any obligation to issue any Letter of Credit if:

(i)           any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Issuing Lender from issuing the Letter of Credit, or any Law applicable to the Issuing Lender or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Issuing Lender shall prohibit, or request that the Issuing Lender refrain from, the issuance of letters of credit generally or the Letter of Credit in particular or shall impose upon the Issuing Lender with respect to the Letter of Credit any restriction, reserve or capital requirement (for which the Issuing Lender is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the Issuing Lender any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the Issuing Lender in good faith deems material to it;

(ii)           the issuance of the Letter of Credit would violate one or more policies of the Issuing Lender applicable to letters of credit generally;

(iii)           except as otherwise agreed by the Administrative Agent and the Issuing Lender, the Letter of Credit is in an initial stated amount less than $500,000;

(iv)           the Letter of Credit is to be denominated in a currency other than Dollars;

(v)           any Lender is at that time a Defaulting Lender, unless the Issuing Lender has entered into arrangements, including the delivery of Cash Collateral, satisfactory to the Issuing Lender (in its sole discretion) with the Company or such Lender to eliminate the Issuing Lender’s actual or potential Fronting Exposure (after giving effect to Section 2.9.1(d)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other L/C Obligations as to which the Issuing Lender has actual or potential Fronting Exposure, as it may elect in its sole discretion; or

(vi)           the Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder.

(c)           The Issuing Lender shall not amend any Letter of Credit if the Issuing Lender would not be permitted at such time to issue the Letter of Credit in its amended form under the terms hereof.

(d)           The Issuing Lender shall be under no obligation to amend any Letter of Credit if (A) the Issuing Lender would have no obligation at such time to issue the Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of the Letter of Credit does not accept the proposed amendment to the Letter of Credit.

(e)           The Issuing Lender shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the Letter of Credit shall have all of the benefits and immunities (A) provided to the Administrative Agent in Section 14 with respect to any acts taken or omissions suffered by the Letter of Credit in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Section 14 included the Letter of Credit, and (B) as additionally provided herein with respect to the Issuing Lender.

2.4           Increase in Commitments.

                2.4.1       The Company may, at its option at any time and from time to time on or after the Closing Date and before the Termination Date, on no more than two occasions at anytime on or before the Termination Date, seek to increase the Revolving Commitment by up to an aggregate amount not exceeding Twenty Million Dollars ($20,000,000.00) upon written notice to the Administrative Agent, which notice shall specify the amount of any such incremental increase (which shall not be less than Ten Million Dollars ($10,000,000.00)) and shall be delivered at a time when no Unmatured Event of Default or Event of Default has occurred and is continuing.

                2.4.2      The Administrative Agent and the Book Manager, subject to the consent of the Company, which shall not be unreasonably withheld, may allocate the incremental increase (which may be declined by any Lender in its sole discretion) in the Revolving Commitment on either a ratable basis to the Lenders or on a non pro-rata basis to one or more Lenders and/or to other banks or entities reasonably acceptable to the Administrative Agent and the Company which have expressed a desire to accept the increase in Revolving Commitment.  The Administrative Agent will then notify each existing and potentially new Lender of such revised allocations of the Revolving Commitment including the desired increase together with information supplied by the Company regarding the need for such proposed increase and the fees and interest rates associated therewith.

                2.4.3       No increase in the Revolving Commitment shall become effective until each of the existing or each of the new Lenders extending such incremental Revolving Commitment increase and the Company shall have delivered to the Administrative Agent a document in form reasonably satisfactory to the Administrative Agent pursuant to which any such existing Lender states the amount of its Revolving Commitment increase and any such new Lender states the amount of its Revolving Commitment and in each case agrees to assume and accept the obligations and rights of a Lender hereunder, and the Company accepts such new or increased commitments, as the case may be.  Each existing Lender and each new Lender shall notify the Administrative Agent within 15 days of its proposed allocation if it accepts such allocation; if it does not notify the Administrative Agent within such 15 day period, such existing Lender or new Lender shall be deemed to have rejected such proposed allocation.  After giving effect to such increase in the Revolving Commitment, all Loans and all such other credit exposure shall be held by the Lenders in proportion to their respective Revolving Commitment, as revised to accommodate the increase in the Revolving Commitment.  Upon any increase in Revolving Commitment pursuant to this Section, the Company shall pay Administrative Agent for the ratable benefit of only the Lenders (including any new Lender) whose Revolving Commitment is increased an upfront fee equal in an amount equal to what is mutually agreed to among the Administrative Agent, the Book Manager, the Company, and the Lenders whose Revolving Commitments are increased notwithstanding anything contained in this Agreement to the contrary.  Notwithstanding anything contained in this Agreement to the contrary, only the consent of the Company, the Administrative Agent and the Lenders participating in such increase are required to consent to such increase and execute any amendments to this Agreement or any other Loan Document necessary to effectuate any such increase.

               2.4.4        Upon completion of the transactions described in this Section, Annex A to this Agreement shall be deemed to be revised to reflect such transactions, and the Administrative Agent shall distribute a revised Annex A to the Issuing Lender, each Lender and the Company.

2.5           Commitments Several.  The failure of any Lender to make a requested Loan on any date shall not relieve any other Lender of its obligation (if any) to make a Loan on such date, but no Lender shall be responsible for the failure of any other Lender to make any Loan to be made by such other Lender.

2.6           Certain Conditions.  Except as otherwise provided in Sections 2.2.4 of this Agreement, no Lender shall have an obligation to make any Loan, or to permit the continuation of or any conversion into any LIBOR Loan, and the Issuing Lender shall not have any obligation to issue any Letter of Credit, if an Event of Default or Unmatured Event of Default exists.

2.7           Funding and Availability.

                 2.7.1        Funding by Lenders; Presumption by Administrative Agent.  Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Loan that such Lender will not make available to the Administrative Agent such Lender’s share of such Loan, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with this Agreement and may, in reliance upon such assumption, make available to the Company a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Loan available to the Administrative Agent, then the applicable Lender and the Company severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Company to but excluding the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (ii) in the case of a payment to be made by the Company, the interest rate applicable to Base Rate Loans.  If the Company and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Company the amount of such interest paid by the Company for such period.  If such Lender pays its share of the applicable Loan to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Loan.  Any payment by the Company shall be without prejudice to any claim the Company may have against a Lender that shall have failed to make such payment to the Administrative Agent.

                2.7.2     Payments by Company; Presumptions by Administrative Agent.  Unless the Administrative Agent shall have received notice from the Company prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Lender hereunder that the Company will not make such payment, the Administrative Agent may assume that the Company has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Lender, as the case may be, the amount due.  In such event, if the Company has not in fact made such payment, then each of the Lenders or the Issuing Lender, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the Issuing Lender, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

2.8           Cash Collateral.

                2.8.1      Certain Credit Support Events.  Upon the request of the Administrative Agent or the Issuing Lender (i) if the Issuing Lender has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, or (ii) if, as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, the Company shall, in each case, immediately Cash Collateralize the then Outstanding Amount of all L/C Obligations.  At any time that there shall exist a Defaulting Lender, immediately upon the request of the Administrative Agent, the Issuing Lender or the Swing Line Lender, the Company shall deliver to the Administrative Agent Cash Collateral in an amount sufficient to cover all Fronting Exposure (after giving effect to Section 2.9.1(d) and any Cash Collateral provided by the Defaulting Lender).

                2.8.2         Grant of Security Interest.  All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, non-interest bearing deposit accounts at Bank of America.  The Company, and to the extent provided by any Lender, such Lender, hereby grants to (and subjects to the control of) the Administrative Agent, for the benefit of the Administrative Agent, the Issuing Lender and the Lenders (including the Swing Line Lender), and agrees to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 2.8.3.  If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent as herein provided, or that the total amount of such Cash Collateral is less than the applicable Fronting Exposure and other obligations secured thereby, the Company or the relevant Defaulting Lender will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency.

                 2.8.3        Application.  Notwithstanding anything to the contrary contained in this Agreement or the Guaranty and Collateral Agreement, Cash Collateral provided under any of this Section 2.8 or provided pursuant to the other terms of this Agreement, in respect of Letters of Credit or Swing Line Loans, shall be held and applied to the satisfaction of the specific L/C Obligations, Swing Line Loans, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may be provided for herein.

                 2.8.4     Release.  Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with Section 15.6) or (ii) the Administrative Agent’s good faith determination that there exists excess Cash Collateral; provided, however, (x) that Cash Collateral furnished by or on behalf of a Loan Party shall not be released during the continuance of a Default or Event of Default (and following application as provided in this Section 2.8 may be otherwise applied in accordance with the Guaranty and Collateral Agreement), and (y) the Person providing Cash Collateral and the Issuing Lender or Swing Line Lender, as applicable, may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.

2.9           Defaulting Lenders.

                2.9.1   Adjustments.  Notwithstanding anything to the contrary contained in this Agreement or the Guaranty and Collateral Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(a)           Waivers and Amendments.  That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 15.1.

(b)           Reallocation of Payments.  Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to or otherwise, and including any amounts made available to the Administrative Agent by that Defaulting Lender pursuant to Section 2.10), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by that Defaulting Lender to the Issuing Lender or Swing Line Lender hereunder; third, if so determined by the Administrative Agent or requested by the Issuing Lender or Swing Line Lender, to be held as Cash Collateral for future funding obligations of that Defaulting Lender of any participation in any Swing Line Loan or Letter of Credit; fourth, as the Company may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the

Administrative Agent and the Company, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Loans under this Agreement; sixth, to the payment of any amounts owing to the Lenders, the Issuing Lender or Swing Line Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the Issuing Lender or Swing Line Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Company as a result of any judgment of a court of competent jurisdiction obtained by the Company against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Borrowings in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Loans or L/C Borrowings were made at a time when the conditions set forth in Section 12.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Borrowings owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Borrowings owed to, that Defaulting Lender.  Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.9.1(b) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(c)           Certain Fees.  The Defaulting Lender (x) shall not be entitled to receive any Non-use Fee pursuant to Section 5.1 for any period during which that Lender is a Defaulting Lender (and the Company shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender) and (y) shall be limited in its right to receive Letter of Credit Fees as provided in Section 5.2.

(d)           Reallocation of Applicable Percentages to Reduce Fronting Exposure.  During any period in which there is a Defaulting Lender, for purposes of computing the amount of the obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit or Swing Line Loans pursuant to Sections 2.2.4 and 2.3, the “Applicable Percentage” of each non-Defaulting Lender shall be computed without giving effect to the Commitment of that Defaulting Lender; provided, that, (i) each such reallocation shall be given effect only if, at the date the applicable Lender becomes a Defaulting Lender, no Default or Event of Default exists; and (ii) the aggregate obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit and Swing Line Loans shall not exceed the positive difference, if any, of (1) the Applicable Percent of the Commitment of that non-Defaulting Lender minus (2) the aggregate Revolving Outstandings of such Lender.

                 2.9.2        Defaulting Lender Cure.  If the Company, the Administrative Agent, Swing Line Lender and the Issuing Lender agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Revolving Loans and funded and unfunded participations in Letters of

Credit and Swing Line Loans to be held on a pro rata basis by the Lenders in accordance with their Applicable Percentages (without giving effect to Section 2.9.1(d)), whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Company while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

2.10         Payments Set Aside.  To the extent that any payment by or on behalf of the Company is made to the Administrative Agent, the Issuing Lender or any Lender, or the Administrative Agent, the Issuing Lender or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, the Issuing Lender or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and the Issuing Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect.  The obligations of the Lenders and the Issuing Lender under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

SECTION 3                      EVIDENCING OF LOANS.

3.1            Notes.  Any Lender may request that its Loans be evidenced by a new or amended Note.  In such event, the Company shall execute and deliver to such Lender such Note payable to the order of such Lender, with appropriate insertions, in a face principal amount equal to the sum of such Lender’s Revolving Commitment.  Thereafter, the Loans evidenced by each such Note and interest thereon shall at all times (prior to any assignment pursuant to Section 15.6) be represented by such Note payable to the order of the payee named therein, except to the extent that any such Lender subsequently returns any such Note for cancellation and requests that such Loans once again be evidenced as described as set forth in Section 3.2.  The failure of any Lender to request a Note or an amended Note shall not affect the Obligations owing to such Lender.

3.2           Recordkeeping.  The Administrative Agent, on behalf of each Lender, shall record in its records, the date and amount of each Loan made by each Lender, each repayment or conversion thereof and, in the case of each LIBOR Loan, the dates on which each Interest Period for such Loan shall begin and end, the amount of any principal or interest due and payable or to become due and payable from the Company to each Lender hereunder, and the original stated amount of each Letter of Credit.  The aggregate unpaid principal amount or, with respect to any Letter of Credit, the stated amount or reimbursement obligations outstanding, in each case so recorded shall be rebuttably presumptive evidence of the principal amount of the Loans owing and unpaid.

The failure to so record any such amount or any error in so recording any such amount shall not, however, limit or otherwise affect the Obligations of the Company hereunder or under any Note to repay the principal amount of the Loans hereunder, together with all interest accruing thereon.

SECTION 4                      INTEREST.

4.1            Interest Rates.  The Company promises to pay interest on the unpaid principal amount of each Loan for the period commencing on the date of such Loan until such Loan is paid in full in cash or same day funds as follows:

(a)           at all times while a Revolving Loan is a Base Rate Loan, at a rate per annum equal to the sum of the Base Rate from time to time in effect plus the Base Rate Margin Revolving Loans from time to time in effect; and

(b)           at all times while a Revolving Loan is a LIBOR Loan, at a rate per annum equal to the sum of the LIBOR Rate applicable to each Interest Period for such Loan plus the LIBOR Margin Revolving Loans from time to time in effect; and

provided that at any time an Event of Default exists, unless the Required Lenders otherwise consent, the interest rate applicable to each Loan shall be increased by two percent (2.00%) (and, in the case of Obligations not bearing interest, such Obligations shall bear interest at the Base Rate applicable to Revolving Loans plus two percent (2.00%)), provided further that such increase may thereafter be rescinded by the Required Lenders, notwithstanding Section 15.1.  Notwithstanding the foregoing, upon the occurrence of an Event of Default under Sections 13.1.1 or 13.1.4, such increase shall occur automatically.

4.2            Interest Payment Dates.  Accrued interest on each Base Rate Loan shall be payable in arrears on the last day of each calendar quarter and at maturity.  Accrued interest on each LIBOR Loan shall be payable on the last day of each Interest Period relating to such Loan (and, in the case of a LIBOR Loan with an Interest Period in excess of three months, on the three-month anniversary of the first day of such Interest Period), upon a prepayment of such Loan, and at maturity.  After maturity, and at any time an Event of Default exists, accrued interest on all Loans shall be payable on demand.

4.3            Setting and Notice of LIBOR Rates.  The applicable LIBOR Rate for each Interest Period shall be determined by the Administrative Agent, and notice thereof shall be given by the Administrative Agent promptly to the Company and each Lender.  Each determination of the applicable LIBOR Rate by the Administrative Agent shall be conclusive and binding upon the parties hereto, in the absence of demonstrable error.  The Administrative Agent shall, upon written request of the Company or any Lender, deliver to the Company or such Lender a statement showing the computations used by the Administrative Agent in determining any applicable LIBOR Rate hereunder.

4.4            Computation of Interest.  The applicable interest rate for each Base Rate Loan shall change simultaneously with each change in the Base Rate.   All interest and fees hereunder and under the other Loan Documents shall be calculated on the basis of a year consisting of 360 days and shall be paid for the actual number of days elapsed.  The calculation of interest and fees on this basis will result in a higher interest rate and fees than it would if it were calculated based upon a three hundred sixty-five (365) or three hundred and sixty-six (366) day period.

SECTION 5                      FEES.

5.1            Non-Use Fee.  The Company agrees to pay to the Administrative Agent for the account of each Lender a non-use fee, for the period from the Closing Date to the Termination Date, by applying the Non-Use Fee Rate in effect from time to time to such Lender’s Applicable Percentage (as adjusted from time to time) of the unused amount of the Revolving Commitment.  For purposes of calculating usage under this Section, the Revolving Commitment shall be deemed used to the extent of Revolving Outstandings.  Such non-use fee shall be payable in arrears on the last day of each calendar quarter and on the Termination Date for any period then ending for which such non-use fee shall not have previously been paid.  The non-use fee shall be computed for the actual number of days elapsed on the basis of a year of 360 days.

5.2           Letter of Credit Fees.

(a)           The Company agrees to pay to the Administrative Agent for the account of each Lender a letter of credit fee for (i) each standby Letter of Credit equal to the L/C Fee Rate in effect from time to time of such Lender’s Applicable Percentage (as adjusted from time to time) of the undrawn amount of such Letter of Credit (computed for the actual number of days elapsed on the basis of a year of 360 days), and (ii) each documentary/commercial Letter of Credit equal to the rate or amount agreed to by the Issuing Lender and the Company from time to time (if applicable, computed for the actual number of days elapsed on the basis of a year of 360 days); provided that, unless the Required Lenders otherwise consent, the rate applicable to each Letter of Credit shall be increased by two percent (2.00%) at any time that an Event of Default exists.  Such letter of credit fees shall be payable in arrears on the first Business Day after the end of each calendar quarter and on the Letter of Credit Expiration Date (or such later date on which such Letter of Credit expires or is terminated) for the period from the date of the issuance of each Letter of Credit (or the last day on which the letter of credit fee was paid with respect thereto) to the date such payment is due or, if earlier, the date on which such Letter of Credit expired or was terminated.  Any Letter of Credit Fees otherwise payable for the account of a Defaulting Lender with respect to any Letter of Credit as to which such Defaulting Lender has not provided Cash Collateral satisfactory to the Issuing Lender pursuant to Section 2.3 shall be payable, to the maximum extent permitted by applicable Law, to the other Lenders in accordance with the upward adjustments in their respective Applicable Percentages allocable to such Letter of Credit pursuant to Section 2.9.1(d), with the balance of such fee, if any, payable to the Issuing Lender for its own account.  For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with the definition of Stated Amount.

(b)           The Company shall pay directly to the Issuing Lender for its own account a fronting fee with respect to with respect to (i) each standby Letter of Credit, at the rate per annum specified in the Agent Fee Letter, computed on the daily amount available to be drawn under such Letter of Credit on a quarterly basis in arrears, and (ii) each documentary/commercial Letter of Credit at the rate or amount agreed to by the Issuing Lender and the Company from time to time (if applicable, computed for the actual number of days elapsed on the basis of a year of 360 days).  Such fronting fee shall be due and payable on the first Business Day after the end of each calendar quarter in respect of the most recently-ended quarterly period (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand.  For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with the definition of Stated Amount.

(c)           In addition, the Company shall pay directly to the Issuing Lender for its own account the customary issuance, presentation, amendment, early termination, and other processing fees, and other standard costs and charges, of the Issuing Lender relating to letters of credit as from time to time in effect.  Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

5.3           Administrative Agent’s Fees.  The Company agrees to pay to the Administrative Agent such agent’s fees as are mutually agreed to from time to time by the Company and the Administrative Agent including the fees set forth in the Agent Fee Letter.

SECTION 6                      REDUCTION OR TERMINATION OF THE REVOLVING COMMITMENT; PREPAYMENTS.

6.1           Reduction or Termination of the Revolving Commitment.

                6.1.1         Voluntary Reduction or Termination of the Revolving Commitment.  The Company may from time to time on at least four Business Days’ prior written notice received by the Administrative Agent (which shall promptly advise each Lender thereof) permanently reduce the Revolving Commitment to an amount not less than the Revolving Outstandings plus the outstanding amount of all Swing Line Loans.  Any such reduction shall be in an amount not less than $1,000,000 or a higher integral multiple of $1,000,000.  Concurrently with any reduction of the Revolving Commitment to zero, the Company shall pay all interest on the Revolving Loans, all non-use fees and all letter of credit fees and shall Cash Collateralize in full all obligations arising with respect to the Letters of Credit.

                6.1.2        All Reductions of the Revolving Commitment.  All reductions of the Revolving Commitment shall reduce the Commitments ratably among the Lenders according to their respective Applicable Percentage.

6.2           Prepayments.

                6.2.1         Voluntary Prepayments.  The Company may from time to time prepay the Loans in whole or in part; provided that the Company shall give the Administrative Agent (which shall promptly advise each Lender) notice thereof not later than 11:00 A.M., St. Louis, Missouri time, on the day of such prepayment (which shall be a Business Day), specifying the Loans to be prepaid and the date and amount of prepayment.  Any such partial prepayment shall be in an amount equal to $50,000 or a higher integral multiple of $50,000.

                6.2.2         Mandatory Prepayments.

(a)           The Company shall make a prepayment of the Swing Line Loans until reduced to zero and then to the Revolving Loans until reduced to zero, upon the occurrence of any of the following (each a “Mandatory Prepayment Event”) at the following times and in the following amounts (such applicable amounts being referred to as “Designated Proceeds”) unless an Event of Default or Unmatured Event of Default is then existing, in which case the provisions of the Guaranty and Collateral Agreement shall be applicable:

(i)           Concurrently with the receipt by any Loan Party of any Net Cash Proceeds from any Asset Disposition, in an amount equal to 100% of such Net Cash Proceeds.

(ii)           Concurrently with the receipt by any Loan Party of any Net Cash Proceeds from any issuance of Capital Securities of any Loan Party (excluding (x) any issuance of Capital Securities pursuant to any employee or director option program, benefit plan or compensation program and (y) any issuance by a Subsidiary to the Company or another Subsidiary), in an amount equal to 50% of such Net Cash Proceeds.

(iii)           Concurrently with the receipt by any Loan Party of any Net Cash Proceeds from any issuance of any Debt, including Subordinated Debt, of any Loan Party (excluding, other than Subordinated Debt, Debt permitted by Section 11.1(k)), in an amount equal to 100% of such Net Cash Proceeds.

(iv)           Concurrently with the receipt by any Loan Party of any Net Cash Proceeds from any Insurance Proceeds the amount of any such Net Cash Proceeds in excess of $500,000 in the aggregate per calendar year, except to the extent such Insurance Proceeds are to be used to replace, and are in fact used to replace, within 180 days, damaged or destroyed assets performing the same or a similar function or that are otherwise useful in the business of a Loan Party.

(v)           Concurrently with the receipt by any Loan Party of any Net Cash Proceeds with respect to any sale or other disposition (through merger or otherwise) of any portion of the Capital Securities of any of the Canadian Entities (other than, unless the Administrative Agent otherwise agrees, CPI Images) or the Mexican Entity, or the sale or other disposition of all or substantially all of the assets of any of the Canadian Entities (other than, unless the Administrative Agent otherwise agrees, CPI Images) or the Mexican Entity, seventy five percent (75%) of the aggregate cash proceeds received by any Loan Party pursuant to such sale or other disposition (through merger or otherwise), net of the direct costs relating to such sale or other disposition (through merger or otherwise).

(b)           If on any day the Revolving Outstandings plus the outstanding amount of the Swing Line Loan exceeds the Revolving Commitment, the Company shall immediately prepay Revolving Loans and/or Cash Collateralize the L/C Obligations, or do a combination of the foregoing, in an amount sufficient to eliminate such excess.

(c)           If on any day on which the Revolving Commitment is reduced pursuant to Section 6.1.1 the Revolving Outstandings plus the outstanding amount of the Swing Line Loan exceeds the Revolving Commitment, the Company shall immediately prepay Revolving Loans or Cash Collateralize the outstanding Letters of Credit, or do a combination of the foregoing, in an amount sufficient to eliminate such excess.

6.3           Manner of Prepayments.

Each voluntary partial prepayment shall be in a principal amount of $50,000 or a higher integral multiple of $50,000.  Any partial prepayment of a LIBOR Loans shall be subject to the proviso to Section 2.2.3(a).  Any prepayment of a LIBOR Loan on a day other than the last day of an Interest Period therefor shall include interest on the principal amount being repaid and shall be subject to Section 8.4.  Except as otherwise provided by this Agreement, all principal payments in respect of the Loans (other than the Swing Line Loans) shall be applied first, to repay outstanding Base Rate Loans and then to repay outstanding LIBOR Rate Loans in direct order of Interest Period maturities.

6.4           Repayments of Revolving Loans.

The Revolving Loans of each Lender shall be paid in full in cash or same day funds and the Revolving Commitment shall terminate on the Termination Date.

SECTION 7                      MAKING AND PRORATION OF PAYMENTS; TAXES.

7.1           Making of Payments.  All payments of principal or interest on the Notes, and of all fees, shall be made by the Company to the Administrative Agent in immediately available funds at the office specified by the Administrative Agent not later than 12:00 P.M., St. Louis, Missouri time, on the date due; and funds received after that hour shall be deemed to have been received by the Administrative Agent on the following Business Day.  The Administrative Agent shall promptly remit to each Lender its share of all such payments received in collected funds by the Administrative Agent for the account of such Lender.  All payments under Section 8.1 shall be made by the Company directly to the Lender entitled thereto without setoff, recoupment, counterclaim or other defense.  All payments received by the Administrative Agent after 12:00 P.M. St. Louis, Missouri time shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.

7.2           Application of Certain Payments.

So long as no Unmatured Event of Default  or Event of Default has occurred and is continuing, (a) payments matching specific scheduled payments then due shall be applied to those scheduled payments and (b) voluntary and mandatory prepayments shall be applied as set forth in Section 6.3.  After the occurrence and during the continuance of an Unmatured Event of Default or Event of Default, all amounts collected or received by the Administrative Agent or any Lender from the Company, any Loan Party, or as proceeds from the sale of, or other realization upon, all or any part of the Collateral and the Real Estate Collateral or their other assets shall be applied as set forth in the Guaranty and Collateral Agreement.  Concurrently with each remittance to any Lender of its share of any such payment, the Administrative Agent shall advise such Lender as to the application of such payment.

7.3           Due Date Extension.

If any payment of principal or interest with respect to any of the Loans, or of any fees, falls due on a day which is not a Business Day, then such due date shall be extended to the immediately following Business Day (unless, in the case of a LIBOR Loan, such immediately following Business Day is the first Business Day of a calendar month, in which case such due date shall be the immediately preceding Business Day) and, in the case of principal, additional interest shall accrue and be payable for the period of any such extension.

7.4           Taxes.

(a)     Payments Free of Taxes.

Any and all payments by or on account of any obligation of the Company hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes, provided that if the Company shall be required by applicable law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or Issuing Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Company shall make such deductions and (iii) the Company shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b)     Payment of Other Taxes by the Company.  Without limiting the provisions of Subsection (a) above, the Company shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)     Indemnification by the Company.  The Company shall indemnify the Administrative Agent, each Lender and the Issuing Lender, within 10 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Administrative Agent, such Lender or the Issuing Lender, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Company by a Lender or the Issuing Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or the Issuing Lender, shall be conclusive absent manifest error.

(d)     Evidence of Payments.  As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Company to a Governmental Authority, the Company shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)     Status of Lenders.  Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Company is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall deliver to the Company (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Company or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if requested by the Company or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Company or the Administrative Agent as will enable the Company or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

(f)     Forms.  Without limiting the generality of the foregoing, in the event that the Company is resident for tax purposes in the United States of America, any Foreign Lender shall deliver to the Company and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Company or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(i)           duly completed copies of IRS Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States of America is a party,

(ii)           duly completed copies of IRS Form W-8ECI,

(iii)           as well as for each Lender that is not a Foreign Lender (other than any such Lender which is taxed as a corporation for U.S. federal income tax purposes) shall provide two properly completed and duly executed copies of IRS Form W 9 (or any successor or other applicable form) to the Company and the Administrative Agent certifying that such Lender is exempt from United States backup withholding tax,

(iv)           in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (a) a “bank” within the meaning of section 881(c)(3)(a) of the Code, (b) a “10 percent shareholder” of the Company within the meaning of section 881(c)(3)(b) of the Code, or (c) a “controlled foreign corporation” described in section 881(c)(3)(c) of the Code and (y) duly completed copies of  IRS Form W-8BEN, or

(v)           any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Company to determine the withholding or deduction required to be made.  To the extent that a form provided pursuant to this Section is rendered obsolete or inaccurate in any material respects as result of change in circumstances with respect to the status of a Lender, such Lender shall, to the extent permitted by applicable law, deliver to the Company and the Administrative Agent revised forms necessary to confirm or establish the entitlement to such Lender’s or Agent’s exemption from United States backup withholding tax.  In addition, each Foreign Lender shall comply with any certification, documentation, information or other reporting necessary to establish an exemption from withholding under FATCA and shall provide any other documentation reasonably requested by the Company or the Administrative Agent sufficient for the Administrative Agent and the Company to comply with their obligations under FATCA and to determine that such Lender has complied with such applicable reporting requirements.

(g)     Treatment of Certain Refunds.  If the Administrative Agent, a Lender or the Issuing Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Company or with respect to which the Company has paid additional amounts pursuant to this Section, it shall pay to the Company an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Company under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses of the Administrative Agent, such Lender or the Issuing Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Company, upon the request of the Administrative Agent, such Lender or the Issuing Lender, agrees to repay the amount paid over to the Company (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender or the Issuing Lender in the event the Administrative Agent, such Lender or the Issuing Lender is required to repay such refund to such Governmental Authority.  This Subsection shall not be construed to require the Administrative Agent, any Lender or the Issuing Lender to make available its tax returns (or any other information relating to its taxes that it reasonably deems confidential) to the Company or any other Person.

SECTION 8                      INCREASED COSTS; SPECIAL PROVISIONS FOR LIBOR LOANS.

8.1            Increased Costs.  If any Change in Law shall:

(a)           impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the LIBOR Rate) or the Issuing Lender;

(b)           subject any Lender or the Issuing Lender to any Tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, or any LIBOR Loan made by it, or change the basis of taxation of payments to such Lender or the Issuing Lender in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 7.4(b) and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender or the Issuing Lender); or

(c)           impose on any Lender or the Issuing Lender or the London interbank market any other condition, cost or expense affecting this Agreement or LIBOR Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any LIBOR Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or the Issuing Lender of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the Issuing Lender hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or the Issuing Lender, the Company will pay to such Lender or the Issuing Lender, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Lender, as the case may be, for such additional costs incurred or reduction suffered.

8.2           Capital Requirements.  If any Lender or the Issuing Lender determines that any Change in Law affecting such Lender or the Issuing Lender or any lending office of such Lender or such Lender’s or the Issuing Lender’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Lender’s capital or on the capital of such Lender’s or the Issuing Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Lender, to a level below that which such Lender or the Issuing Lender or such Lender’s or the Issuing Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Lender’s policies and the policies of such Lender’s or the Issuing Lender’s holding company with respect to capital adequacy), then from time to time the Company will pay to such Lender or the Issuing Lender, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Lender or such Lender’s or the Issuing Lender’s holding company for any such reduction suffered.

8.3           Changes in Law Rendering LIBOR Loans Unlawful.  If any change in, or the adoption of any new, law or regulation, or any change in the interpretation of any applicable law or regulation by any governmental or other regulatory body charged with the administration thereof, should make it (or in the good faith judgment of any Lender cause a substantial question as to whether it is) unlawful for any Lender to make, maintain or fund LIBOR Loans, then such Lender shall promptly notify each of the other parties hereto and, so long as such circumstances shall continue, (a) such Lender shall have no obligation to make or convert any Base Rate Loan into a LIBOR Loan (but shall make Base Rate Loans concurrently with the making of or conversion of Base Rate Loans into LIBOR Loans by the Lenders which are not so affected, in each case in an amount equal to the amount of LIBOR Loans which would be made or converted into by such Lender at such time in the absence of such circumstances) and (b) on the last day of the current Interest Period for each LIBOR Loan of such Lender (or, in any event, on such earlier date as may be required by the relevant law, regulation or interpretation), such LIBOR Loan shall, unless then repaid in full in cash or same day funds, automatically convert to a Base Rate Loan.  Each Base Rate Loan made by a Lender which, but for the circumstances described in the foregoing sentence, would be a LIBOR Loan (an “Affected Loan”) shall remain outstanding for the period corresponding to the LIBOR Loans of which such Affected Loan would be a part absent such circumstances.

8.4            Funding Losses.  The Company hereby agrees that upon demand by any Lender (which demand shall be accompanied by a statement setting forth the basis for the amount being claimed, a copy of which shall be furnished to the Administrative Agent), the Company will indemnify such Lender against any net loss or expense which such Lender may sustain or incur (including any net loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund or maintain any LIBOR Loan), as reasonably determined by such Lender, as a result of (a) any payment, prepayment or conversion of any LIBOR Loan of such Lender on a date other than the last day of an Interest Period for such Loan (including any conversion pursuant to Section 8.3), (b) any failure of the Company to borrow, convert or continue any Loan on a date specified therefor in a notice of borrowing, conversion or continuation pursuant to this Agreement, or (c) Section 8.9 hereof.  For purposes of this Section 8.4, all notices of borrowing, conversion or continuation to the Administrative Agent pursuant to this Agreement shall be deemed to be irrevocable.

8.5           Right of Lenders to Fund through Other Offices.  Each Lender may, if it so elects, fulfill its commitment as to any LIBOR Loan by causing a foreign branch or Affiliate of such Lender to make such Loan; provided that in such event for the purposes of this Agreement such Loan shall be deemed to have been made by such Lender and the obligation of the Company to repay such Loan shall nevertheless be to such Lender and shall be deemed held by it, to the extent of such Loan, for the account of such branch or Affiliate.

8.6            Discretion of Lenders as to Manner of Funding.  Notwithstanding any provision of this Agreement to the contrary, each Lender shall be entitled to fund and maintain its funding of all or any part of its Loans in any manner it sees fit, it being understood, however, that for the purposes of this Agreement all determinations hereunder shall be made as if such Lender had actually funded and maintained each LIBOR Loan during each Interest Period for such Loan through the purchase of deposits having a maturity corresponding to such Interest Period and bearing an interest rate equal to the LIBOR Rate for such Interest Period.

8.7           Certificates for Reimbursement; Conclusiveness of Statements; Survival of Provisions.  A certificate of a Lender or the Issuing Lender setting forth the amount or amounts necessary to compensate such Lender or the Issuing Lender or its holding company, as the case may be, as specified in this Section 8 and delivered to the Administrative Agent and the Company shall be conclusive absent manifest error.  Subject to Section 8.8, the Company shall pay such Lender or the Issuing Lender, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.  The provisions of this Section 8 shall survive repayment of the Obligations, cancellation of any Notes, expiration or termination of the Letters of Credit and termination of this Agreement.

8.8           Delay in Requests.  Failure or delay on the part of any Lender or the Issuing Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Issuing Lender’s right to demand such compensation, provided that the Company shall not be required to compensate a Lender or the Issuing Lender pursuant to this Section for any increased costs incurred or reductions suffered more than 180 days prior to the date that such Lender or the Issuing Lender, as the case may be, notifies the Company of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180 day period referred to above shall be extended to include the period of retroactive effect thereof).

8.9            Replacement of Lenders.  If any Lender requests compensation under Section 8.1, or if the Company is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 7.4, or if any Lender defaults in its obligation to fund Loans hereunder or if any Lender gives notice of the occurrence of any circumstance under Sections 8.2 or 8.3, then the Company may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 15.6.1), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:  (i) the Company shall have paid to the Administrative Agent the assignment fee specified in

 Section 15.6.1; (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in the aggregate amount of all unreimbursed payments and disbursements under all Letters of Credit, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 8.4) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Company (in the case of all other amounts); (iii)  in the case of any such assignment resulting from a claim for compensation under Section 8.1 or payments required to be made pursuant to Section 7.4, such assignment will result in a reduction in such compensation or payments thereafter; and (iv) such assignment does not conflict with applicable law.  A Lender shall not be required to make any such assignment or delegation if, prior to the receipt of any replacement notice, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Company to require such assignment and delegation cease to apply.

8.10          Designation of a Different Lending Office.  If any Lender requests compensation under Section 8.1 or Section 8.2, or requires the Company to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 7.4 or receives notice under Section 8.3 from a Lender, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 7.4 or Section 8.1, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  The Company hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

SECTION 9                      REPRESENTATIONS AND WARRANTIES.

To induce the Administrative Agent and the Lenders to enter into this Agreement and to induce the Lenders to make Loans and issue and participate in Letters of Credit hereunder, the Company represents and warrants to the Administrative Agent and the Lenders for itself and each Loan Party that:

9.1           Organization; Locations of Executive Office; FEIN.  Each Loan Party (except for the Dormant Entities) is validly existing and in good standing under the laws of its jurisdiction of organization; and each Loan Party is duly qualified to do business in each jurisdiction where, because of the nature of its activities or properties, such qualification is required, except for such jurisdictions where the failure to so qualify would not have a Material Adverse Effect, provided, however, the representation in this sentence with respect to the Mexican Entity is, as of the Closing Date, made to the knowledge of the Company and the Loan Parties.  On the date hereof, Schedule 9.1 sets forth (a) the Company’s and each other Loan Party’s jurisdiction of organization, (b) the location of the Company’s and each other Loan Party’s chief executive office, (c) the Company’s and each other Loan Party’s exact legal name as it appears on its organizational documents, (d) the Company’s and each other Loan Party’s organizational identification number (to the extent the Company’s and each other Loan Party’s is organized in a jurisdiction which assigns such numbers), and (e) the Company’s and each other Loan Party’s federal employer identification number, if applicable.

9.2           Authorization; No Conflict.  Each Loan Party is duly authorized to execute and deliver each Loan Document to which it is a party, the Company is duly authorized to borrow monies hereunder and each Loan Party is duly authorized to perform its Obligations under each Loan Document to which it is a party.  The execution, delivery and performance by each Loan Party of each Loan Document to which it is a party, and the borrowings by the Company hereunder, do not and will not (a) require any consent or approval of any governmental agency or authority (other than any consent or approval which has been obtained and is in full force and effect), (b) conflict with (i) any provision of law, (ii) the charter, by-laws or other organizational documents of any Loan Party or (iii) any material agreement, indenture, instrument or other document, or any judgment, order or decree, which is binding upon any Loan Party or any of their respective properties or (c) require, or result in, the creation or imposition of any Lien on any asset of any Loan Party, other than Liens in favor of the Administrative Agent created pursuant to the Collateral Documents.

9.3           Validity and Binding Nature.  Each of this Agreement, and each other Loan Document to which any Loan Party is a party is the legal, valid and binding obligation of such Person, enforceable against such Person in accordance with its terms, subject to bankruptcy, insolvency and similar laws affecting the enforceability of creditors’ rights generally and to general principles of equity.

9.4            Financial Condition.  The audited consolidated financial statements of the Company and its Subsidiaries as at Company’s 2007, 2008 and 2009 Fiscal Year ends, and the unaudited consolidated financial statements of the Company and its Subsidiaries as of May 1, 2010, copies of each of which have been delivered to each Lender, were prepared in accordance with GAAP (subject, in the case of such unaudited monthly statements, prepared consistent with current practice of the company (i.e., not in accordance with GAAP)) and present fairly in all material respects the consolidated financial condition of the Company and its Subsidiaries as at such dates and the results of their operations for the periods then ended.

9.5            No Material Adverse Change.  Since February 6, 2010, there has been no material adverse change in the financial condition, operations, assets, business, properties or prospects of the Loan Parties taken as a whole.

9.6            Litigation and Contingent Liabilities.  Except as set forth on Schedule 9.21, no litigation (including derivative actions), arbitration proceeding or governmental investigation or proceeding is pending or, to the Company’s knowledge, threatened against any Loan Party which might reasonably be expected to have a Material Adverse Effect.  No Loan Party has any Contingent Liabilities which could reasonably be likely to have a Material Adverse Effect.

9.7           Ownership of Properties; Liens.  Each Loan Party owns good and, in the case of real property, marketable title to, or holds valid leasehold interests in, all of its properties and assets, real and personal, tangible and intangible, of any nature whatsoever (including patents, trademarks, trade names, service marks and copyrights), free and clear of all Liens, charges and claims (including infringement claims with respect to patents, trademarks, service marks, copyrights and the like) except Permitted Liens.  There are no financing statements, mortgages or similar documents executed by the Company or any other Loan Party or of public record against the Company or any other Loan Party, except with respect to Permitted Liens.

9.8            Equity Ownership; Subsidiaries.  All issued and outstanding Capital Securities of each Loan Party are duly authorized and validly issued, fully paid, non-assessable, and (except with respect to the Company) free and clear of all Liens, and such securities were issued in compliance with all applicable state and federal laws concerning the issuance of securities.  Schedule 9.8 sets forth the authorized Capital Securities of each Loan Party as of the Closing Date.  All of the issued and outstanding Capital Securities of each Wholly-Owned Subsidiary is, directly or indirectly, owned by the Company and is set forth on Schedule 9.8.  Except for certain Dormant Entities, the Company has no Subsidiaries that are not Wholly-Owned Subsidiaries.  As of the Closing Date, except as set forth on Schedule 9.8, there are no pre-emptive or other outstanding rights, options, warrants, conversion rights or other similar agreements or understandings for the purchase or acquisition of any Capital Securities of any Loan Party.

9.9           Pension Plans.

(a)           Each Pension Plan complies in all material respects with all applicable requirements of law and regulations.  No contribution failure under Section 412 of the Code, Section 302 of ERISA or the terms of any Pension Plan has occurred with respect to any Pension Plan, sufficient to give rise to a Lien under Section 302(f) of ERISA, or otherwise to have a Material Adverse Effect.  There are no pending or, to the knowledge of Company, threatened, claims, actions, investigations or lawsuits against any Pension Plan, any fiduciary of any Pension Plan, or Company or other any member of the Controlled Group with respect to a Pension Plan or a Multiemployer Pension Plan which could reasonably be expected to have a Material Adverse Effect.  Neither the Company nor any other member of the Controlled Group has engaged in any prohibited transaction (as defined in Section 4975 of the Code or Section 406 of ERISA) in connection with any Pension Plan or Multiemployer Pension Plan which would subject that Person to any material liability.  Within the past five years, neither the Company nor any other member of the Controlled Group has engaged in a transaction which resulted in a Pension Plan with an Unfunded Liability being transferred out of the Controlled Group, which could reasonably be expected to have a Material Adverse Effect.  No Termination Event has occurred or is reasonably expected to occur with respect to any Pension Plan, which could reasonably be expected to have a Material Adverse Effect.

(b)           All contributions (if any) have been made to any Multiemployer Pension Plan that are required to be made by the Company or any other member of the Controlled Group under the terms of the plan or of any collective bargaining agreement or by applicable law which if not so made could reasonably be expected to have a Material Adverse Effect; neither the Company nor any other member of the Controlled Group has withdrawn or partially withdrawn from any Multiemployer Pension Plan, incurred any withdrawal liability with respect to any such plan or received notice of any claim or demand for withdrawal liability or partial withdrawal liability from any such plan, which, in any such case, could reasonably be expected to have a Material Adverse Effect, and no condition has occurred which, if continued, could result in a withdrawal or partial withdrawal from any such plan; and neither the Company nor any other member of the Controlled Group has received any notice that any Multiemployer Pension Plan is in reorganization, that increased contributions may be required to avoid a reduction in plan benefits or the imposition of any excise tax, that any such plan is or has been funded at a rate less than that required under Section 412 of the Code, that any such plan is or may be terminated, or that any such plan is or may become insolvent.

9.10          Investment Company Act.  No Loan Party is an “investment company” or a company “controlled” by an “investment company” or a “subsidiary” of an “investment company,” within the meaning of the Investment Company Act of 1940.

9.11          Public Utility Holding Company Act.  No Loan Party is a “holding company”, or a “subsidiary company” of a “holding company,” or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company,” within the meaning of the Public Utility Holding Company Act of 2005.

9.12          Regulation T, U and X.  The Company is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock, or any activity described in Regulation T, Regulation U or Regulation X.

9.13          Taxes.  Each Loan Party has timely filed all tax returns and reports required by law to have been filed by it and has paid all taxes and governmental charges due and payable with respect to such return, except any such taxes or charges which are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books or which do not exceed $1,500,000 in the aggregate at any time.  The Loan Parties have made adequate reserves on their books and records in accordance with GAAP for all taxes that have accrued but which are not yet due and payable.  No Loan Party has participated in any transaction that relates to a year of the taxpayer (which is still open under the applicable statute of limitations) which is a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2) (irrespective of the date when the transaction was entered into).

9.14          Solvency, etc.  On the Closing Date, and immediately prior to and after giving effect to the issuance of each Letter of Credit and each borrowing hereunder on and after the Closing Date and the use of the proceeds thereof, with respect to each Loan Party, individually, (a) the fair value of its assets is greater than the amount of its liabilities (including disputed, contingent and unliquidated liabilities) as such value is established and liabilities evaluated, (b) the present fair saleable value of its assets is not less than the amount that will be required to pay the probable liability on its debts as they become absolute and matured, (c) it is able to realize upon its assets and pay its debts and other liabilities (including disputed, contingent and unliquidated liabilities) as they mature in the normal course of business, (d) it does not intend to, and does not believe that it will, incur debts or liabilities beyond its ability to pay as such debts and liabilities mature and (e) it is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which its property would constitute unreasonably small capital.

9.15          Environmental Matters.  The on-going operations of each Loan Party comply in all respects with all Environmental Laws, except such non-compliance which could not (if enforced in accordance with applicable law) reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect.  Each Loan Party has obtained, and maintained in good standing, all licenses, permits, authorizations, registrations and other approvals required under any Environmental Law and required for their respective ordinary course operations, and for their reasonably anticipated future operations, and each Loan Party is in compliance with all terms and conditions thereof, except where the failure to do so could not reasonably be expected to result in material liability to any Loan Party and could not reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect.  No Loan Party or any of its properties or operations is subject to, or reasonably anticipates the issuance of, any written order from or agreement with any Federal, state or local governmental authority, nor subject to any judicial or docketed administrative or other proceeding, respecting any Environmental Law, Environmental Claim or Hazardous Substance that would reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect.  There are no Hazardous Substances or other conditions or circumstances existing with respect to any property, or relating to any waste disposal, of any Loan Party that would reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect.  No Loan Party has any underground storage tanks that are not properly registered or permitted under applicable Environmental Laws or that at any time have released, leaked, disposed of or otherwise discharged Hazardous Substances, which would reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect.

9.16          Insurance.  Set forth on Schedule 9.16 is a complete and accurate summary of the property and casualty insurance program of the Loan Parties as of the Closing Date (including the names of all insurers, policy numbers, expiration dates, amounts and types of coverage, annual premiums, exclusions, deductibles, self-insured retention, and a description in reasonable detail of any self-insurance program, retrospective rating plan, fronting arrangement or other risk assumption arrangement involving any Loan Party).  Each Loan Party and its properties are insured with financially sound and reputable insurance companies with at least an “A-” rating by Best’s Rating Services which are not Affiliates of the Loan Parties, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where such Loan Parties operate.

9.17          Real Property.  Set forth on Schedule 9.17 is a complete and accurate list, as of the Closing Date, of the address of all real property owned or leased by any Loan Party, together with, in the case of leased property, the name and mailing address of the lessor of such property.  Except as set forth in Schedule 9.17, no Person is a lessee, tenant or licensee of any real property owned by any Loan Party.  None of the Real Estate Collateral is subject to any restriction, including, without limitation, zoning restrictions or recorded restrictions, that would materially reduce the value of such Real Estate Collateral or materially impair or restrict the use of all of the Real Estate Collateral as a commercial or industrial site.

9.18          Information.  All information heretofor or contemporaneously herewith furnished in writing by any Loan Party to the Administrative Agent or any Lender for purposes of or in connection with this Agreement and the transactions contemplated hereby is, and all written information hereafter furnished by or on behalf of any Loan Party to the Administrative Agent or any Lender pursuant hereto or in connection herewith will be, true and accurate in every material respect on the date as of which such information is dated or certified, and none of such information is or will be incomplete by omitting to state any material fact necessary to make such information not misleading in light of the circumstances under which made (it being recognized by the Administrative Agent and the Lenders that any projections and forecasts provided by the Company are based on good faith estimates and assumptions believed by the Company to be reasonable as of the date of the applicable projections or assumptions and that actual results during the period or periods covered by any such projections and forecasts may differ from projected or forecasted results).

9.19          Intellectual Property.  Each Loan Party owns and possesses or has a license or other right to use all patents, patent rights, trademarks, trademark rights, trade names, trade name rights, service marks, service mark rights and copyrights as are necessary for the conduct of the businesses of the Loan Parties, without any infringement upon rights of others which such infringement could reasonably be expected to have a Material Adverse Effect.

9.20          Burdensome Obligations.  No Loan Party is a party to any agreement or contract or subject to any restriction contained in its organizational documents which could reasonably be expected to have either individually or in the aggregate, a Material Adverse Effect.

9.21          Labor Matters.  Except as set forth on Schedule 9.21, no Loan Party is subject to any labor or  collective bargaining agreement.  There are no existing or, to the knowledge of the Company, threatened strikes, lockouts or other labor disputes involving any Loan Party that singly or in the aggregate could reasonably be expected to have a Material Adverse Effect.  Except as set forth on Schedule 9.21, hours worked by and payment made to employees of the Loan Parties are not in violation of the Fair Labor Standards Act or any other applicable law, rule or regulation dealing with such matters that singly or in the aggregate could reasonably be expected to have a Material Adverse Effect.

9.22          No Default.  No Event of Default or Unmatured Event of Default exists or would result from the incurrence by any Loan Party of any Debt hereunder or under any other Loan Document.

9.23           Sears Agreements.

(a)           The Company has heretofor furnished the Administrative Agent a true and correct copy of each of the Sears Agreements.

(b)           Each Loan Party and, to the Company’s knowledge, each other party to the Sears Agreements, has duly taken all necessary corporate, partnership or other organizational action to authorize the execution, delivery and performance of the Sears Agreements and the consummation of transactions contemplated thereby.

(c)           Each of the Sears Agreements are in full force and effect and are the legal, valid and binding obligation of the Company and, to Company’s knowledge, each other party to the Sears Agreements.

(d)           None of the Sears Agreements have terminated or been subject to early termination or expired or not been renewed past their stated termination date.

9.24           Wal-Mart Agreements.

(a)           The Company has heretofor furnished the Administrative Agent a true and correct copy of each of the Wal-Mart Agreements.

(b)           Each Loan Party and, to the Company’s knowledge, each other party to the Wal-Mart Agreements, has duly taken all necessary corporate, partnership or other organizational action to authorize the execution, delivery and performance of the Wal-Mart Agreements and the consummation of transactions contemplated thereby.

(c)           Each of the Wal-Mart Agreements are in full force and effect and are the legal, valid and binding obligation of the Company and, to Company’s knowledge, each other party to the Wal-Mart Agreements.

(d)           None of the Wal-Mart Agreements have terminated or been subject to early termination or expired or not been renewed past their stated termination date.

9.25          Toys R US Agreements.

(a)           The Company has heretofor furnished the Administrative Agent a true and correct copy of each of the  Toys R US Agreements.

(b)           Each Loan Party and, to the Company’s knowledge, each other party to the Toys R US Agreements, has duly taken all necessary corporate, partnership or other organizational action to authorize the execution, delivery and performance of the Toys R US Agreements and the consummation of transactions contemplated thereby.

(c)           Each of the Toys R US Agreements are in full force and effect and are the legal, valid and binding obligation of the Company and, to Company’s knowledge, each other party to the Toys R US Agreements.

(d)           None of the Toys R US Agreements have terminated or been subject to early termination or expired or not been renewed past their stated termination date.

9.26           Material Acquisition Agreements.  For all Material Acquisitions consummated after the date hereof,

(a)           Prior to the consummation of a Material Acquisition, the Company will furnish the Administrative Agent a true and correct copy of each of the Material Acquisition Agreements as required by Section 11.5 of this Agreement.

(b)           Each Loan Party and, to the Company’s knowledge, each other party to the Material Acquisition Agreements, prior to the execution and delivery thereof, will have duly take all necessary corporate, partnership or other organizational action to authorize the execution, delivery and performance of the Material Acquisition Agreements and the consummation of transactions contemplated thereby.

(c)           Each of the Material Acquisition Agreements, upon the execution and delivery thereof, will be in full force and effect and will be the legal, valid and binding obligation of the Company and, to Company’s knowledge, each other party to Material Acquisition Agreements.

(d)           Excluding Joint Ventures, following the execution of the Material Acquisition Agreements, none of the Material Acquisition Agreements will be terminated or be subject to early termination or expired or not been renewed past their stated termination date.

9.27          Dormant Entities.  None of the Dormant Entities (i) have or hold any assets of any kind or nature other than the Capital Securities of another Loan Party, (ii) have any liabilities, obligations or Debt of any kind other than incidental corporate maintenance items, incidental tax liabilities, or (iii) have any operations or employees.  The complete and accurate legal name and state of formation of each Dormant Entity is fully, completely and accurately listed in the definition of “Dormant Entity.”

9.28          Subordinated Debt.  The representations and warranties in this Section 9.28 are only effective when Subordinated Debt is outstanding.  The subordination provisions of the Subordinated Debt are enforceable against the holders of the Subordinated Debt by the Administrative Agent and the Lenders.  All Obligations constitute senior Debt entitled to the benefits of the subordination provisions contained in the Subordinated Debt.  The Company acknowledges that the Administrative Agent and each Lender are entering into this Agreement and are extending the Commitments and making the Loans in reliance upon the subordination provisions of the Subordinated Debt and this Section.  There is no breach or default with respect to any of the Subordinated Debt, and all of the Subordinated Debt has been incurred in accordance with the terms of this Agreement.  To the Company's knowledge, there is no breach or default by or attributable to any holder of any of the Subordinated Debt under any Subordination Agreement.

SECTION 10                                AFFIRMATIVE COVENANTS.

Until the expiration or termination of the Commitments and thereafter until all Obligations hereunder and under the other Loan Documents are Paid in Full, the Company agrees for itself and each of its Subsidiaries, that, unless at any time the Required Lenders shall otherwise expressly consent in writing, it will:

10.1          Reports, Certificates and Other Information.  Furnish to the Administrative Agent and each Lender:

                 10.1.1    Annual Report.  Upon the earliest to occur of (i) when available, (ii) within 90 days after the close of each Fiscal Year, or (iii) 15 days after the date required to be filed with the SEC, including any extensions permitted by the SEC, a copy of the annual audit report of the Company and its Subsidiaries for such Fiscal Year, including therein consolidated balance sheets, statement of stockholders equity, and statements of earnings and cash flows of the Company and its Subsidiaries as at the end of such Fiscal Year, certified without adverse reference to going concern value and without qualification by independent auditors of recognized standing selected by the Company and reasonably acceptable to the Administrative Agent, together with (i) a written statement from such accountants to the effect that in making the examination necessary for the signing of such annual audit report by such accountants, nothing came to their attention that caused them to believe that the Company was not in compliance with any provision of Sections 11.1, 11.3, 11.4 or 11.16 of this Agreement insofar as such provision relates to accounting matters or, if something has come to their attention that caused them to believe that the Company was not in compliance with any such provision, describing such non-compliance in reasonable detail and (ii) an unaudited comparison with the budget for such Fiscal Year and a comparison with the previous Fiscal Year (pro forma, if applicable, after giving effect to a permitted Acquisition).

                 10.1.2   Interim Reports.  For each Fiscal Quarter other than the last Fiscal Quarter of each Fiscal Year), upon the earliest to occur of (i) when available, (ii) within 45 days after the close of each Fiscal Quarter, or (iii) 5 days after the date required to be filed with the SEC, including any extensions permitted by the SEC, consolidated balance sheets of the Company and its Subsidiaries as of the end of such Fiscal Quarter, together with consolidated statements of earnings and cash flows for such Fiscal Quarter and for the period beginning with the first day of such Fiscal Year and ending on the last day of such Fiscal Quarter, together with a comparison with the corresponding period of the previous Fiscal Year and a comparison with the budget for such period of the current Fiscal Year, certified by a Senior Officer of the Company; and (b) promptly when available and in any event within 45 days after the end of each Fiscal Month (there being thirteen (13) four (4) week periods comprising the Company’s Fiscal Months, except in the 2008 Fiscal Year, there were twelve (12) four (4) week periods and one (1) five (5) week period comprising Company’s Fiscal Months), management prepared sales reports by host and country.

                10.1.3   Compliance Certificates.  Contemporaneously with the furnishing of a copy of each annual audit report pursuant to Section 10.1.1 and each set of quarterly statements pursuant to Section 10.1.2, a duly completed compliance certificate in the form of Exhibit B, with appropriate insertions, dated the date of such annual report or such quarterly statements and signed by a Senior Officer of the Company, containing (i) a computation of each of the financial ratios and restrictions set forth in Section 11.16, all cash and noncash components of EBITDA (in accordance with the definition thereof) and a calculation sufficient to determine compliance or noncompliance with Section 13.1.13 and to the effect that such officer has not become aware of any Event of Default or Unmatured Event of Default that has occurred and is continuing or, if there is any such event, describing it and the steps, if any, being taken to cure it, (ii) a written statement of the Company’s management setting forth a discussion of the Company’s financial condition, changes in financial condition and results of operations, and (iii) the reports required by Sections 10.1.9 and 10.1.10.

                 10.1.4   Reports to the SEC and to Shareholders.  Promptly after the same are available, copies of each annual report, quarterly report, proxy or financial statement or other report or communication sent to the stockholders of the Company, and copies of all annual, quarterly, regular, periodic and special reports and registration statements which the Company may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, and not otherwise required to be delivered to the Administrative Agent pursuant hereto.

                 10.1.5   Notice of Default, Litigation and ERISA Matters.  Promptly, but in no event later than three Business Days after becoming aware of any of the following, written notice describing the same and the steps being taken by the Company or the Subsidiary affected thereby with respect thereto:

(a)           the occurrence of an Event of Default or an Unmatured Event of Default;

(b)           any litigation, arbitration or governmental investigation or proceeding not previously disclosed by the Company to the Lenders which has been instituted or, to the knowledge of the Company, is threatened against any Loan Party or to which any of the properties of any thereof is subject which might reasonably be expected to have a Material Adverse Effect;

(c)           the institution of any steps by any member of the Controlled Group or any other Person to terminate any Pension Plan, or the failure of any member of the Controlled

Group to make a required contribution to any Pension Plan (if such failure is sufficient to give rise to a Lien under Section 302(f) of ERISA) or to any Multiemployer Pension Plan, or the taking of any action with respect to a Pension Plan which could result in the requirement that the Company furnish a bond or other security to the PBGC or such Pension Plan, or the occurrence of any event with respect to any Pension Plan or Multiemployer Pension Plan which could result in the incurrence by any member of the Controlled Group of any material liability, fine or penalty (including any claim or demand for withdrawal liability or partial withdrawal from any Multiemployer Pension Plan), or any material increase in the contingent liability of the Company with respect to any post-retirement welfare benefit plan or other employee benefit plan of the Company or another member of the Controlled Group, or any notice that any Multiemployer Pension Plan is in reorganization, that increased contributions may be required to avoid a reduction in plan benefits or the imposition of an excise tax, that any such plan is or has been funded at a rate less than that required under Section 412 of the Code, that any such plan is or may be terminated, or that any such plan is or may become insolvent;

(d)           any cancellation or material change in any insurance maintained by any Loan Party;

(e)           any other event (including (i) any violation of any Environmental Law or the assertion of any Environmental Claim or (ii) the enactment or effectiveness of any law, rule or regulation) which might reasonably be expected to have a Material Adverse Effect; or

(f)           any material default or any termination, or notice (written or oral) thereof, under any of the Sears Agreements, under any of the Wal-Mart Agreements, under any of the Toys R US Agreements, or under any of the Material Acquisition Agreements.

                10.1.6    Management Reports.  Promptly upon receipt thereof, copies of all detailed financial and management reports submitted to the Company by independent auditors in connection with each annual or interim audit made by such auditors of the books of the Company.

                 10.1.7    Projections.  As soon as practicable, and in any event not later than sixty (60) days after the commencement of each Fiscal Year, financial projections for the Company and its Subsidiaries for such Fiscal Year (including Fiscal Quarter operating and cash flow budgets) prepared in a manner consistent with the projections delivered by the Company to the Lenders prior to the Closing Date or otherwise in a manner reasonably satisfactory to the Administrative Agent, accompanied by a certificate of a Senior Officer of the Company on behalf of the Company to the effect that (a) such projections were prepared by the Company in good faith, (b) the Company has a reasonable basis for the assumptions contained in such projections and (c) such projections have been prepared in accordance with such assumptions.

                 10.1.8   Other Information.  Promptly from time to time, such other information concerning the Loan Parties as any Lender or the Administrative Agent may reasonably request.

                 10.1.9   Retail Location Closings and Openings.  A report, each Fiscal Quarter, provided with the Compliance Certificate, listing, by location, each retail location of the Company and its Subsidiaries closed during such Fiscal Quarter, whether such Closed Location existed on the Closing Date, each retail location opened during such Fiscal Quarter, and a calculation sufficient to determine if Section 13.1.13 has been breached.  Promptly becoming aware of any mandatory retail location closings (other than ordinary course store closings and store relocations) under the Sears Agreements, the Wal-Mart Agreements, the Toys R US Agreements, or the Material Acquisition Agreements, written notice of such event to the Administrative Agent, with a listing of the retail locations to be closed and such other information as Administrative Agent may reasonably request.  Administrative Agent may request at any time information and a calculation sufficient to determine if Section 13.1.13 has been breached.

                10.1.10   Capital Expenditure Report.  A report, each Fiscal Quarter, provided with the Compliance Certificate, setting forth, in detail, by location, the Capital Expenditures incurred by the Company and its Subsidiaries during the Fiscal Quarter immediately ended and Fiscal Year-to-date.

                 10.1.11   Subordinated Debt Notices.  Promptly following receipt, copies of any notices (including notices of default or acceleration) received from any holder or trustee of, under or with respect to any Subordinated Debt.

                10.1.12   Schedule 9.1.  Updates to Schedule 9.1 as requested by Administrative Agent from time to time.

                 10.1.13   Collateral Value Information.  Promptly upon the request of the Administrative Agent, the value of all Collateral at each location at which the Company or any Loan Party is a lessee or bailee, provided, however, the foregoing request may only include Sears locations, Toys R US locations, Wal-Mart locations and Material Acquisition locations upon the occurrence and during the continuance of an Event of Default, and provided further, however, if no Event of Default has occurred and is continuing, such request shall be no more than once during each twelve month period.

                 10.1.14   Notice of Lease Extension or New Leases.  Promptly following the execution by the Company or any Loan Party of any lease or bailment for any location where the value of the Collateral is reasonably expected to exceed $2,000,000 in the aggregate, written notice of the execution of each such lease or bailment.

10.2         Books, Records and Inspections.  Keep, and cause each other Loan Party to keep, its books and records in accordance with sound business practices sufficient to allow the preparation of financial statements in accordance with GAAP; permit, and cause each other Loan Party to permit, any Lender or the Administrative Agent or any representative thereof to inspect the properties and operations of the Loan Parties; and permit, and cause each other Loan Party to permit, at any reasonable time and with reasonable notice (or at any time without notice if an Event of Default exists), any Lender or the Administrative Agent or any representative thereof to visit any or all of its offices, to discuss its financial matters with its officers and its independent auditors (and the Company hereby authorizes such independent auditors to discuss such financial matters with any Lender or the Administrative Agent or any representative thereof), and to examine (and, at the expense of the Loan Parties, photocopy extracts from) any of its books or other records; and permit, and cause each other Loan Party to permit, the Administrative Agent and its representatives to inspect the Collateral and other tangible assets of the Loan Parties, to perform appraisals of the Collateral and other assets of the Loan Parties, and to inspect, examine, check and make copies of and extracts from the books, records, computer data, computer programs, journals, orders, receipts, correspondence and other data relating to the Collateral and their other assets.  All such inspections or examinations by the Administrative Agent shall be at the Company’s expense, provided that so long as no Event of Default or Unmatured Event of Default exists, the Company shall not be required to reimburse the Administrative Agent for inspections or examinations more frequently than once each Fiscal Year.

10.3           Maintenance of Property; Insurance.

(a)           Keep, and cause each other Loan Party to keep, all property useful and necessary in the business of the Loan Parties in good working order and condition, ordinary wear and tear excepted, and failure to do so could reasonably be expected to have a Material Adverse Effect.

(b)           Maintain, and cause each other Loan Party to maintain, with responsible insurance companies, such insurance coverage as may be required by any law or governmental regulation or court decree or order applicable to it and such other insurance, to such extent and against such hazards and liabilities, as is customarily maintained by companies similarly situated; and, upon the reasonable request of the Administrative Agent or any Lender, furnish to the Administrative Agent or such Lender a certificate setting forth in reasonable detail the nature and extent of all insurance maintained by the Loan Parties.  The Company shall cause each issuer of an insurance policy to provide the Administrative Agent with an endorsement (i) naming the Administrative Agent as an additional insured with respect to each policy of general liability insurance and showing the Administrative Agent as loss payee with respect to each policy of property or casualty insurance, (ii) providing that 30 days’ notice will be given to the Administrative Agent prior to any cancellation of, material reduction or change in coverage provided by or other material modification to such policy and (iii) reasonably acceptable in all other respects to the Administrative Agent.  The Company shall or shall cause any other Loan Party (other than the Dormant Entities) upon request of Administrative Agent at any time to furnish to Administrative Agent updated evidence of insurance.

10.4           Compliance with Laws; OFAC/BSA Provision; Payment of Taxes and Liabilities.

                 10.4.1

(a)           Comply, and cause each other Loan Party to comply, in all material respects with all applicable laws, rules, regulations, decrees, orders, judgments, licenses and permits, except where failure to comply could not reasonably be expected to have a Material Adverse Effect; (b) without limiting clause (a) above, ensure, and cause each other Loan Party to ensure, that no person who owns a controlling interest in or otherwise controls a Loan Party is or shall be (i) listed on the Specially Designated Nationals and Blocked Person List maintained by the Office of Foreign Assets Control (“OFAC”), Department of the Treasury, and/or any other similar lists maintained by OFAC pursuant to any authorizing statute, Executive Order or regulation or (ii) a person designated under Section 1(b), (c) or (d) of Executive Order No. 13224 (September 23, 2001), any related enabling legislation or any other similar Executive Orders, and (c) without limiting clause (a) above, comply, and cause each other Loan Party to comply, with all applicable Bank Secrecy Act (“BSA”) and anti-money laundering laws and regulations.

(b)           Each Loan Party that has delivered a Mortgage to Administrative Agent will comply with all applicable laws, rules, regulations, decrees, orders, judgments, licenses and permits, including Environmental Laws and fire and building codes of federal, state and local authorities applicable to the Collateral described in such Mortgage except where such failure could not reasonably be likely to have a Material Adverse Effect; except such as are being diligently contested by such Loan Party in good faith by appropriate proceedings; provided, however, that if the amount at issue in any such contest exceeds $2,000,000, unless Administrative Agent waives such requirement in Administrative Agent’s sole discretion, the Company shall promptly deposit with Administrative Agent Cash Collateral which in Administrative Agent’s judgment must be adequate to pay and discharge each such contested item in full, together with all legal fees and costs that might be incurred by Administrative Agent (which legal fees and costs the Company hereby agrees to pay or to cause such Loan Party to pay).  Further, each Loan Party that has delivered a Mortgage to Administrative Agent will comply with all requirements of every board of fire underwriters or similar body whose requirements apply to similar property in the area where any of the Collateral described in such Mortgage is located.

                10.4.2     Pay, and cause each other Loan Party to pay, prior to delinquency, all taxes and other governmental charges against it or any of the Collateral or any of the Real Estate Collateral, as well as claims of any kind which, if unpaid, could become a Lien on any of its property; provided that the foregoing shall not require any Loan Party to pay any such tax or charge so long as it shall contest the validity thereof in good faith by appropriate proceedings and shall set aside on its books adequate reserves with respect thereto in accordance with GAAP and, in the case of a claim which could become a Lien on any of the Collateral or on any of the Real Estate Collateral or any other asset of the Company or any other Loan Party, such contest proceedings shall stay the foreclosure of such Lien or the sale of any portion of any Collateral or any portion of the Real Estate Collateral or other assets of the Company or any other Loan Party to satisfy such claim; provided further, however, that if the amount of any such tax, charge or claim exceeds $1,000,000, unless Administrative Agent waives such requirement in Administrative Agent’s sole discretion, the Company shall promptly deposit with Administrative Agent Cash Collateral which in Administrative Agent’s judgment must be adequate to pay and discharge each such item in full, together with all legal fees and costs that might be incurred by Administrative Agent (which legal fees and costs the Company hereby agrees to pay or to cause such Loan Party to pay).

10.5          Maintenance of Existence, etc.  Maintain and preserve, and (subject to Section 11.5) cause each other Loan Party to maintain and preserve, (a) its existence and good standing in the jurisdiction of its organization and (b) its qualification to do business and good standing in each jurisdiction where the nature of its business makes such qualification necessary (in each such case, other than such jurisdictions in which the failure to be qualified or in good standing would not reasonably be expected to have a Material Adverse Effect).

10.6          Use of Proceeds.  Use the proceeds of the Revolving Loans, for working capital purposes and general business purposes, for any Acquisitions permitted under this Agreement, for Capital Expenditures (including retail store expansions and conversion to digital photography), refinance existing Debt, other general business purposes, and to pay dividends and distributions on the Company’s Capital Securities to the extent permitted hereunder, and to make purchases or redemptions of the Company’s Capital Securities to the extent permitted hereunder; and not use or permit any proceeds of any Loan to be used, either directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of “purchasing or carrying” any Margin Stock.

10.7           Employee Benefit Plans.

(a)           Maintain, and cause each other member of the Controlled Group to maintain, each Pension Plan in substantial compliance with all applicable requirements of law and regulations.

(b)           Make, and cause each other member of the Controlled Group to make, on a timely basis, all required contributions to any Multiemployer Pension Plan.

(c)           Not, and not permit any other member of the Controlled Group to (i) seek a waiver of the minimum funding standards of ERISA, (ii) terminate or withdraw from any Pension Plan or Multiemployer Pension Plan or (iii) take any other action with respect to any Pension Plan that would reasonably be expected to entitle the PBGC to terminate, impose liability in respect of, or cause a trustee to be appointed to administer, any Pension Plan, unless the actions or events described in clauses (i), (ii) and (iii) individually or in the aggregate would not have a Material Adverse Effect.

10.8          Environmental Matters.  If any release or threatened release or other disposal of Hazardous Substances shall occur or shall have occurred on any real property or any other assets of any Loan Party, the Company shall, or shall cause the applicable Loan Party to, cause the prompt containment and removal of such Hazardous Substances and the remediation of such real property or other assets as necessary to comply with all Environmental Laws and to preserve the value of such real property or other assets to the extent noncompliance could reasonably be expected to have a Material Adverse Effect.  Without limiting the generality of the foregoing, the Company shall, and shall cause each other Loan Party to, comply with any Federal or state judicial or administrative order requiring the performance at any real property of any Loan Party of activities in response to the release or threatened release of a Hazardous Substance at any real property of any Loan Party (whether owned or leased).  The Company shall, and shall cause its Subsidiaries to, dispose of such Hazardous Substances, or of any other wastes, only at licensed disposal facilities operating, to the Company’s knowledge, in compliance with Environmental Laws.

10.9          Further Assurances.  Take, and cause each other Loan Party to take, such actions as are necessary or as the Administrative Agent or the Required Lenders may reasonably request from time to time to ensure that the Obligations of each Loan Party under the Loan Documents are secured by substantially all of the assets of the Company and each domestic Subsidiary (other than the Dormant Subsidiaries) as well as all Capital Securities of each domestic Subsidiary (other than the Dormant Subsidiaries) and 65% of all Capital Securities of each foreign Subsidiary and guaranteed by each domestic Subsidiary (other than the Dormant Subsidiaries), and including, without limitation, upon the acquisition or creation thereof, any Subsidiary acquired or created after the Closing Date, in each case as the Administrative Agent may determine, including (a) the execution and delivery of guaranties, security agreements, pledge agreements (with respect to foreign Subsidiaries, 65% of all Capital Securities of such foreign Subsidiaries), mortgages, deeds of trust, financing statements and other documents, and the filing or recording of any of the foregoing and (b) the delivery of certificated securities and other Collateral with respect to which perfection is obtained by possession.

10.10       Deposit Accounts.  Unless the Administrative Agent otherwise consents in writing, each Loan Party shall at all times maintain all of their principal deposit accounts and customary treasury management services with the Administrative Agent which such accounts and services shall be at market rates mutually agreed by the Loan Parties and the Administrative Agent.

10.11        Redemptions.  The Company shall comply, and cause each other Loan Party to comply, with all state and federal laws applicable to any redemptions or repurchases of the Company’s Capital Securities, and the terms of this Agreement.

10.12        Collateral Access Agreements.  If, at any time, the Loan Parties shall have more than $2,000,000 in the aggregate of Collateral at any location at which any Loan Party is a lessee or bailee, then, promptly upon the request of the Administrative Agent, the Company shall use its reasonable best efforts to deliver a Collateral Access Agreement for such location; deliver a Collateral Access Agreement as required by Section 11.5, provided, however, Collateral Access Agreements from Sears, Wal-Mart, Toys R US, must be in effect at all times.

10.13        Sandy Realty Holdings, LLC; Utah Real Property.  At any time, Administrative Agent may, or shall at the direction of the Required Lenders, require that the Company cause Sandy Realty Holdings, LLC to become a party to the Guaranty and Collateral Agreement, and unless at such time the Utah Property is subject to a definitive binding agreement for purchase and sale reasonably satisfactory to Administrative Agent, the Loan Parties shall promptly deliver a Mortgage together with surveys, appraisals, environmental reports, flood letters, title policies, and other documents, each in form and substance reasonably satisfactory to the Administrative Agent, with respect to the Utah Property so as to provide Administrative Agent a first priority Lien thereon.

10.14        Collateral Access Agreements.  The Company shall (i) on or before September 8, 2010, deliver to Administrative Agent a Collateral Access Agreement from Toys R US, and (ii) unless waived by Administrative Agent or extended by Administrative Agent, on or before September 15, 2010, deliver to Administrative Agent a Collateral Access Agreement from the landlord of the real property commonly known as 5481 Brown Ave., St. Louis, MO 63120.

SECTION 11                                NEGATIVE COVENANTS

Until the expiration or termination of the Commitments and thereafter until all Obligations hereunder and under the other Loan Documents are Paid in Full, the Company agrees for itself and each of its Subsidiaries that, unless at any time the Required Lenders shall otherwise expressly consent in writing, it will:

11.1         Debt.  Not, and not permit any other Loan Party to, create, incur, assume or suffer to exist any Debt, except:

(a)           Obligations under this Agreement and the other Loan Documents;

(b)           Debt secured by Liens permitted by Section 11.2(d), and extensions, renewals and refinancings thereof; provided that the aggregate amount of all such Debt at any time outstanding shall not exceed $3,500,000;

(c)           Debt of the Company to any domestic Wholly-Owned Subsidiary or Debt of any domestic Wholly-Owned Subsidiary to the Company or another domestic Wholly-Owned Subsidiary; provided that, upon the reasonable request of Administrative Agent, such Debt shall be evidenced by a demand note in form and substance reasonably satisfactory to the Administrative Agent and pledged and delivered to the Administrative Agent pursuant to the Collateral Documents as additional collateral security for the Obligations, and the obligations under such demand note shall be subordinated to the Obligations of the Company hereunder in a manner reasonably satisfactory to the Administrative Agent;

(d)           Debt described on Schedule 11.1 and any extension, renewal or refinancing thereof so long as the principal amount thereof is not increased in excess of the amount set forth on such Schedule;

(e)           Contingent Liabilities arising with respect to customary indemnification obligations in favor of purchasers in connection with dispositions permitted under Section 11.5;

(f)           Contingent Liabilities listed on Schedule 11.1 and Contingent Liabilities arising with respect to customary indemnification obligations in favor of sellers in connection with Acquisitions permitted hereunder;

(g)           Guaranties by the Company and/or its Subsidiaries in respect of Debt of the Company or its domestic Subsidiaries permitted by this Section 11.1;

(h)           Guaranties by the Company and/or its Subsidiaries in respect of Debt of Joint Ventures, if such Joint Ventures are permitted under this Agreement, up to an aggregate amount of $3,000,000 for all such Debt being guarantied by the Company and its Subsidiaries;

(i)           Hedging Obligations incurred in favor of Administrative Agent, any Lender or any of their Affiliates for bona fide hedging purposes and not for speculation;

(j)           Debt owing to any trust created under a supplemental executive retirement program of the Company;

(k)           Unsecured Subordinated Debt up to an aggregate principal amount outstanding at any time of Twenty Five Million Dollars ($25,000,000), approved prior to the incurrence thereof by the Administrative Agent and subject, at all times after the incurrence thereof, to a Subordination Agreement; and

(l)           Debt of the Company owing to the Canadian Entities up to $7,500,000 in the aggregate.

11.2          Liens.  Not, and not permit any other Loan Party to, create or permit to exist any Lien on any of its real or personal properties, assets or rights of whatsoever nature (whether now owned or hereafter acquired), except:

(a)           Liens for taxes or other governmental charges not at the time delinquent or thereafter payable without penalty or being contested in good faith by appropriate proceedings and, in each case, for which it maintains adequate reserves; provided, however, that if the amount of any such tax or charge exceeds $2,000,000, unless Administrative Agent waives such requirement in Administrative Agent’s sole discretion, the Company shall promptly deposit with Administrative Agent Cash Collateral which in Administrative Agent’s judgment must be adequate to pay and discharge any such item in full, together with all legal fees and costs that might be incurred by Administrative Agent (which legal fees and costs the Company hereby agrees to pay).

(b)           Liens arising in the ordinary course of business (such as (i) Liens of carriers, warehousemen, mechanics and materialmen and other similar Liens imposed by law and (ii) Liens in the form of deposits or pledges incurred in connection with worker’s compensation, unemployment compensation and other types of social security (excluding Liens arising under ERISA) or in connection with any surety bonds, bids, performance bonds and similar obligations (in each case, the terms and provisions relating to Liens being approved in advance by Administrative Agent) for sums not overdue or being contested in good faith by appropriate proceedings and not involving any advances or borrowed money or the deferred purchase price of property or services and, in each case, for which it maintains adequate reserves; provided, however, that if the amount of any such Lien exceeds $2,000,000, unless Administrative Agent waives such requirement in Administrative Agent’s sole discretion, the Company shall promptly deposit with Administrative Agent Cash Collateral which in Administrative Agent’s judgment must be adequate to pay and discharge any such item in full, together with all legal fees and costs that might be incurred by Administrative Agent (which legal fees and costs the Company hereby agrees to pay).

(c)           Liens described on Schedule 11.2 as of the Closing Date;

(d)           subject to the limitation set forth in Section 11.1(b), (i) Liens arising in connection with Capital Leases (and attaching only to the property being leased), (ii) Liens existing on property at the time of the acquisition thereof by any Loan Party (and not created in contemplation of such acquisition) and (iii) Liens that constitute purchase money security interests on any property securing debt incurred for the purpose of financing all or any part of the cost of acquiring such property, provided that any such Lien attaches to such property within 20 days of the acquisition thereof and attaches solely to the property so acquired;

(e)           attachments, appeal bonds, judgments and other similar Liens, for sums not exceeding $1,000,000 arising in connection with court proceedings, provided the execution or other enforcement of such Liens is effectively stayed and the claims secured thereby are being actively contested in good faith and by appropriate proceedings;

(f)           easements, rights of way, restrictions, minor defects or irregularities in title and other similar Liens not interfering in any material respect with the ordinary conduct of the business of any Loan Party; provided, however, that if the amount of any of the foregoing exceeds $2,000,000, unless Administrative Agent waives such requirement in Administrative Agent’s sole discretion, the Company shall promptly deposit with Administrative Agent Cash Collateral which in Administrative Agent’s judgment must be adequate to pay and discharge any such item in full, together with all legal fees and costs that might be incurred by Administrative Agent (which legal fees and costs the Company hereby agrees to pay).

(g)           Except with respect to locations leased or licensed from Sears, Wal-Mart or Toys R US if a Collateral Access Agreement is in effect with respect thereto, Liens in favor of landlords with respect to assets located at locations leased by the Company or any other Loan Party if such provisions granting a Lien are in existence on the Closing Date in leases that are in existence on the Closing Date, provided, however, with respect to any locations leased or licensed by the Company or any other Loan Party after the Closing Date, the related lease or license shall not contain any provisions granting a landlord or licensor a lien on any assets of the Company or any Loan Party or grant the landlord or licensor the right to dispose of any assets of the Company or any Loan Party and to the extent any location leased or licensed after the Closing Date is in a jurisdiction with a statutory lien in favor of a landlord or licensor, such lease or license shall contain a waiver of such statutory landlord or licensor lien;

(h)            Liens granted to the Issuing Lender or Administrative Agent under or in connection with any Letter of Credit Application or any L/C Application or any Cash Collateral delivered to Administrative Agent or the Issuing Lender in connection therewith or any Collateral Document;

(i)           the replacement, extension or renewal of any Lien permitted by clause (c) above upon or in the same property subject thereto arising out of the extension, renewal or replacement of the Debt secured thereby (without increase in the amount thereof); and

(j)           Liens in favor of Sears under the 2009 Sears Agreement, as such Liens are described in Article XIV of the 2009 Sears Agreement.

11.3         Operating Leases.  Not permit the aggregate amount of all rental payments under Operating Leases made (or scheduled to be made) by the Loan Parties (on a consolidated basis) to exceed $10,000,000 in any Fiscal Year.

11.4         Restricted Payments.  Not, and not permit any other Loan Party to, (a) make any distribution or pay any dividend or distribution to any holders of its Capital Securities, (b) purchase or redeem any of its Capital Securities, (c) pay any management fees or similar fees to any of its equityholders or any Affiliate thereof, (d) make any redemption, prepayment, defeasance, repurchase or any other payment in respect of any Debt (but not including the Obligations), prior to its stated maturity or amortization schedule (in each case as such amortization schedule exists on the date hereof), (e) set aside funds for any of the foregoing, or (f) make any payment, redemption, prepayment, defeasance, repurchase or any other payment or reimbursement of any fees or expenses in respect of any Subordinated Debt, except that the Company may make any payment of principal, interest, fees or otherwise on the Subordinated Debt as the holder of the Subordinated Debt is expressly permitted to receive free of trust for the Administrative Agent for the benefit of Lenders under the terms of the relevant Subordination Agreement, provided, however, in no event shall the Company or any other Loan Party make any payment of principal, interest, fees or otherwise on the Subordinated Debt if an Unmatured Event of Default or an Event of Default exist.

Notwithstanding the foregoing, the Company may, in compliance with all applicable federal and state laws, rules and regulations, make up to $15,000,000 in dividends, distributions and redemptions (and excluded from such limitation, any Special Distribution/Redemption) in the aggregate each fiscal year provided that both immediately before and after giving effect to the proposed dividend, distribution or redemption, no Event of Default or any Unmatured Event of Default, exists or is reasonably likely to occur as a result of such dividend, distribution or redemption; provided, however, that there shall be no dollar limitations on dividends, distributions and redemptions (such unlimited distributions, dividends and redemptions being the “Special Distributions/Redemptions”) if (A) both immediately before and after giving effect to such dividend, distribution or redemption, on a pro forma basis, (i) Total Leverage Ratio as of the then most recently ended fiscal quarter or fiscal month for the twelve month period then ended, is less than 2.00 to 1.00 and (ii) the Company has $20,000,000 in Minimum Liquidity as of the most recently completed fiscal quarter or fiscal month, both immediately before and after giving effect to the dividends, distributions and redemptions, or series of related dividends, distributions and redemptions, and (B) both immediately before and after giving effect to the proposed dividend, distribution or redemption, no Event of Default or any Unmatured Event of Default, exists or is reasonably likely to occur as a result of such dividend, distribution or redemption.

11.5         Mergers, Consolidations, Sales.  Not, and not permit any other Loan Party to, (A) be a party to any merger or consolidation, or purchase or otherwise acquire all or substantially all of the assets or any Capital Securities of any class of, or any partnership or joint venture interest in, any other Person or engage or participate in any Joint Venture, (B) except as contemplated by clause (E) of this Section below, sell, transfer, convey or lease all or any substantial part of its assets or Capital Securities (including the sale of Capital Securities of any Subsidiary) except for sales of inventory, excess equipment, and obsolete equipment in the ordinary course of business, (C) sell, transfer or assign any portion of the Real Estate Collateral unless in connection therewith unless the Net Cash Proceeds received are applied to the Obligations as set forth in this Agreement and the Guaranty and Collateral Agreement, (D)  sell, transfer or assign the Capital Securities of any of the Canadian Entities or the Mexican Entity, or all or substantially all of the assets of any of the Canadian Entities or the Mexican Entity, unless the Net Cash Proceeds received are applied to the Obligations as set forth in this Agreement and the Guaranty and Collateral Agreement, or (E) sell or assign with or without recourse any receivables, except for (i) any such merger, consolidation, sale, transfer, conveyance, lease or assignment of or by any Wholly-Owned Subsidiary into the Company or into any other domestic Wholly-Owned Subsidiary; (ii) any such purchase or other acquisition by the Company or any domestic Wholly-Owned Subsidiary of the assets or Capital Securities of any Wholly-Owned Subsidiary; or (iii)  any other Acquisition, including a Joint Venture, by the Company where:

(a)           the business or division acquired or invested in is for use, or the Person acquired or invested in is engaged, in the businesses engaged in by the Loan Parties on the Closing Date or reasonably related thereto;

(b)           at the time of the consummation of such Acquisition, the Administrative Agent shall have received a certificate from a Senior Officer certifying that immediately before and after giving effect to such Acquisition, no Event of Default or Unmatured Event of Default shall exist or is reasonably likely to occur as a result of such Acquisition, and that such Acquisition is permitted hereunder, together with a pro forma Compliance Certificate;

(c)           the board of directors or similar governing body of the target company has approved such Acquisition (other than a Joint Venture), and such acquisition is friendly, rather than hostile, in nature;

(d)           (i) for any Material Acquisition, not less than 10 Business Days (or such shorter period as may be agreed to in writing by the Administrative Agent) prior to the closing of such Acquisition, the Administrative Agent shall have received complete executed or conformed copies if available, or drafts in substantially final form, of each material document, instrument and agreement executed or to be executed in connection with such Acquisition together with all lien search reports and lien release letters and other documents as the Administrative Agent may require to evidence the termination of Liens (other than Permitted Liens) on the assets or business to be acquired or contributed to a Joint Venture, and (ii) for any Acquisition that is not a Material Acquisition, not less than 10 Business Days prior to the closing of such Acquisition or as soon as otherwise available, the Administrative Agent shall have received complete executed or conformed copies of each material document, instrument and agreement to be executed in connection with such Acquisition, or if not available drafts thereof, but promptly upon being available (which may be at any time prior to the closing of such Acquisition) executed copies thereof, together with all lien search reports and lien release letters and other documents as the Administrative Agent may require to evidence the termination of Liens (other than Permitted Liens) on the assets or business to be acquired or contributed to the Joint Venture;

(e)           not less than 10 Business Days prior to such Acquisition, the Administrative Agent shall have received (i) an acquisition summary with respect to the Person and/or business or division to be acquired or invested in, such summary to include a reasonably detailed description thereof (including financial information) and operating results, if any (including financial statements for the most recent 12 month period for which they are available and as otherwise available), (ii) Uniform Commercial Code, tax and judgment searches from the appropriate jurisdictions (including, unless otherwise agreed to in writing by Administrative Agent, with respect to the other investors in a Joint Venture), (iii) the terms and conditions, including economic terms, of the proposed Acquisition, (iv) the Company’s calculation of pro forma EBITDA relating thereto and the delivery of a pro-forma consolidated balance sheet, statement of cash flows and income statement adjusted after giving effect to the consummation of the proposed Acquisition, and (v) copies of the audited financial statements (if available, or unaudited financial statements if no audited financial statements exist, or none if a new Joint Venture) for the target company for the three fiscal years (if available) most recently ended and for each of the completed fiscal quarters in the then current fiscal year.  The proforma financial statements referred to in this clause shall contain consolidated and consolidating balance sheets, income statements, statements of cash flows and such other reports and disclosures of the Company as well as the target company and/or Joint Venture and shall cover such forecast periods, as Administrative Agent may in its reasonable discretion require;

(f)           simultaneously with the closing of such Acquisition, the target company (if such Acquisition is structured as a purchase of equity), or the Loan Party (if such Acquisition is structured as a purchase of assets or a merger and a Loan Party is the surviving entity), shall execute and deliver to Administrative Agent (unless waived by Administrative Agent) (a) such documents, Collateral Access Agreements, pledges, security agreements, notes, and other agreements, certificates and opinions necessary to grant to Administrative Agent for the benefit of the Lenders a first priority Lien (subject to Permitted Liens) in all of the assets of such target company or surviving company, including the equity thereof, and their respective Subsidiaries, including the equity thereof, each in form and substance satisfactory to Administrative Agent, (b) an unlimited guaranty of the Obligations, or at the option of Administrative Agent in Administrative Agent’s absolute discretion, a joinder agreement satisfactory to Administrative Agent in which such target company or surviving company, and their respective Subsidiaries becomes a borrower under this Agreement and assumes primary, joint and several liability for the Obligations, and (c) a collateral assignment by the Loan Party of rights in favor of Administrative Agent with respect to the Acquisition Documents for such Acquisition and the Administrative Agent and the Lenders shall be permitted to rely on the legal opinions delivered by such Loan Party in connection with such Acquisition, provided, however, any Person that is a Joint Venture shall not be obligated to grant a Lien on its assets but, if (I) such Joint Venture is a Material Acquisition, the applicable Loan Party investing in such Joint Venture shall pledge its Capital Securities in such Joint Venture and collaterally assign its rights with respect thereto, and (II) such Joint Venture is not a Material Acquisition, the applicable Loan Party investing in such Joint Venture shall pledge its Capital Securities in such Joint Venture and collaterally assign its rights with respect thereto unless prohibited by the governing documents for such Joint Venture with respect to all investors in such Joint Venture;

(g)           if the Acquisition is structured as a merger, the Company or another Loan Party is the surviving entity;

(h)           the provisions of Section 10.9 have been satisfied to the extent the Acquisition results in a new Loan Party;

(i)           for any Acquisition (other than a Joint Venture that is new and not a Joint Venture with an existing operating Person or division thereof) with an aggregate purchase price greater than $5,000,000 (including without limitation any deferred purchase price, seller notes, assumed Debt, or similar items), the target company has an EBITDA (provided, however, that with respect to the purchase of assets of less than an entire target company, EBITDA will be calculated on a proforma basis prepared in good faith based on reasonable assumptions) in excess of zero Dollars for the twelve month period ended on the last day of the calendar month most recently ended prior to the date such acquisition is consummated; and

(j)           (A) if, both immediately before and after giving effect to the proposed Acquisition, on a pro forma basis (i) the Total Leverage Ratio as of the then most recently ended fiscal quarter or fiscal month for the twelve month period then ended is less than 2.00 to 1.00 and (ii) the Loan Parties have at least $20,000,000 in Minimum Liquidity as of the most recently completed fiscal quarter or fiscal month (provided, however, that $10,000,000 Minimum Liquidity shall be required only during the third fiscal quarter of 2010), then there shall be no dollar limitations on Acquisitions, provided, however, if the condition in clause (i) is met but the condition in clause (ii) is not met for the applicable period, then the Company and the other Loan Parties may complete Acquisitions up to $5,000,000 in the aggregate in such fiscal year, and (B) if, both immediately before and after giving effect to the Acquisition, on a pro forma basis (y) Total Leverage Ratio is greater than or equal to 2.00 to 1.00 and (z) the Loan Parties have at least $20,000,000 in Minimum Liquidity (or, if the applicable determination date is in the third fiscal quarter of 2010, at least $10,000,000 Minimum Liquidity), then Acquisitions shall be limited to $15,000,000 in the aggregate in each fiscal year, provided, however, if the condition in clause (y) is met but the condition in clause (z) is not met for the applicable period, then no Acquisitions shall be permitted.

11.6         Modification of Organizational Documents.  Not permit the charter, by-laws or other organizational documents of any Loan Party to be amended or modified in any way which could reasonably be expected to materially adversely affect the interests of the Lenders; not change, or allow any Loan Party to change, its state of formation or its organizational form.

11.7         Transactions with Affiliates.  Not, and not permit any other Loan Party to, enter into, or cause, suffer or permit to exist any transaction, arrangement or contract with any of its other Affiliates (other than the Loan Parties) which is on terms which are materially less favorable than are reasonably obtainable from any Person which is not one of its Affiliates and excluding any employment agreements with any officers and directors of any Loan Party to the extent approved by the Board of Directors (or a committee thereof) of such Loan Party and disclosed by the Company in accordance with all applicable public reporting laws, rules, and regulations.

11.8          Inconsistent Agreements.  Not, and not permit any other Loan Party to, enter into, or be a party to, any agreement containing any provision which would (a) be violated or breached by any borrowing by the Company hereunder or by the performance by any Loan Party of any of its Obligations hereunder or under any other Loan Document, (b) prohibit any Loan Party from granting to the Administrative Agent and the Lenders, a Lien on any of its assets or (c) create or permit to exist or become effective any encumbrance or restriction on the ability of any Subsidiary to (i) pay dividends or make other distributions to the Company or any other Subsidiary, or pay any Debt owed to the Company or any other Subsidiary, (ii) make loans or advances to any Loan Party or (iii) transfer any of its assets or properties to any Loan Party, other than (A) customary restrictions and conditions contained in agreements relating to the sale of all or a substantial part of the assets of any Subsidiary pending such sale, provided that such restrictions and conditions apply only to the Subsidiary to be sold and such sale is permitted hereunder, (B) restrictions or conditions imposed by any agreement relating to purchase money Debt, and Capital Leases permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Debt and (C) customary provisions in leases and other contracts restricting the assignment thereof.

11.9         Business Activities; Issuance of Equity.  Not, and not permit any other Loan Party to, engage in any line of business other than the businesses engaged in on the date hereof and businesses reasonably related thereto.  Not, and not permit any other Loan Party to, issue any Capital Securities other than (a) any issuance of shares of the Company’s common Capital Securities pursuant to any employee or director option program, benefit plan or compensation program, and (b) any issuance by a Subsidiary to the Company or another Subsidiary in accordance with Section 11.4.

11.10        Investments.  Not, and not permit any other Loan Party to, make or permit to exist any Investment in any other Person, except the following:

(a)           contributions by the Company to the capital of any domestic Wholly-Owned Subsidiary, or by any Subsidiary to the capital of any other domestic Wholly-Owned Subsidiary, so long as the recipient of any such capital contribution has guaranteed the Obligations as required by this Agreement;

(b)           Investments constituting Debt permitted by Section 11.1;

(c)           Contingent Liabilities constituting Debt permitted by Section 11.1 or Liens permitted by Section 11.2;

(d)           bank deposits in the ordinary course of business;

(e)           Investments in securities of account debtors received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such account debtors;

(f)           Investments listed on Schedule 11.10 as of the Closing Date; and

(g)           Investments in Joint Ventures to the extent permitted under Section 11.5 hereof.

provided that (x) any Investment which when made complies with the requirements of the definition of the term “Cash Equivalent Investment” may continue to be held notwithstanding that such Investment if made thereafter would not comply with such requirements; and (y) no Investment otherwise permitted by clause (b) or (c) shall be permitted to be made if, immediately before or after giving effect thereto, any Event of Default or Unmatured Event of Default exists.

11.11        Restriction of Amendments to Certain Documents.  Without the Administrative Agent’s prior written consent, not amend, otherwise modify, restate, or waive any rights under, any of the Sears Agreements, the Wal-Mart Agreements, the Toys R US Agreements or the Material Acquisition Agreements, or enter into any new agreement with Sears, Wal-Mart, Toys R US or any party to any Material Acquisition Agreements if, in any case, such amendment, modification or waiver or new agreement could reasonably be expected to be adverse to the interests of the Lenders or be materially adverse to the Company, provided, however, the consent of the Required Lenders shall be required to amend, otherwise modify, or restate or replace any term or provision (including by adding any new term or provision) of, or waive any rights under, Article XIV of the 2009 Sears Agreement or any new agreement with Sears with respect to locations in the United States, as such terms and provisions are set forth in the form of the 2009 Sears Agreement.

11.12        Restriction of Amendments to Subordinated Debt Documents, and Acquisition Documents.  Not agree to, acquiesce to, or consent to any amendment, modification, supplement, restatement, replacement or change to any provision of any of the Subordinated Debt Documents; not agree to, acquiesce to, or consent to any amendment, modification, supplement, restatement, replacement or change to any provision of any of the Acquisition Documents which could materially and adversely affect the Lenders or materially adversely affect the rights and remedies of the Loan Parties thereunder.

11.13        Transactions with Sears, Wal-Mart or Toys R US.   Not, and not permit any other Loan Party to, enter into any new agreement with Sears relating to studio (including portrait studio) operations at any Sears location without first obtaining a Collateral Access Agreement executed by Sears that has been approved by the Administrative Agent which such requirement for a new Collateral Access Agreement may be waived by Administrative Agent in its commercially reasonable discretion;  not, and not permit any other Loan Party to, enter into any new agreement with Wal-Mart relating to studio (including portrait studio) operations at any Wal-Mart location without first obtaining a Collateral Access Agreement executed by Wal-Mart that has been approved by the Administrative Agent which such requirement for a new Collateral Access Agreement may be waived by Administrative Agent in its commercially reasonable discretion; or not, and not permit any other Loan Party to, enter into any agreement with any Person party to any Material Acquisition Agreement relating to operations at any such Person’s locations without first obtaining a Collateral Access Agreement executed by such Person that has been approved by the Administrative Agent which such requirement for a Collateral Access Agreement may be waived by Administrative Agent in its commercially reasonable discretion.

11.14       Dormant Entities; Utah Property.  Not allow or permit any Dormant Entity to (i) have or hold any assets of any kind or nature other than the Capital Securities of another Loan Party, (ii) have or incur any liabilities, obligations or Debt of any kind other than incidental corporate maintenance items, incidental tax liabilities, (iii) have any operations or employees, or (iv) merge with any Loan Party that is not a Dormant Entity unless such other Loan Party is the surviving entity; not allow or permit Sandy Realty Holdings, LLC to hold or own any assets or properties other than the Utah Property.

11.15       Fiscal Year.  Not change its Fiscal Months, Fiscal Quarters or Fiscal Years from what is set forth on Schedule 1.1.

11.16        Financial Covenants.

                11.16.1    Total Funded Debt to EBITDA Ratio.  Not permit, as of the last day of any Fiscal Quarter, the ratio of Total Funded Debt to EBITDA for the Computation Period ended on the last day of such Fiscal Quarter, to exceed the applicable ratio set forth below:

Computation Period Ending	Ratio of Total Funded Debt to EBITDA
July 24, 2010, and the last day of each Fiscal Quarter thereafter	2.50 to 1.00

                 11.16.2   Interest Coverage Ratio.  Not permit the Interest Coverage Ratio for any Computation Period to be less than the applicable ratio set forth below for such Computation Period:

Computation Period Ending	Interest Coverage Ratio
July 24, 2010, and the last day of each Fiscal Quarter thereafter	3.00 to 1.00

11.17       Liens on Joint Venture Assets.  Not permit any Joint Venture in which the Investment (including reasonably anticipated Investments) by the Company and its Subsidiaries exceeds $3,000,000 in the aggregate to have a Lien on any of the assets of such Joint Venture.

SECTION 12                                EFFECTIVENESS; CONDITIONS OF LENDING, ETC.

The obligation of each Lender to make its Loans and of the Issuing Lender to issue Letters of Credit is subject to the following conditions precedent:

12.1          Initial Credit Extension.  The obligation of the Lenders to make the initial Loans and the obligation of the Issuing Lender to issue its initial Letter of Credit (whichever first occurs) is, in addition to the conditions precedent specified in Section 12.2, subject to the conditions precedent that the Administrative Agent shall have received all of the following, each duly executed and dated the Closing Date (or such earlier date as shall be satisfactory to the Administrative Agent), in form and substance reasonably satisfactory to the Administrative Agent (and the date on which all such conditions precedent have been satisfied or waived in writing by the Administrative Agent and the Lenders is called the “Closing Date”):

                12.1.1       Financial Statements.

 (a)           The Administrative Agent and the Lenders shall have received and shall be satisfied with the unqualified audited consolidated financial statements for the Company and its Subsidiaries for Fiscal Years 2007, 2008 and 2009 and the interim unaudited consolidated financial statements year-to-date Fiscal Year 2010.  The Administrative Agent and the Lenders shall have received and shall be satisfied with the projections of the Company’s and its Subsidiaries’ consolidated financial condition (income statements, balance sheets and cash flow statements) and results of operations, on a Fiscal Quarter basis through the Fiscal Years ending February 2014, as furnished to Administrative Agent and the Lenders and other information furnished to Administrative Agent by the Company.  The Administrative Agent and the Lenders shall be satisfied that the foregoing items, (i) for the periods ended on or before the Closing Date, fairly and accurately reflect the business and financial condition of the Company and its Subsidiaries, their cash flows and the results of their operations for such periods in accordance with GAAP (except the monthly financial statements were prepared consistent with current practice of the company (i.e., not in accordance with GAAP)), and (ii) for the periods that will end after the Closing Date, fairly and accurately forecast the business and financial condition of the Company and its Subsidiaries cash flows, and the results of their operations for such periods in accordance with GAAP.

 (b)           Copies of internal management reports with financial statements for the Company for the 2010 and 2009 Fiscal Years.

                12.1.2  Notes.  A Note for each Lender who has requested a Note.

                12.1.3  Authorization Documents.  For each Loan Party, such Person’s (a) charter (or similar formation document), certified by the appropriate governmental authority; (b) good standing certificates in its state of incorporation (or formation) and in each other state requested by the Administrative Agent; (c) bylaws (or similar governing document); (d) resolutions of its board of directors (or similar governing body) approving and authorizing such Person’s execution, delivery and performance of the Loan Documents to which it is party and the transactions contemplated thereby; and (e) signature and incumbency certificates of its officers executing any of the Loan Documents and authorized to submit a Notice of Borrowing (it being understood that the Administrative Agent and each Lender may conclusively rely on each such certificate until formally advised by a like certificate of any changes therein), all certified by its secretary or an assistant secretary (or similar officer) as being in full force and effect without modification.

                12.1.4  Consents, etc.  Certified copies of all documents evidencing any necessary corporate or partnership action, consents and governmental approvals (if any) required for the execution, delivery and performance by the Loan Parties of the Loan Documents, and the documents referred to in this Section 12.

                 12.1.5  Letter of Direction.  A letter of direction containing funds flow information with respect to the proceeds of the Loans on the Closing Date.

                 12.1.6  Loan Documents.  A counterpart of each of the Loan Documents, together with all items required to be delivered in connection therewith.

                 12.1.7  Opinions of Counsel.  Opinions of counsel for each Loan Party.

                 12.1.8  Insurance.  Evidence of the existence of insurance required to be maintained pursuant to Section 10.3(b), together with evidence that the Administrative Agent has been named as a lenders’ loss payee on each property and casualty policy and as an additional insured on all general liability insurance policies.

                 12.1.9  Payment of Fees.  Evidence of payment by the Company of all accrued and unpaid fees, costs and expenses to the extent then due and payable on the Closing Date, together with all Attorney Costs of the Administrative Agent to the extent invoiced prior to the Closing Date, plus such additional amounts of Attorney Costs as shall constitute the Administrative Agent’s reasonable estimate of Attorney Costs incurred or to be incurred by the Administrative Agent through the closing proceedings (provided that such estimate shall not thereafter preclude final settling of accounts between the Company and the Administrative Agent).

                12.1.10  Solvency Certificate.  A Solvency Certificate executed by a Senior Officer of the Company.

                 12.1.11  Search Results; Lien Terminations.  Certified copies of UCC search reports dated a date reasonably near to the Closing Date, listing all effective financing statements which name any Loan Party (in each case, under their present names and any previous names) as debtors, together with (a) copies of such financing statements, (b) such other UCC termination statements as the Administrative Agent may reasonably request.

                 12.1.12  Filings, Registrations and Recordings.  The Administrative Agent shall have received each document (including Mortgages and UCC financing statements) required by the Collateral Documents or under law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of the Lenders, a perfected Lien on the Collateral described therein and the Real Estate Collateral described therein, prior to any other Liens, in proper form for filing, registration or recording.

                 12.1.13  Closing Certificate.  A certificate executed by an officer of the Company on behalf of the Company certifying the matters set forth in Section 12.2.1 as of the Closing Date and also certifying  that after giving effect to the funding of the loans at closing and payment of all costs and expenses, outstanding loans under the Revolving Credit Facility plus the face amount of all Letters of Credit shall not exceed $85 million.

                12.1.14  No Material Adverse Change.  The Administrative Agent and the Lenders shall be satisfied that since February 6, 2010, there has been no Material Adverse Effect with respect to the Company and its Subsidiaries, taken as a whole.

                12.1.15  Disclosure.
The Company shall have certified that it has disclosed to Administrative Agent and the Lenders all material facts and circumstances relating to the Loan Parties’ business, assets, liabilities, properties, condition (financial or otherwise), results of operations or prospects of the Loan Parties and their customers.

                12.1.16  Other.  Such other consents, documents, agreements, certificates and opinions as the Administrative Agent or any Lender may reasonably request including without limitation, those items listed on the documents and requirements list attached hereto as Exhibit F and incorporated herein.

                 12.1.17  Real Estate Documents.  With respect to each parcel of the Real Estate Collateral, a duly executed each Mortgage, together with an ALTA Loan Title Insurance Policy, issued by an insurer acceptable to the Administrative Agent and such affidavits relating to title and survey matters as may be reasonably requested by the title company or Administrative Agent, ALTA survey and such other matters as may be reasonably required by the Administrative Agent.

12.2         Conditions.  The obligation (a) of each Lender to make each Loan and (b) of the Issuing Lender to issue each Letter of Credit is subject to the following further conditions precedent that:

                12.2.1  Compliance with Warranties, No Default, etc.  Both before and after giving effect to any borrowing and the issuance of any Letter of Credit, the following statements shall be true and correct:

                             (a)           the representations and warranties of each Loan Party set forth in this Agreement and the other Loan Documents shall be true and correct in all respects with the same effect as if then made (except to the extent stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct as of such earlier date); and

                              (b)          no Event of Default or Unmatured Event of Default shall have then occurred and be continuing.

                12.2.2  Confirmatory Certificate.  If requested by the Administrative Agent or any Lender, the Administrative Agent shall have received (in sufficient counterparts to provide one to each Lender) a certificate dated the date of such requested Loan or Letter of Credit and signed by a duly authorized representative of the Company as to the matters set out in Section 12.2.1 (it being understood that each request by the Company for the making of a Loan or the issuance of a Letter of Credit shall be deemed to constitute a representation and warranty by the Company that the conditions precedent set forth in Section 12.2.1 will be satisfied at the time of the making of such Loan or the issuance of such Letter of Credit), together with such other documents as the Administrative Agent or any Lender may reasonably request in support thereof.

SECTION 13                                EVENTS OF DEFAULT AND THEIR EFFECT.

13.1          Events of Default.  Each of the following shall constitute an Event of Default under this Agreement:

                 13.1.1  Non-Payment of the Loans, etc.  Default in the payment when due of the principal of any Loan or any L/C Obligation; or default, and continuance thereof for five days, in the payment when due of any interest on any Loan or on any L/C Obligation, fee, reimbursement obligation with respect to any Letter of Credit or other amount payable by the Company hereunder or under any other Loan Document.

                 13.1.2  Non-Payment of Other Debt.  Any default shall occur under the terms applicable to any Debt of any Loan Party individually or in an aggregate amount (for all such Debt so affected and including undrawn committed or available amounts and amounts owing to all creditors under any combined or syndicated credit arrangement) exceeding $1,000,000 and such default shall (a) consist of the failure to pay such Debt when due, after giving effect to any cure periods in any documents relating to such Debt, whether by acceleration or otherwise, or (b)  permit the holder or holders thereof, or any trustee or agent for such holder or holders, to cause such Debt to become due and payable (or require any Loan Party to purchase or redeem such Debt or post cash collateral in respect thereof) prior to its expressed maturity, or (c) accelerate the maturity, of such Debt.

                13.1.3  Other Material Obligations.  Default in the payment when due, or in the performance or observance of, any obligation of, or condition agreed to by, any Loan Party with respect to any agreement, contract or lease, where such default, singly or in the aggregate with all other such defaults, might reasonably be expected to have a Material Adverse Effect.  Breach or default under any Subordinated Debt which is not cured or waived within any applicable grace period, or any Subordinated Debt has become due and payable (or any Loan Party is required to purchase or redeem such Subordinated Debt or post cash collateral in respect thereof) prior to its expressed maturity.

                13.1.4  Bankruptcy, Insolvency, etc.  Any Loan Party becomes insolvent or generally fails to pay, or admits in writing its inability or refusal to pay, debts as they become due; or any Loan Party applies for, consents to, or acquiesces in the appointment of a trustee, receiver or other custodian for such Loan Party or any property thereof, or makes a general assignment for the benefit of creditors; or, in the absence of such application, consent or acquiescence, a trustee, receiver or other custodian is appointed for any Loan Party or for a substantial part of the property of any thereof and is not discharged within 60 days; or any bankruptcy, reorganization, debt arrangement, or other case or proceeding under any bankruptcy or insolvency law, or any dissolution or liquidation proceeding, is commenced in respect of any Loan Party, and if such case or proceeding is not commenced by such Loan Party, it is consented to or acquiesced in by such Loan Party, or remains for 60 days undismissed; or any Loan Party takes any action to authorize, or in furtherance of, any of the foregoing.

                13.1.5 Non-Compliance with Loan Documents.  (a) Failure by any Loan Party to comply with or to perform any covenant set forth in Sections 10.1.1, 10.1.2, 10.1.3, 10.1.5, 10.2, 10.5, 10.11, 10.14, or Section 11; or (b) failure by any Loan Party to comply with or to perform any other provision of this Agreement or any other Loan Document (and not constituting an Event of Default under any other provision of this Section 13 for which no other grace period is specified) and continuance of such failure described in this clause (b) for 20 consecutive days.

                13.1.6    Representations; Warranties.  Any representation or warranty made by any Loan Party herein or any other Loan Document is breached or is false or misleading, or any schedule, certificate, financial statement, report, notice or other writing furnished by any Loan Party to the Administrative Agent or any Lender in connection herewith is false or misleading on the date as of which the facts therein set forth are stated or certified.

                 13.1.7  Pension Plans.  (a) Any Person institutes steps to terminate a Pension Plan if as a result of such termination the Company or any member of the Controlled Group could be required to make a contribution to such Pension Plan, or could incur a liability or obligation to such Pension Plan, in excess of $500,000 individually or in the aggregate; (b) a contribution failure occurs with respect to any Pension Plan sufficient to give rise to a Lien under Section 302(f) of ERISA; (c) the failure to pay any Unfunded Liability within the time periods required by law or required by any written agreement between any Loan Party and any governmental authority, or (d) there shall occur any withdrawal or partial withdrawal from a Multiemployer Pension Plan and the withdrawal liability (without unaccrued interest) to Multiemployer Pension Plans as a result of such withdrawal (including any outstanding withdrawal liability that the Company or any member of the Controlled Group have incurred on the date of such withdrawal) exceeds $500,000 individually or in the aggregate.

                 13.1.8  Judgments.  Final judgments (unless covered by insurance without a reservation of rights by the applicable insurer) which exceed $1,000,000 individually or in the aggregate shall be rendered against any Loan Party and shall not have been paid, discharged or vacated or had execution thereof stayed pending appeal within 30 days after entry or filing of such judgments.

                 13.1.9  Invalidity of Collateral Documents, etc.  Any Collateral Document shall cease to be in full force and effect; or any Loan Party (or any Person by, through or on behalf of any Loan Party) shall contest in any manner the validity, binding nature or enforceability of any Collateral Document.

                 13.1.10  Sears Agreements; Wal-Mart Agreements, Toys R US Agreements, and Material Acquisition Agreements.

(a)           Any material default or material breach, or notice (written or oral) of any material default or material breach, under any of the Sears Agreements that is not cured within the cure periods, if any, stated therein; the occurrence of any “Extraordinary Termination Event” (as such term is defined in the 2009 Sears Agreement) and the expiration of any applicable cure period as provided in the 2009 Sears Agreement; the exercise by Sears of any of its rights or remedies under Article XIV of the 2009 Sears Agreement; any termination of any of the Sears Agreements or any notice (written or oral) of any intent to terminate or not renew or extend any of the Sears Agreements (except for it being superseded by the express terms of another Sears Agreement); or any of the Sears Agreements shall cease to be in full force and effect whether by their terms or due to an early termination (except for it being superceded by the express terms of another Sears Agreement).

(b)           Any material default or material breach, or notice (written or oral) of any material default or material breach, under any of the Wal-Mart Agreements that is not cured within the cure periods, if any, stated therein; any termination of any of the Wal-Mart Agreements; any notice (written or oral) of any intent to terminate or not renew or extend any of the Wal-Mart Agreements; or any of the Wal-Mart Agreements shall cease to be in full force and effect whether by their terms or due to an early termination(except for it being superceded by the express terms of another Wal-Mart Agreement).

(c)           Any material default or material breach, or notice (written or oral) of any material default or material breach, under any of the Toys R US Agreements that is not cured within the cured periods, if any, stated therein; any termination of any of the Toys R US Agreements; any notice (written or oral) of any intent to terminate or not renew or extend any of the Toys R US Agreements; or any of the Toys R US Agreements shall cease to be in full force and effect whether by their terms or due to an early termination(except for it being superceded by the express terms of another Toys R US Agreement).

(d)           Any material default or material breach, or notice (written or oral) of any material default or material breach, under any of the Material Acquisition Agreements; any termination of any of the Material Acquisition Agreements; any notice (written or oral) of any intent to terminate or not renew or extend any of the Material Acquisition Agreements; or any of the Material Acquisition Agreements shall cease to be in full force and effect whether by their terms or due to an early termination.

                 13.1.11  Guaranty.  Any Loan Party or any other Person shall contest in any manner the validity, binding nature or enforceability of any guaranty of the Obligations (including the Guaranty and Collateral Agreement) or shall assert the invalidity or unenforceability of, or deny any liability under, any guaranty of the Obligations (including the Guaranty and Collateral Agreement) or any Loan Party fails to comply with any of the terms or provisions of any guaranty of the Obligations (including the Guaranty and Collateral Agreement), or any representation or warranty is false or any covenant is breached of any Loan Party herein or in any guaranty of the Obligations (including the Guaranty and Collateral Agreement).

                13.1.12  Change of Control.  A Change of Control shall occur.

                13.1.13  Closing of Locations.  At any time, if the Closed Locations, as determined as of the end of the most recently completed Fiscal Quarter, provide(d) aggregate Store Contribution in an amount equal to or greater than 10% or more of the aggregate Store Contribution of the Open Locations, as determined as of the end of the most recently completed Fiscal Quarter.

                 13.1.14  Material Adverse Effect.  The occurrence of any event or circumstance which could reasonably be likely to give rise to a Material Adverse Effect.

                 13.1.15  Invalidity of Subordination Provisions, etc.  Any subordination provision in any document or instrument governing Subordinated Debt, or any subordination provision in any guaranty by any Subsidiary of any Subordinated Debt, shall cease to be in full force and effect, or any Loan Party or any other Person (including the holder of any applicable Subordinated Debt) shall contest in any manner the validity, binding nature or enforceability of any such provision.

13.2          Effect of Event of Default.  If any Event of Default described in Section 13.1.4 shall occur in respect of the Company, the Commitments shall immediately terminate and the Loans and all other Obligations hereunder shall become immediately due and payable and the Company shall become immediately obligated to Cash Collateralize all Letters of Credit, all without presentment, demand, protest or notice of any kind; and, if any other Event of Default shall occur and be continuing, the Administrative Agent may (and, upon the written request of the Required Lenders shall) declare the Commitments to be terminated in whole or in part and/or declare all or any part of the Loans and all other Obligations hereunder to be due and payable and/or demand that the Company immediately Cash Collateralize all or any Letters of Credit, whereupon the Commitments shall immediately terminate (or be reduced, as applicable) and/or the Loans and other Obligations hereunder shall become immediately due and payable (in whole or in part, as applicable) and/or the Company shall immediately become obligated to Cash Collateralize the Letters of Credit (all or any, as applicable), all without presentment, demand, protest or notice of any kind.  The Administrative Agent shall promptly advise the Company of any such declaration, but failure to do so shall not impair the effect of such declaration.  Any cash collateral delivered hereunder shall be held by the Administrative Agent (without liability for interest thereon) and applied to the Obligations arising in connection with any drawing under a Letter of Credit.  After the expiration or termination of all Letters of Credit, such cash collateral shall be applied by the Administrative Agent to any remaining Obligations hereunder and any excess shall be delivered to the Company or as a court of competent jurisdiction may elect.  If an Event of Default shall occur and be continuing, the Administrative Agent, on behalf of the Lenders, may exercise, in addition to all other rights and remedies against the Company and each other Loan Party granted to them in this Agreement, the other Loan Documents and in any other instrument or agreement securing, evidencing or relating to the Obligations, and all rights and remedies of a creditor under any applicable law or at equity.

13.3         Setoff.  The Company agrees for itself and each other Loan Party that the Administrative Agent, each Lender and the Issuing Lender have all rights of set-off and bankers’ lien provided by applicable law, and in addition thereto, the Company, for itself and each other Loan Party.  If an Event of Default shall have occurred and be continuing, the Administrative Agent, each Lender, the Issuing Lender, and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by the Administrative Agent, such Lender, the Issuing Lender or any such Affiliate to or for the credit or the account of the Company or any other Loan Party  against any and all of the obligations of the Company or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to the Administrative Agent, such Lender or the Issuing Lender, irrespective of whether or not such the Administrative Agent, Lender or the Issuing Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Company or such Loan Party may be contingent or unmatured or are owed to a branch or office of the Administrative Agent, such Lender or the Issuing Lender different from the branch or office holding such deposit or obligated on such indebtedness.  The rights of the Administrative Agent, each Lender, the Issuing Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that the Administrative Agent, such Lender, the Issuing Lender or their respective Affiliates may have.  The Administrative Agent, each Lender and the Issuing Lender agrees to notify the Company and the

 Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.  In the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.9 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.  The rights of each Lender, the Issuing Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the Issuing Lender or their respective Affiliates may have.  The provisions of this Section shall not be construed to apply to (x) any payment made by or on behalf of the Company pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (y) the application of Cash Collateral provided for in this Agreement or the Guaranty and Collateral Agreement, or (z) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Revolving Loans or subparticipations in L/C Obligations or Swing Line Loans to any assignee or participant, other than an assignment to the Company or any Subsidiary or Affiliate thereof (as to which the provisions of this Section shall apply).  Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.

13.4          Sharing of Payments.  If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other obligations hereunder resulting in such Lender’s receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such obligations greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:

(a)           if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(b)           the provisions of this Subsection shall not be construed to apply to (x) any payment made by the Company pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in the aggregate amount of all unreimbursed payments and disbursements under all Letters of Credit to any assignee or participant, other than to the Company or any Subsidiary thereof (as to which the provisions of this Subsection shall apply).

The Company for itself and each other Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Company and each other Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Company and each other Loan Party in the amount of such participation.

SECTION 14                                THE AGENTS.

14.1         Appointment and Authorization.  Each Lender hereby irrevocably (subject to Section 14.10) appoints, designates and authorizes the Administrative Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto.  Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document, the Administrative Agent shall not have any duty or responsibility except those expressly set forth herein, nor shall the Administrative Agent have or be deemed to have any fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent.  Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in other Loan Documents with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law.  Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

14.2          Issuing Lender.  The Issuing Lender shall act on behalf of the Lenders (according to their Applicable Percentage) with respect to any Letters of Credit issued by it and the documents associated therewith.  The Issuing Lender shall have all of the benefits and immunities (a) provided to the Administrative Agent in this Section 14 with respect to any acts taken or omissions suffered by the Issuing Lender in connection with Letters of Credit issued by it or proposed to be issued by it and the applications and agreements for letters of credit pertaining to such Letters of Credit as fully as if the term “Administrative Agent”, as used in this Section 14, included the Issuing Lender with respect to such acts or omissions and (b) as additionally provided in this Agreement with respect to the Issuing Lender.

14.3         Delegation of Duties.  The Administrative Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties.  The Administrative Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct.

14.4         Exculpation of Administrative Agent.  None of the Administrative Agent nor any of its directors, officers, employees or agents shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except to the extent resulting from its own gross negligence or willful misconduct in connection with its duties expressly set forth herein as determined by a final, nonappealable judgment by a court of competent jurisdiction), or (b) be responsible in any manner to any Lender or participant for any recital, statement, representation or warranty made by any Loan Party or Affiliate of the Company, or any officer thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document (or the creation, perfection or priority of any Lien or security interest therein), or for any failure of the Company or any other party to any Loan Document to perform its Obligations hereunder or thereunder.  The Administrative Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of the Company or any of the Company’s Subsidiaries or Affiliates.

14.5         Reliance by Administrative Agent.  The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, electronic mail message, affidavit, letter, telegram, facsimile, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to the Company), independent accountants and other experts selected by the Administrative Agent.  The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate and, if it so requests, confirmation from the Lenders of their obligation to indemnify the Administrative Agent against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.  The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders and such request and any action taken or failure to act pursuant thereto shall be binding upon each Lender.  For purposes of determining compliance with the conditions specified in Section 12, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received written notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

14.6         Notice of Default.  The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Event of Default or Unmatured Event of Default except with respect to defaults in the payment of principal, interest and fees required to be paid to the Administrative Agent for the account of the Lenders, unless the Administrative Agent shall have received written notice from a Lender or the Company referring to this Agreement, describing such Event of Default or Unmatured Event of Default and stating that such notice is a “notice of default”.  The Administrative Agent will notify the Lenders of its receipt of any such notice.  The Administrative Agent shall take such action with respect to such Event of Default or Unmatured Event of Default as may be requested by the Required Lenders in accordance with Section 13; provided that unless and until the Administrative Agent has received any such request, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Event of Default or Unmatured Event of Default as it shall deem advisable or in the best interest of the Lenders.

14.7         Credit Decision.  Each Lender acknowledges that the Administrative Agent has not made any representation or warranty to it, and that no act by the Administrative Agent hereafter taken, including any consent and acceptance of any assignment or review of the affairs of the Loan Parties, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender as to any matter, including whether the Administrative Agent has disclosed material information in its possession.  Each Lender represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties, and made its own decision to enter into this Agreement and to extend credit to the Company hereunder.  Each Lender also represents that it will, independently and without reliance upon the Administrative Agent and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Company.  Except for notices, reports and other documents expressly herein required to be furnished to the Lenders by the Administrative Agent, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial or other condition or creditworthiness of the Company which may come into the possession of the Administrative Agent.

14.8          Indemnification.  Whether or not the transactions contemplated hereby are consummated, each Lender shall indemnify upon demand the Administrative Agent and its directors, officers, employees and agents (to the extent not reimbursed by or on behalf of the Company and without limiting the obligation of the Company to do so), according to its applicable Applicable Percentage, from and against any and all Indemnified Liabilities (as hereinafter defined); provided that no Lender shall be liable for any payment to any such Person of any portion of the Indemnified Liabilities to the extent determined by a final, nonappealable judgment by a court of competent jurisdiction to have resulted from the applicable Person’s own gross negligence or willful misconduct.  No action taken in accordance with the directions of the Required Lenders shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section.  Without limitation of the foregoing, each Lender shall reimburse the Administrative Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs and Taxes) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent is not reimbursed for such expenses by or on behalf of the Company.  The undertaking in this Section shall survive repayment of the Loans, cancellation of the Notes, expiration or termination of the Letters of Credit, any foreclosure under any of the Loan Documents, or any modification, release or discharge of, any or all of the Loan Documents, termination of this Agreement and the resignation or replacement of the Administrative Agent.

14.9         Administrative Agent in Individual Capacity.  Bank of America and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with the Loan Parties and Affiliates as though Bank of America were not the Administrative Agent hereunder and without notice to or consent of any Lender.  Each Lender acknowledges that, pursuant to such activities, Bank of America or its Affiliates may receive information regarding the Company or its Affiliates (including information that may be subject to confidentiality obligations in favor of the Company or such Affiliate) and acknowledge that the Administrative Agent shall be under no obligation to provide such information to them.  With respect to their Loans (if any), Bank of America and its Affiliates shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though Bank of America were not the Administrative Agent, and the terms “Lender” and “Lenders” include Bank of America and its Affiliates, to the extent applicable, in their individual capacities.

14.10       Successor Administrative Agent.  The Administrative Agent may resign as Administrative Agent upon 30 days’ notice to the Lenders.  If the Administrative Agent resigns under this Agreement, the Required Lenders shall, with (so long as no Event of Default exists) the consent of the Company (which shall not be unreasonably withheld or delayed), appoint from among the Lenders a successor agent for the Lenders.  If no successor agent is appointed prior to the effective date of the resignation of the Administrative Agent, the Administrative Agent may appoint, after consulting with the Lenders and the Company, a successor agent from among the Lenders.  Upon the acceptance of its appointment as successor agent hereunder, such successor agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent and the term “Administrative Agent” shall mean such successor agent, and the retiring Administrative Agent’s appointment, powers and duties as Administrative Agent shall be terminated. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Section 14 and Sections 15.5 and 15.17 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement.  If no successor agent has accepted appointment as Administrative Agent by the date which is 30 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above.

14.11       Administrative Agent May File Proofs of Claim.  In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Company) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)           to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including, without limitation, any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Section 5, and Sections 15.5 and 15.17) allowed in such judicial proceedings; and

(b)           to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 5, and Sections 15.5 and 15.17.

Nothing contained herein shall be deemed to authorize the Administrative Agent  to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

14.12        Other Agents; Arrangers and Managers.  None of the Lenders or other Persons identified on the facing page or signature pages of this Agreement as a “syndication agent,” “documentation agent,” “co-agent,” “book manager,” “lead manager,” “arranger,” “lead arranger” or “co-arranger,” if any, shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than, in the case of such Lenders, those applicable to all Lenders as such.  Without limiting the foregoing, none of the Lenders or other Persons so identified shall have or be deemed to have any fiduciary relationship with any Lender.  Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

14.13        Collateral Matters.  The Lenders irrevocably authorize the Administrative Agent, at its option and in its discretion, and notwithstanding anything contained herein or in any other Loan Document to the contrary, (a) to release any Lien granted to or held by the Administrative Agent under any Collateral Document (i) upon termination of the Commitments and payment in full of all Loans and all other obligations of the Company hereunder and the expiration or termination of all Letters of Credit; (ii) constituting property sold or to be sold or disposed of as part of or in connection with any disposition permitted hereunder; or (iii) subject to Section 15.1, if approved, authorized or ratified in writing by the Required Lenders; or (b) to subordinate its interest in any Collateral to any holder of a Lien on such Collateral which is permitted by Section 11.2(d) (it being understood that the Administrative Agent may conclusively rely on a certificate from the Company in determining whether the Debt secured by any such Lien is permitted by Section 11.1(b)).  Upon request by the Administrative Agent at any time, the Lenders will confirm in writing the Administrative Agent’s authority to release, or subordinate its interest in, particular types or items of Collateral pursuant to this Section 14.13.  Each Lender hereby authorizes the Administrative Agent to give blockage notices in connection with any Subordinated Debt at the direction of Required Lenders and agrees that it will not act unilaterally to deliver such notices.

14.14        Fifth Third Bank Appointment as a Syndication Agent.  Fifth Third Bank is given the title “Syndication Agent” under the Loan Agreement and Loan Documents.  Nothing contained in the foregoing sentence, shall give Fifth Third Bank any additional rights or obligations under the Credit Agreement or the Loan Documents.

SECTION 15                                GENERAL.

15.1           Waiver; Amendments.

                 15.1.1  No delay on the part of the Administrative Agent or any Lender in the exercise of any right, power or remedy shall operate as a waiver thereof, nor shall any single or partial exercise by any of them of any right, power or remedy preclude other or further exercise thereof, or the exercise of any other right, power or remedy.

                 15.1.2  Unless expressly set forth herein or in a Loan Document, no amendment, modification or waiver of, or consent with respect to, any provision of this Agreement or the other Loan Documents shall in any event be effective unless the same shall be in writing and acknowledged by Lenders having an aggregate Applicable Percentage of not less than the aggregate Applicable Percentage expressly designated herein with respect thereto or, in the absence of such designation as to any provision of this Agreement, by the Required Lenders, and then any such amendment, modification, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

                15.1.3  No amendment, modification, waiver or consent shall (a)  increase the Commitment of any Lender without the written consent of each Lender directly affected thereby, (b) extend the date scheduled for payment of any principal (excluding mandatory prepayments) of or interest on the Loans or any fees payable hereunder, or extend the date referenced in clause (a) of the definition of Termination Date without the written consent of each Lender directly affected thereby, (c) reduce the principal amount of any Loan, any L/C Borrowing, or the rate of interest thereon or any regularly scheduled fees payable hereunder, without the consent of each Lender directly affected thereby (except for periodic adjustments of interest rates and fees based on a change in the applicable level as set forth in this Agreement for which no consent shall be required), or (d) release all or substantially all of the Guarantors from its obligations under the Guaranty and Collateral Agreement or all or substantially all of the Collateral (except the Real Estate Collateral for which Required Lender approval shall be required) granted under the Collateral Documents, change the definition of Required Lenders, change any provision of this Section 15.1.3(d) or reduce the aggregate Applicable Percentage required to effect an amendment, modification, waiver or consent, without, in each case in this clause (d), the written consent of all Lenders; provided, however, that only the consent of the Required Lenders shall be necessary (i) to amend the definition of “Default Rate” or to waive any obligation of the Company to pay interest or fees at the Default Rate or (ii) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or L/C Borrowing or to reduce any fee payable hereunder.

                 15.1.4  No provision of Section 14 or other provision of this Agreement affecting the Administrative Agent in its capacity as such shall be amended, modified or waived without the consent of the Administrative Agent.  No provision of this Agreement relating to the rights or duties of the Issuing Lender in its capacity as such shall be amended, modified or waived without the consent of the Issuing Lender.  No provision of this Agreement relating to the rights or duties of the Swing Line Lender in its capacity as such shall be amended, modified or waived without the consent of the Swing Line Lender.

                15.1.5  Notwithstanding anything contained herein to the contrary, if a Lender fails, refuses or otherwise does not consent to any amendment, modification, waiver or restatement of this Agreement or any Loan Document, or is a Defaulting Lender, , then the Company in consultation with the Administrative Agent or Administrative Agent can require, at any time within ninety (90) days following such failure or refusal, that such Lender sell to the Administrative Agent or another Lender, on no less than ten (10) Business Days prior written notice, at par (with the Company paying any LIBOR breakage costs and similar items), all of its Commitments.

                15.1.6  Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the commitment of any Defaulting Lender may not be increased or extended without the consent of such Defaulting Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.

15.2         Confirmations.  The Company and each holder of a Note agree from time to time, upon written request received by it from the other, to confirm to the other in writing (with a copy of each such confirmation to the Administrative Agent) the aggregate unpaid principal amount of the Loans then outstanding under such Note.

15.3          Notices.

                15.3.1  Except as otherwise provided in Sections 2.2.2 and 2.2.3, all notices and other communications hereunder shall be in writing (including facsimile transmission) and shall be sent to the applicable party at its address shown on Annex B or the signature pages hereto, as applicable, and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier.  Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient).  For purposes of Sections 2.2.2 and 2.2.3, the Administrative Agent shall be entitled to rely on telephonic instructions from any person that the Administrative Agent in good faith believes is an authorized officer or employee of the Company, and the Company shall hold the Administrative Agent and each other Lender harmless from any loss, cost or expense resulting from any such reliance.  Notices delivered through electronic communications to the extent provided in Section 15.3.2) below, shall be effective as provided in said Section.

                15.3.2  Notices and other communications to the Lenders and the Issuing Lender hereunder may be delivered or furnished by electronic communication (including e-mail and internet or intranet websites) pursuant to procedures approved by the Administrative Agent,  provided that the foregoing shall not apply to notices to any Lender or the Issuing Lender pursuant to this Agreement if such Lender or the Issuing Lender, as applicable, has notified the Administrative Agent that it is incapable of receiving notices by electronic communication.  The Administrative Agent or the Company may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

                Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

                15.3.3  Any party hereto may change its address or telecopier number for notices and other communications hereunder by notice to the other parties hereto.

15.4         Computations.  Where the character or amount of any asset or liability or item of income or expense is required to be determined, or any consolidation or other accounting computation is required to be made, for the purpose of this Agreement, such determination or calculation shall, to the extent applicable and except as otherwise specified in this Agreement, be made in accordance with GAAP, consistently applied.  If any other changes in accounting principles from those used in the preparation of any of the Financial Statements are required by or result from the promulgation of principles, rules, regulations, guidelines, pronouncements or opinions by the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), and any of such changes result in a change in the method of calculation of, or affect the results of such calculation of, any of the financial covenants, standards or terms found herein, then the parties hereto agree to enter into and diligently pursue negotiations in order to amend such financial covenants, standards or terms so as to equitably reflect such changes, with the desired result that the criteria for evaluating the financial condition and results of operations of the Loan Parties shall be the same after such changes as if such changes had not been made; provided, however, that until such amendments satisfactory to the Company, the Administrative Agent and the Required Lenders are made, all financial covenants herein and all the provisions hereof which contemplate financial calculation hereunder shall remain in full force and effect and shall be calculated in accordance with GAAP in a manner consistent with the preparation of the February 6, 2010 audited financial statements.

15.5         Costs, Expenses and Taxes.  The Company shall pay (i) all reasonable out of pocket fees, costs and expenses incurred by the Administrative Agent and its Affiliates (including all Attorney Costs), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out of pocket fees, costs and expenses incurred by the Issuing Lender in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out of pocket fees, costs and expenses incurred by the Administrative Agent, any Lender or the Issuing Lender (including all Attorney Costs for the Administrative Agent, any Lender or the Issuing Lender), in connection with the enforcement or protection of its rights (a) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (b) in connection with the Loans made, or Letters of Credit issued hereunder, including all such out of pocket fees, costs and expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

15.6          Assignments; Participations.

                 15.6.1     Successors and Assigns Generally.

(a)           The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Company nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of Subsection (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 15.6.2 (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Lender and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)           Assignments by Lenders.  Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this Subsection (b), participations in L/C Obligations and in Swing Line Loans) at the time owing to it) at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)           Minimum Amounts.

(A)            in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)            in any case not described in Subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if the “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $5,000,000, in the case of any assignment in respect of the Revolving Loan, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Company otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii)           Proportionate Amounts.  Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned.

(iii)           Required Consents.  No consent shall be required for any assignment except to the extent required by this Section and, in addition:

(A)           the consent of the Company (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund;

(B)           the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of a Revolving Loan if such assignment is to a Person that is not a Lender with a Commitment in respect of such facility, an Affiliate of such Lender or an Approved Fund with respect to such Lender; and

(iv)           Assignment and Assumption.  The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption Agreement, together with a processing and recordation fee of $3,500, and the assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v)           No Assignment to the Company.  No such assignment shall be made to (A) the Company or any of the Company’s Affiliates or Subsidiaries, or (B) any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B).

(vi)           No Assignment to Natural Persons.  No such assignment shall be made to a natural person.

(vii)           Defaulting Lender.  In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payments, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Company and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, the Issuing Lender, or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swing Line Loans in accordance with its Applicable Percentage.  Notwithstanding the preceding sentence, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to Subsection (c) below of this Section, from and after the effective date specified in each Assignment and Assumption Agreement, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption Agreement, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption Agreement, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption Agreement covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Section 8, Section 15.5, Section 15.17, and Section 15.18 with respect to facts and circumstances occurring prior to the effective date of such assignment.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Subsection (d) of this Section.

(c)           Register.  The Administrative Agent, acting solely for this purpose as an agent of the Company, shall maintain at one of its offices in St. Louis, Missouri a copy of each Assignment and Assumption Agreement delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, and the Company, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Company and any Lender, at any reasonable time and from time to time upon reasonable prior notice.  The Administrative Agent shall not incur any liability of any kind with respect to any Lender with respect to the maintenance of the Register.  In addition, the Administrative Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Lender as a Defaulting Lender.

(d)           Participations.  Any Lender may at any time, without the consent of, or notice to, the Company or the Administrative Agent, sell participations to any Person (other than a natural person, a Defaulting Lender or its Subsidiaries or parent entities, or the Company or any of the Company’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans and/or the L/C Obligations owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) Company, the Administrative Agent and the Lenders, Issuing Lender and Swing Line Lender shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver with respect to the matters set forth in Section 15.1.3 that affects such Participant.  Subject to Subsection (e) of this Section, the Company agrees that each Participant shall be entitled to the benefits of Section 8 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Subsection (b) of this Section.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 13.3 as though it were a Lender, provided such Participant agrees to be subject to Section 13.4 as though it were a Lender.

(e)           Limitations upon Participant Rights.  A Participant shall not be entitled to receive any greater payment under Section 7.4 and Section 8 and than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Company’s prior written consent.  A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 7.4 unless the Company is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Company, to comply with Sections 7.4(e) and 7.4(f) as though it were a Lender.

                 15.6.2    Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

15.7         GOVERNING LAW.  THIS AGREEMENT, EACH NOTE AND EACH OTHER LOAN DOCUMENT SHALL BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF MISSOURI APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES, EXCEPT THAT (I) THE LAW THAT GOVERNS THE PERFECTION, EFFECT OF PERFECTION OR NON-PERFECTION, AND ENFORCEMENT OF LIENS AND SECURITY INTERESTS SUBJECT TO THE UCC SHALL BE THE LAW DETERMINED TO BE APPLICABLE UNDER THE PROVISIONS OF THE UCC AS ADOPTED AND IN EFFECT IN THE STATE OF MISSOURI, AND (II) THE PROVISIONS OF THE LOAN DOCUMENTS PERTAINING TO THE CREATION OR PERFECTION OF LIENS AND SECURITY INTERESTS OR THE ENFORCEMENT OF RIGHTS OF ADMINISTRATIVE AGENT IN THE COLLATERAL NOT SUBJECT TO THE UCC AND LOCATED IN A STATE OTHER THAN THE STATE OF MISSOURI SHALL BE GOVERNED BY THE LAWS OF SUCH STATE.

15.8         Confidentiality.  Each of the Administrative Agent, the Lenders and the Issuing Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and other representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Company and its obligations, (g) with the consent of the Company or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender, the Issuing Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Lender.

For purposes of this Section, “Information” means all information received from the Company or any other Loan Party relating to the Company or any other Loan Party or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the Issuing Lender on a nonconfidential basis prior to disclosure by the Company or any other Loan Party, provided that, in the case of information received from the Company or any other Loan Party after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

15.9         Severability.  Whenever possible each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.  Without limiting the foregoing provisions of this Section, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, the Issuing Lender or the Swing Line Lender, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

15.10        Nature of Remedies.  All Obligations of the Company and rights of the Administrative Agent and the Lenders expressed herein or in any other Loan Document shall be in addition to and not in limitation of those provided by applicable law.  No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

15.11        Entire Agreement.  This Agreement, the other Loan Documents, and the Agent Fee Letter, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.

15.12       Counterparts.  This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  Receipt of an executed signature page to this Agreement by facsimile or other electronic transmission shall constitute effective delivery thereof.  Electronic records of executed Loan Documents maintained by the Lenders shall deemed to be originals.  Subject to and except as provided in Section 12, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.

15.13       Electronic Execution of Assignments.  The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption Agreement shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

15.14        No Third Party Beneficiaries.  No other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Loan Documents.

15.15       Captions; Recitals.  Section captions used in this Agreement are for convenience only and shall not affect the construction of this Agreement.  The recitals to this Agreement are substantive in nature and are incorporated herein as a part of this Agreement.

15.16       Customer Identification - USA Patriot Act Notice.  Each Lender and Bank of America (for itself and not on behalf of any other party) hereby notifies the Loan Parties that, pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56, signed into law October 26, 2001 (the “PATRIOT Act”), it is required to obtain, verify and record information that identifies the Loan Parties, which information includes the name and address of the Loan Parties and other information that will allow such Lender or Bank of America, as applicable, to identify the Loan Parties in accordance with the PATRIOT Act.

15.17        INDEMNIFICATION BY THE COMPANY.  THE COMPANY SHALL INDEMNIFY THE ADMINISTRATIVE AGENT (AND ANY SUB-AGENT THEREOF), EACH LENDER AND THE ISSUING LENDER, AND EACH RELATED PARTY OF ANY OF THE FOREGOING PERSONS (EACH SUCH PERSON BEING CALLED AN “INDEMNITEE”) AGAINST, AND HOLD EACH INDEMNITEE HARMLESS FROM, ANY AND ALL LOSSES, CLAIMS, DAMAGES, LIABILITIES AND RELATED EXPENSES (INCLUDING THE ATTORNEY COSTS FOR ANY INDEMNITEE), INCURRED BY ANY INDEMNITEE OR ASSERTED AGAINST ANY INDEMNITEE BY ANY THIRD PARTY OR BY THE COMPANY OR ANY OTHER LOAN PARTY ARISING OUT OF, IN CONNECTION WITH, OR AS A RESULT OF (COLLECTIVELY, THE “INDEMNIFIED LIABILITIES” (I) THE EXECUTION OR DELIVERY OF THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR ANY AGREEMENT OR INSTRUMENT CONTEMPLATED HEREBY OR THEREBY, THE PERFORMANCE BY THE PARTIES HERETO OF THEIR RESPECTIVE OBLIGATIONS HEREUNDER OR THEREUNDER OR THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, (II) ANY LOAN, OR LETTER OF CREDIT OR THE USE OR PROPOSED USE OF THE PROCEEDS THEREFROM (INCLUDING ANY REFUSAL BY THE ISSUING LENDER TO HONOR A DEMAND FOR PAYMENT UNDER OR ANY LETTER OF CREDIT IF THE DOCUMENTS PRESENTED IN CONNECTION WITH SUCH DEMAND DO NOT STRICTLY COMPLY WITH THE TERMS OF SUCH LETTER OF CREDIT), (III) ANY ACTUAL OR ALLEGED PRESENCE OR RELEASE OF HAZARDOUS SUBSTANCES ON OR FROM ANY PROPERTY OWNED OR OPERATED BY THE COMPANY OR ANY LOAN PARTY, OR ANY LIABILITY UNDER OR RELATED TO ANY ENVIRONMENTAL LAW RELATED IN ANY WAY TO THE COMPANY OR ANY LOAN PARTY, OR (IV) ANY ACTUAL OR PROSPECTIVE CLAIM, LITIGATION, INVESTIGATION OR PROCEEDING RELATING TO ANY OF THE FOREGOING, WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY, WHETHER BROUGHT BY A THIRD PARTY OR BY THE COMPANY OR ANY LOAN PARTY AND REGARDLESS OF WHETHER ANY INDEMNITEE IS A PARTY THERETO, PROVIDED THAT SUCH INDEMNITY SHALL NOT, AS TO ANY INDEMNITEE, BE AVAILABLE TO THE EXTENT THAT SUCH LOSSES, CLAIMS, DAMAGES, LIABILITIES OR RELATED EXPENSES (X) ARE DETERMINED BY A COURT OF COMPETENT JURISDICTION BY FINAL AND NONAPPEALABLE JUDGMENT TO HAVE RESULTED FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH INDEMNITEE OR (Y) RESULT FROM A CLAIM BROUGHT BY THE COMPANY OR ANY OTHER LOAN PARTY AGAINST AN INDEMNITEE FOR

BREACH IN BAD FAITH OF SUCH INDEMNITEE’S OBLIGATIONS HEREUNDER OR UNDER ANY OTHER LOAN DOCUMENT, IF THE COMPANY OR SUCH LOAN PARTY HAS OBTAINED A FINAL AND NONAPPEALABLE JUDGMENT IN ITS FAVOR ON SUCH CLAIM AS DETERMINED BY A COURT OF COMPETENT JURISDICTION.

ALL OBLIGATIONS PROVIDED FOR IN THIS SECTION 15.17 SHALL SURVIVE REPAYMENT OF THE LOANS, CANCELLATION OF THE NOTES, EXPIRATION OR TERMINATION OF THE LETTERS OF CREDIT, EXPIRATION, ANY FORECLOSURE UNDER, OR ANY MODIFICATION, RELEASE OR DISCHARGE OF, ANY OR ALL OF THE COLLATERAL DOCUMENTS AND TERMINATION OF THIS AGREEMENT.

To the extent that the Company for any reason fails to indefeasibly pay any amount required under Section 15.5 or this Section 15.17 to be paid by it to the Administrative Agent (or any sub-agent thereof), the Issuing Lender or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the Issuing Lender or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or the Issuing Lender in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or Issuing Lender in connection with such capacity.  The obligations of the Lenders under this Subsection are subject to the provisions of Section 2.5.  All amounts due under Section 15.5 or this Section 15.17 shall be payable promptly but in no event later than 15 days after demand therefor.

15.18       Nonliability of Lenders; Waiver of Consequential Damages, Etc.  The relationship between the Company on the one hand and the Lenders and the Administrative Agent on the other hand shall be solely that of borrower and lender.  Neither the Administrative Agent nor any Lender has any fiduciary relationship with or duty to any Loan Party arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Loan Parties, on the one hand, and the Administrative Agent and the Lenders, on the other hand, in connection herewith or therewith is solely that of debtor and creditor.  Neither the Administrative Agent nor any Lender undertakes any responsibility to any Loan Party to review or inform any Loan Party of any matter in connection with any phase of any Loan Party’s business or operations.  The Company agrees, on behalf of itself and each other Loan Party, that neither the Administrative Agent nor any Lender shall have liability to any Loan Party (whether sounding in tort, contract or otherwise) for losses suffered by any Loan Party in connection with, arising out of, or in any way related to the transactions contemplated and the relationship established by the Loan Documents, or any act, omission or event occurring in connection therewith, unless it is determined in a final non-appealable judgment by a court of competent jurisdiction that such losses resulted from the gross negligence or willful misconduct of the party from which recovery is sought. The Company acknowledges that it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents to which it is a party.  No joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Loan Parties and the Lenders.

TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE COMPANY SHALL NOT, AND SHALL NOT PERMIT ANY LOAN PARTY TO, ASSERT, AND HEREBY WAIVES, ANY CLAIM AGAINST ANY INDEMNITEE, ON ANY THEORY OF LIABILITY, FOR SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES (AS OPPOSED TO DIRECT OR ACTUAL DAMAGES) ARISING OUT OF, IN CONNECTION WITH, OR AS A RESULT OF, THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR ANY AGREEMENT OR INSTRUMENT CONTEMPLATED HEREBY, THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, ANY LOAN, OR LETTER OF CREDIT OR THE USE OF THE PROCEEDS THEREOF.  NO INDEMNITEE SHALL BE LIABLE FOR ANY DAMAGES ARISING FROM THE USE BY UNINTENDED RECIPIENTS OF ANY INFORMATION OR OTHER MATERIALS DISTRIBUTED BY IT THROUGH TELECOMMUNICATIONS, ELECTRONIC OR OTHER INFORMATION TRANSMISSION SYSTEMS IN CONNECTION WITH THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

15.19        FORUM SELECTION AND CONSENT TO JURISDICTION.

ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, SHALL BE BROUGHT AND MAINTAINED EXCLUSIVELY IN THE COURTS OF THE STATE OF MISSOURI LOCATED IN ST. LOUIS COUNTY, MISSOURI, OR IN THE UNITED STATES DISTRICT COURT FOR THE EASTERN OF MISSOURI; PROVIDED THAT NOTHING IN THIS AGREEMENT SHALL BE DEEMED OR OPERATE TO PRECLUDE THE ADMINISTRATIVE AGENT FROM BRINGING SUIT OR TAKING OTHER LEGAL ACTION IN ANY OTHER JURISDICTION.  THE COMPANY HEREBY EXPRESSLY AND IRREVOCABLY SUBMITS TO THE JURISDICTION OF THE COURTS OF THE STATE OF MISSOURI AND OF THE UNITED STATES DISTRICT COURT FOR THE EASTERN OF MISSOURI FOR THE PURPOSE OF ANY SUCH LITIGATION AS SET FORTH ABOVE.  THE COMPANY FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS BY REGISTERED MAIL, POSTAGE PREPAID, OR BY PERSONAL SERVICE WITHIN OR WITHOUT THE STATE OF MISSOURI.  THE COMPANY HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

15.20       WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND

(B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

15.21        Statutory Notice - Oral Commitments.  Nothing contained in the following notice shall be deemed to limit or modify the terms of this Agreement and the other Loan Documents:

ORAL AGREEMENTS OR COMMITMENTS TO LOAN MONEY, EXTEND CREDIT OR TO FORBEAR FROM ENFORCING REPAYMENT OF A DEBT INCLUDING PROMISES TO EXTEND OR RENEW SUCH DEBT ARE NOT ENFORCEABLE REGARDLESS OF THE LEGAL THEORY UPON WHICH IT IS BASED OR THAT IS IN ANY WAY RELATE TO THE CREDIT AGREEMENT AND THE LOAN DOCUMENTS. TO PROTECT COMPANY AND EACH OTHER LOAN PARTY (BORROWER) AND ADMINISTRATIVE AGENT AND THE LENDERS (CREDITOR) FROM MISUNDERSTANDING OR DISAPPOINTMENT, ANY AGREEMENTS THE COMPANY AND ADMINISTRATIVE AGENT AND THE LENDERS REACH COVERING SUCH MATTERS ARE CONTAINED IN THIS WRITING, WHICH IS THE COMPLETE AND EXCLUSIVE STATEMENT OF THE AGREEMENT BETWEEN US, EXCEPT AS WE MAY LATER AGREE IN WRITING TO MODIFY IT.

Company acknowledges that there are no other agreements between Administrative Agent, Lenders, Company and the Loan Parties, oral or written, concerning the subject matter of the Loan Documents, and that all prior agreements concerning the same subject matter, including any proposal or commitment letter, are merged into the Loan Documents and thereby extinguished.

[signature pages follow]

The parties hereto have caused this Agreement to be duly executed and delivered by their duly authorized officers as of the date first set forth above.

CPI Corp., a Delaware corporation

By:/s/Dale Heins
___________________________________
Dale Heins
Treasurer

Bank of America, N.A.,
as Administrative Agent, as Issuing Lender and as a
Lender

By:/s/Troy A. McLendon
__________________________________
Troy A McLendon
Vice-President

Fifth Third Bank, as a Lender

By:/s/Robert M. Sander
__________________________________
Robert M. Sander
Vice-President

Notices:

Fifth Third Bank
ATTN: Bob Sander
8000 Maryland Ave., Suite 1400
Clayton, MO  63105
Telephone:  314-889-3389
Facsimile:  314-889-3377
Email: Bob.Sander@53.com

Associated Bank, N.A., as a Lender

By:/s/Mark Weitekamp
________________________________
Mark Weitekamp
Vice-President

Notices:

231 S. Bemiston, STe. 1100
St. Louis, MO  63105
____________________
____________________
Telephone:  314-558-7784
Facsimile:  314-725-6388
Email: Mark.Weitekamp@associatedbank.com

The PrivateBank and Trust Company, as a
Lender

By: /s/Trevor D. Gibson
____________________________________
Trevor D. Gibson
Associate Managing Director

Notices:

1401 S. Brentwood Blvd.
2nd Floor
St. Louis, MO
63144
Telephone:  314-301-2258
Facsimile:  314-301-2291
Email: tgibson@theprivatebank.com

ANNEX A

LENDERS AND APPLICABLE PERCENTAGES

Lender	Revolving Commitment Amount		Pro Rata Share*/
Bank of America, N.A.	$40,000,000.00	**	38.095238095%
Fifth Third Bank	$25,000,000.00		23.809523810%
Associated Bank, N.A.	$20,000,000.00		19.047619048%
The PrivateBank and Trust Company	$20,000,000.00		19.047619048%
TOTALS	$105,000,000.00		100.000000000%

**/           Revolving Commitment Amount reduces as set forth in the Credit Agreement.  Includes Swing Line Commitment Amount of $5,000,000.

ANNEX B

ADDRESSES FOR NOTICES

The Company

CPI Corp.
1706 Washington Avenue,
St. Louis, MO 63103
Attention:  Mr. Dale E. Heins, Treasurer
Telephone:  (314) 231-1575 ext. 4104
Facsimile:  (314) 613-6750
Email: dheins@cpicorp.com

With a copy to:

CPI Corp.
1706 Washington Avenue,
St. Louis, MO 63103
Attention:  Ms. Jane Nelson, General Counsel
Telephone:  (314) 231-1575 ext. 3323
Facsimile:  (314) 231-4233
Email: jnelson@cpicorp.com

Bank of America, N.A.,

For payments and requests for Loans, including Swing Line Loans:

Sue Pfohl
Bank of America
Mail Code: CA4-702-02-25
Building B
2001 Clayton Rd
Concord, CA 94520-2405
Telephone:  (925) 675-8783
Facsimile:  (888) 969-9267
Email: sue.pfohl@baml.com

For Letters of Credit/ Letter of Credit Issuer:

Tai Lu
Bank of America
Mail Code: CA9-705-07-05
1000 West Temple Street
Los Angeles CA 90012-1514
Telephone:  (213) 481-7840
Facsimile:  (213) 457-8841
Voice Mail Address:  (213) 481-7840
Email: tai_anh.lu@baml.com

For other notices to Administrative Agent:

Renee’ Marion
Bank of America
Mail Code: IL1-231-10-41
231 South LaSalle Street
Chicago, IL 60604
Telephone:  (312) 828-3972
Facsimile:  (877) 206-8433
Email: renee.marion@baml.com

With a copy to:

Lewis, Rice & Fingersh, L.C.
600 Washington Avenue, Suite 2500
St. Louis, MO 63101
Attention: Steven C. Drapekin
Telephone:  (314) 444-7692
Facsimile:  (314) 612-7692
Email: sdrapekin@lewisrice.com

ii

EXHIBIT A

FORM OF NOTE

_______,_______
$__________________ St. Louis, Missouri

The undersigned, for value received, promises to pay to the order of ______________ (the “Lender”) at the principal office of Bank of America, N.A. (the “Administrative Agent”) in St. Louis, Missouri the aggregate unpaid amount of all Loans made to the undersigned by the Lender pursuant to the Credit Agreement referred to below (as shown on the schedule attached hereto (and any continuation thereof) or in the records of the Lender), such principal amount to be payable on the dates set forth in the Credit Agreement.

The undersigned further promises to pay interest on the unpaid principal amount of each Loan from the date of such Loan until such Loan is paid in full, payable at the rate(s) and at the time(s) set forth in the Credit Agreement.  Payments of both principal and interest are to be made in lawful money of the United States of America.

This Note evidences indebtedness incurred under, and is subject to the terms and provisions of, the Credit Agreement, dated as of August 30, 2010 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; terms not otherwise defined herein are used herein as defined in the Credit Agreement), among the undersigned, certain financial institutions (including the Lender) and the Administrative Agent, to which Credit Agreement reference is hereby made for a statement of the terms and provisions under which this Note may or must be paid prior to its due date or its due date accelerated.

This Note is made under and governed by the laws of the State of Missouri applicable to contracts made and to be performed entirely within such State.

CPI CORP.

By:/s/
_____________________________________
Title:

A-1

EXHIBIT B

FORM OF COMPLIANCE CERTIFICATE
To:           Bank of America, N.A., as Administrative Agent

Please refer to the Credit Agreement dated as of August 30, 2010 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among CPI Corp. (the “Company”), various financial institutions and Bank of America, N.A., as Administrative Agent.  Terms used but not otherwise defined herein are used herein as defined in the Credit Agreement.

I.           Reports.  Enclosed herewith is a copy of the [annual audited/quarterly] report of the Company as at _____________, ____ (the “Computation Date”), which report fairly presents in all material respects the financial condition and results of operations [(subject to the absence of footnotes and to normal year-end adjustments)] of the Company as of the Computation Date and has been prepared in accordance with GAAP consistently applied.

II.           Underlying Calculations.  Enclosed herewith is a copy of the spreadsheets and other calculations used to calculate the financial tests below.

III.           Financial Tests.  The Company hereby certifies and warrants to Administrative Agent, Issuing Lender and each Lender that the following is a true and correct computation as at the Computation Date of the following ratios and/or financial restrictions contained in the Credit Agreement and each of the enclosed are true and correct as at the Computation Date:

A.           EBITDA

1.           Consolidated Net Income                                                         $________

2.           Plus:
(A) Interest Expense                                                                 $________
(B) income tax expense                                                            $________
(C) depreciation and amortization                                          $________
(D) non-cash charges (unless otherwise
approved by the Administrative Agent)
for all periods thereafter while this
Agreement is in existence, not exceeding
a cumulative aggregate of $3,000,000
in the aggregate                                                                        $________
(E) non-cash charges relating to any
share-based compensation awards,
to the extent such non-cash charges
were expensed during such period in
accordance with Accounting Standards
Codification Topic 718
“Compensation-Stock Compensation”                                 $________

(F) costs and expenses incurred in
connection with the transactions
contemplated by the Credit Agreement and
the other Loan Documents and any related
fee letters                                                                                   $________
(G) other adjustments acceptable
to the Administrative Agent                                                   $________

3.           Total--Items No 1 plus 2 (EBITDA)                                        $________

4.           All cash and noncash components of EBITDA:  See Attached

B.           Section 11.16.1 - Maximum Total Funded Debt to EBITDA Ratio

1.           Total Funded Debt                                                                    $________

2.           EBITDA                                                                                      $________
(from Item A(3) above)

3.           Ratio of (1) to (2)                                                                        ____ to 1.00

4.           Maximum allowed                                                                         2.50 to 1.00

C.           Section 11.16.2 - Interest Coverage Ratio

1.           EBITDA                                                                                      $________
(from Item A(3) above)

2.           Cash Interest Expense                                                              $________

3.           Ratio of (1) to (2)                                                                        ____ to 1.00

4.           Minimum allowed                                                                 3.00 to 1.00

D.           Location Closings and Openings -- Section 10.1.9

See Attached

E.           Store Contribution -- Section 13.1.13

1.         Store Contribution of Closed Locations                                  $________

2.           Store Contribution of Open Locations                                  $________

3.           Ratio of (1) to (2) as a percentage                                                    ____%

4.           Maximum allowed                                                                                     10%

The Company further certifies Administrative Agent and the Lenders that no Event of Default or Unmatured Event of Default has occurred and is continuing.  The Company has caused this Certificate to be executed and delivered by its duly authorized officer on _________________, ____.

CPI CORP.

By:/s/
_________________________________
Title:

Attachments (must include at least the following):
(i)            Detail of all cash and noncash components of EBITDA
(ii)           Location Closing and Openings

EXHIBIT C

FORM OF
ASSIGNMENT AND ASSUMPTION AGREEMENT

Date:_________________

To:           CPI Corp.
and
Bank of America, N.A., as Administrative Agent

Re:           Assignment under the Credit Agreement referred to below

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each]1.  Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]2.  Assignee identified in item 2 below ([the][each, an] “Assignee”).  [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]3 hereunder are several and not joint.]4  Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by [the][each] Assignee.  The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below (including without limitation any letters of credit, guarantees, and Swing Line Loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with _______________________
1For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language.  If the assignment is from multiple Assignors, choose the second bracketed language.
2For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language.  If the assignment is to multiple Assignees, choose the second bracketed language.
3Select as appropriate.
4Include bracketed language if there are either multiple Assignors or multiple Assignees.

the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”).  Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

1.            Assignor[s]:                                ______________________________
______________________________

2.            Assignee[s]:                                ______________________________
______________________________

[for each Assignee, indicate [Affiliate][Approved Fund] of [identify Lender]

3.            Company(s):                                ______________________________

4.	Administrative Agent:	_____________________________, as the administrative agent under the Credit Agreement

5.	Credit Agreement:	The Credit Agreement dated as of August __, 2010 among CPI Corp., the Lenders parties thereto, and Bank of America, N.A., as Administrative Agent

6.	Assigned Interest[s]:

Assignor[s]5	Assignee[s]6	Facility Assigned7	Aggregate Amount of Commitment/ Loans for all Lenders8	Amount of Commitment/ Loans Assigned8	Percentage Assigned of Commitment/ Loans9
			$	$	$
			$	$	$
			$	$	$
______________________

5List each Assignee, as appropriate.
6Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g. “Revolving Credit Commitment,”)
7Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
8Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.
9To be completed if the Assignor(s) and the Assignee(s) intend that the minimum assignment amount is to be determined as of the Trade Date. To be carried out  nine decimal places

[7.           Trade Date:                                ______________]10

Effective Date:  _____________ ___, 20___ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR[S]11

[NAME OF ASSIGNOR]

By:
Title:

[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE[S]12

[NAME OF ASSIGNEE]

By:
Title:

[NAME OF ASSIGNEE]

By:
Title:
[Consented to and]13 Accepted:

______________________

10To be completed if the Assignor(s) and the Assignee(s) intend that the minimum assignment amount is to be determined as of the Trade Date.

11Add additional signature blocks as needed.

12Add additional signature blocks as needed.

13To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.

Bank of America, N.A., as Administrative Agent

By:
Title:

[Consented to:]14

[NAME OF RELEVANT PARTY]

By:
Title:

______________________

14To be added only if the consent of the Company and/or other parties (e.g. Swing Line Lender, Issuing Lender) is required by the terms of the Credit Agreement.

STANDARD TERMS AND CONDITIONS

FOR ASSIGNMENT AND ASSUMPTION AGREEMENT

Credit Agreement dated as of August 30, 2010
among CPI Corp., the Lenders parties thereto,
and Bank of America, N.A., as Administrative Agent

1.           Representations and Warranties.

1.1           Assignor[s].  [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Company, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Company, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2.           Assignee[s].  [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 15.6.1(b) of the Credit Agreement (subject to such consents, if any, as may be required under Section 15.6.1(b) of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 10.1 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, and (vii) if it is a Foreign Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2.           Payments.  From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date.  At Administrative Agent’s option, from and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignee whether such amounts have accrued prior to, on or after the Effective Date, or the Assignor[s] and the Assignee[s] shall make all appropriate adjustments in payments by the Administrative Agent for periods prior to the Effective Date or with respect to the making of this assignment directly between themselves.

3.           General Provisions.  This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.  This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument.  Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption.  This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of Missouri.

EXHIBIT D

FORM OF NOTICE OF BORROWING

To:           Bank of America, N.A., as Administrative Agent

Please refer to the Credit Agreement dated as of August 30, 2010 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among CPI Corp. (the “Company”), various financial institutions and Bank of America, N.A., as Administrative Agent.  Terms used but not otherwise defined herein are used herein as defined in the Credit Agreement.

The undersigned hereby gives irrevocable notice, pursuant to Section 2.2.2 of the Credit Agreement, of a request hereby for a borrowing as follows:

(i)           The requested borrowing date for the proposed borrowing (which is a Business Day) is ______________, ____.

(ii)           The aggregate amount of the proposed borrowing is $______________.

(iii)           The type of [Revolving Loans] comprising the proposed borrowing are [Base Rate] [LIBOR] Loans.

(iv)           The duration of the Interest Period for each LIBOR Loan made as part of the proposed borrowing, if applicable, is ___________ months (which shall be 1, 2, 3 or 6 months).

The undersigned hereby certifies that on the date hereof and on the date of borrowing set forth above, and immediately after giving effect to the borrowing requested hereby:  (i) there exists and there shall exist no Unmatured Event of Default or Event of Default under the Credit Agreement; and (ii) each of the representations and warranties contained in the Credit Agreement and the other Loan Documents is true and correct as of the date hereof, except to the extent that such representation or warranty expressly relates to another date and except for changes therein expressly permitted or expressly contemplated by the Credit Agreement.

The undersigned hereby represents and warrants that all of the conditions contained in Section 12.2 of the Credit Agreement have been satisfied on and as of the date hereof, and will continue to be satisfied on and as of the date of the advance requested hereby, before and after giving effect thereto.

The Company has caused this Notice of Borrowing to be executed and delivered by its officer thereunto duly authorized on ___________, ______.

CPI CORP.

By:/s/
____________________________________
Title:

D-1

EXHIBIT E

FORM OF NOTICE OF CONVERSION/CONTINUATION

To:           Bank of America, N.A., as Administrative Agent

Please refer to the Credit Agreement dated as of August 30, 2010 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among CPI Corp. (the “Company”), various financial institutions and Bank of America, N.A., as Administrative Agent.  Terms used but not otherwise defined herein are used herein as defined in the Credit Agreement.

The undersigned hereby gives irrevocable notice, pursuant to Section 2.2.3 of the Credit Agreement, of its request to:

(a)           on [____date____] convert $[________]of the aggregate outstanding principal amount of the [_______] Loan, bearing interest at the [________] Rate, into a(n) [________] Loan [and, in the case of a LIBOR Loan, having an Interest Period of [_____] month(s)];

[(b)           on [____date____] continue $[________]of the aggregate outstanding principal amount of the [_______] Loan, bearing interest at the LIBOR Rate, as a LIBOR Loan having an Interest Period of [_____] month(s)].

The undersigned hereby represents and warrants that all of the conditions contained in Section 12.2 of the Credit Agreement have been satisfied on and as of the date hereof, and will continue to be satisfied on and as of the date of the conversion/continuation requested hereby, before and after giving effect thereto.

The Company has caused this Notice of Conversion/Continuation to be executed and delivered by its officer thereunto duly authorized on ___________, ______.

CPI CORP.

By:/s/
_____________________________________
Title:

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EXHIBIT F

DOCUMENTS AND REQUIREMENTS LIST

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EXHIBIT G

EXISTING LETTERS OF CREDIT

Letter of Existing Credit Number	Dollar Amount of Existing Letter of Credit	Beneficiary of Existing Letter of Credit	Expiry of Existing Letter of Credit
3097052	$1,500,000.00	WAL-MART STORES, INC.	6/06/11
3097050	$120,000.00	ARROWOOD INDEMNITY COMPANY ON BEHALF OF ITSELF AND ITS AFFILIATED COMPANIES	6/06/11
3097049	$11,122,500.00	THE TRAVELERS INDEMNITY COMPANY	6/06/11
3097047	$305,000.00	LUMBERMENS MUTUAL CASUALTY COMPANY AND AMERICAN MOTORISTS INSURANCE COMPANY AND AMERICAN MANUFACTURERS MUTUAL INSURANCE COMPANY AND AMERICAN PROTECTION INSURANCE COMPANY	6/05/11
3097046	$230,000.00	MUTUAL INDEMNITY LTD.	6/05/11
3097045	$888,399.00	RELIANCE INSURANCE COMPANY	6/06/11
3096945	$200,000.00	SAFETY NATIONAL CASUALTY CORPORATION	4/29/11
3096944	$355,000.00	KEMPER INSURANCE	5/06/11
3096943	$2,080,381.00	THE TRAVELERS INDEMNITY COMPANY	5/06/11

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